Exhibit 10.2

EXECUTION COPY

CONSTRUCTION AGREEMENT

for the

ALTERNATE ROUTE 42” SINGLE LINE OPTION CREOLE TRAIL PIPELINE - SEGMENT 3A PROJECT

by and between

CHENIERE CREOLE TRAIL PIPELINE, L.P.

as Owner

and

SHEEHAN PIPE LINE CONSTRUCTION COMPANY

as Contractor

Dated as of the 10th Day of January, 2007

i

ARTICLE 7	CONTRACT PRICE AND PAYMENTS TO CONTRACTOR	17
7.1	Contract Price and Estimated Contract Price	17
7.2	Interim Payments	17
7.3	Final Completion and Final Payment	18
7.4	Payments Not Acceptance of Work	18
7.5	Payments Withheld	18
7.6	Release of Retainage	19

ARTICLE 8	TITLE AND RISK OF LOSS	19
8.1	Title	19
8.2	Risk of Loss	19

ARTICLE 9	INSURANCE AND PAYMENT AND PERFORMANCE BONDS	19
9.1	Insurance	19
9.2	Payment and Performance Bonds	19

ARTICLE 10	DOCUMENTATION	19
10.1	Patents and Royalties	19
10.2	Owner Provided Documents	19

ARTICLE 11	MECHANICAL COMPLETION, SUBSTANTIAL COMPLETION, AND FINAL COMPLETION	20
11.1	Notice and Requirements for Mechanical Completion	20
11.2	Notice and Requirements for Substantial Completion	20
11.3	Punchlist	20
11.4	Notice and Requirements for Final Completion	21
11.5	Partial Occupancy and Use	21
11.6	Long-Term Obligations	21

ARTICLE 12	WARRANTY AND CORRECTION OF WORK	21
12.1	Warranty	21
12.2	Correction of Work Prior to Substantial Completion	22
12.3	Correction of Work After Substantial Completion	22
12.4	Assignability of Warranties	23

ARTICLE 13	GUARANTEE OF TIMELY COMPLETION	23
13.1	Guarantee of Timely Completion	23

ARTICLE 14	CONTRACTOR REPRESENTATIONS	23
14.1	Corporate Standing	23
14.2	No Violation of Law	23
14.3	Licenses	23
14.4	No Breach	23
14.5	Financial Solvency	23
14.6	No Conflicts of Interest	23

ARTICLE 15	DEFAULT, TERMINATION AND SUSPENSION	24
15.1	Default by Contractor	24
15.2	Termination for Convenience by Owner	25
15.3	Suspension of Work	25
15.4	Suspension by Contractor	26
15.5	Termination by Contractor	26

ARTICLE 16	INDEMNITIES	26
16.1	General Indemnification	26
16.2	Lien Indemnification	27
16.3	Attorneys’ Fees	27
16.4	Enforceability	27

ARTICLE 17	DISPUTE RESOLUTION	28
17.1	Negotiation	28
17.2	Arbitration	28
17.3	Continued Performance	29

ARTICLE 18	CONFIDENTIALITY	29
18.1	Contractor’s Obligations	29
18.2	Exceptions	29
18.3	Equitable Relief	29
18.4	Term	29
18.5	Disclosure and Filings	29

ARTICLE 19	WAIVER OF CONSEQUENTIAL DAMAGES	29
19.1	Waiver of Consequential Damages	29

ARTICLE 20	MISCELLANEOUS PROVISIONS	30
20.1	Entire Agreement	30
20.2	Amendments	30
20.3	Interpretation	30
20.4	Notice	30
20.5	Severability	31
20.6	Assignment	31
20.7	No Waiver	31
20.8	Governing Law	31
20.9	No Publicity	31
20.10	Counterparts	31
20.11	Survival	31

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENT A	Contract Documents

ATTACHMENT B	Key Personnel

ATTACHMENT C	Form of Notice to Proceed

ATTACHMENT D	Form of Change Order

SCHEDULE D-1	Change Order Form

SCHEDULE D-2	Unilateral Change Order Form

SCHEDULE D-3	Pricing for Change Orders

ATTACHMENT E	Project Schedule

ATTACHMENT F	Insurance Requirements

ATTACHMENT G	Form of Contractor’s Invoice

ATTACHMENT H	Form of Payment and Performance Bonds

SCHEDULE H-1	Form of Payment Bond

SCHEDULE H-2	Form of Performance Bond

ATTACHMENT I	Form of Lien and Claim Waivers

SCHEDULE I-1	Contractor’s Interim Lien and Claim Waiver

SCHEDULE I-2	Subcontractor’s Interim Lien and Claim Waiver

SCHEDULE I-3	Contractor’s Final Lien and Claim Waiver

SCHEDULE I-4	Subcontractor’s Final Lien and Claim Waiver

ATTACHMENT J	Pricing Schedule

ATTACHMENT K	Project Scope of Work

ATTACHMENT L	Contractor’s Clarifications

CONSTRUCTION AGREEMENT

THIS CONSTRUCTION AGREEMENT (this “Agreement”), dated as of the 10th Day of January, 2007 (the “Effective Date”), is entered into by and between Cheniere Creole Trail Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware (“Owner”), and Sheehan Pipe Line Construction Company, a general partnership organized under the laws of the State of Oklahoma (“Contractor” and, together with Owner, each a “Party” and together the “Parties”).

WHEREAS, Owner desires to enter into an agreement with Contractor to provide construction services for the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project (as more fully described below, the “Project”) to be located in Calcasieu Parish and Beauregard Parish, Louisiana (the “Site”) all as further described herein; and

WHEREAS, Contractor, itself or through its vendors, suppliers, and subcontractors, desires to provide the foregoing construction services;

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 In addition to other defined terms used throughout this Agreement, when used herein, the following capitalized terms have the meanings specified in this Section 1.1.

“AAA” has the meaning set forth in Section 17.2.

“AAA Rules” has the meaning set forth in Section 17.2

“Acceleration Schedule” has the meaning set forth in Section 5.5.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Agreement for the performance of the Work (including all Attachments and Schedules attached hereto), as it may be amended from time to time in accordance with this Agreement.

“Allocated Percentage” has the meaning set forth in Section 2 of Attachment J.

“Applicable Law” means all laws, statutes, ordinances, codes, regulations, certifications, orders, decrees, injunctions, licenses, Permits, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over all or any portion of the Site or the Project or performance of all or any portion of the Work, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Agreement, including (i) any and all Permits, and (ii) any Applicable Law related to (a) conservation, improvement, protection, pollution, contamination or remediation of the environment or (b) Hazardous Materials or any handling, storage, release or other disposition of Hazardous Materials.

“Base Lay Mobilization/Demobilization” has the meaning set forth in Section 2 of Attachment J.

“Books and Records” has the meaning set forth in Section 3.8.

“Business Day” means every Day other than a Saturday, a Sunday or a Day that is an official holiday for employees of the federal government of the United States of America.

“Change Order” means a written order issued by Owner to Contractor after the execution of this Agreement, in the form of Schedule D-2, or a written instrument signed by both Parties after the execution of this Agreement in the form of Schedule D-1, that authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement. Owner and Contractor are entitled to a Change Order in accordance with Article 6.

“Changed Criteria” has the meaning set forth in Section 6.1A.

“Claims” has the meaning set forth in Section 16.1A.

“Construction Equipment” means the equipment, machinery, structures, scaffolding, materials, tools, supplies and systems, purchased, owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work, but not intended for incorporation into the Project.

“Contract Documents” mean the documents that establish the rights and obligations of the parties engaged in the Work, which include this Agreement, Attachments and Schedules to this Agreement, other documents listed in this Agreement, Drawings, Specifications, and Change Orders. An enumeration of the Contract Documents appears in Attachment A in order of priority, with the Contract Document having the highest priority listed first. In the event of any variance or conflict between a provision in one Contract Document and a provision in another Contract Document, the Contract Document with the higher priority and the greater obligation shall control. In the event of a conflict within the same Contract Document, explanatory notes take precedence over graphic indications, larger scale drawings and details take precedence over smaller scale drawings, and figured dimensions take precedence over scaled dimensions.

“Contract Price” has the meaning set forth in Section 7.1.

“Contractor” has the meaning set forth in the preamble.

“Contractor Indemnified Parties” means Contractor and its directors, officers, agents, partners, Affiliates and employees. A “Contractor Indemnified Party” means any of the Contractor Indemnified Parties.

“Contractor Representative” means that Person or Persons designated by Contractor in a written notice to Owner and acceptable to Owner, who shall have complete authority to act on behalf of Contractor on all matters pertaining to this Agreement or the Work, including making changes in the Work. Contractor designates Rob Riess, President of Contractor, as the Contractor Representative who is a Key Person.

“Corrective Work” has the meaning set forth in Section 12.3.

“CPM Schedule” has the meaning set forth in Section 5.3A.

“Day” means a calendar day.

“Default” has the meaning set forth in Section 15.1A.

“Defect” or “Defective” has the meaning set forth in Section 12.1A.

“Defect Correction Period” means the period commencing upon Substantial Completion and ending eighteen months (18) months thereafter as may be extended pursuant to Section 12.3B.

“Dispute” has the meaning set forth in Section 17.1.

“Dispute Notice” has the meaning set forth in Section 17.1.

“Drawings” means the graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams which are prepared by Engineer.

“Effective Date” has the meaning set forth in the preamble.

“Engineer” means the design professional engaged by Owner to provide certain design, engineering and administrative services required in the agreement between them. Engineer will, to the extent specified in the agreement between Owner and Engineer, act for or on behalf of Owner with respect to Owner’s rights, remedies and obligations under this Agreement. Except as specifically provided in this Agreement, references to Engineer shall mean Owner’s Engineer for the Project which is Hatch Mott MacDonald, LLC.

“Equipment” means all equipment, materials, supplies and systems required for the completion of and incorporation into the Work, excluding only the Owner-Provided Equipment.

“Estimated Contract Price” is the value set forth in Section 4 of Attachment J.

“Final Completion” means that all Work and all other obligations under the Agreement for the Project (except for that Work and obligations that survive the termination or expiration of this Agreement), are fully and completely performed in accordance with the terms of this Agreement, including: (i) the successful achievement of Substantial Completion; (ii) the completion of all Punchlist items and delivery by Contractor to Owner of all Warranties relating to such Punchlist items; (iii) delivery by Contractor to Owner of a fully executed Final Lien and Claim Waiver in the form of Schedule I-3; (iv) delivery by Contractor to Owner of all documentation required to be delivered under this Agreement, including Owner’s Confidential Information; (v) removal from the Site of all of Contractor’s, Subcontractors’ and Sub-subcontractor’s personnel, supplies, waste, materials, rubbish, Hazardous Materials, Construction Equipment, and temporary facilities; (vi) delivery by Contractor to Owner of evidence acceptable to Owner that all Subcontractors and Sub-subcontractors have been fully and finally paid, including fully executed Final Lien and Claim Waivers from all Subcontractors in the form in Schedule I-4; (vii) if requested by Owner, fully executed Final Lien and Claim Waivers from Sub-subcontractors in a form substantially similar to the form in Schedule I-4; and (viii) performance by Contractor of all other obligations required under this Agreement for Final Completion.

“Final Lien and Claim Waiver” means the waiver and release provided to Owner by Contractor, Subcontractors and, if requested by Owner, Sub-subcontractors in accordance with the requirements of Section 7.3.

“Force Majeure” means catastrophic storms or floods, tornadoes, named tropical storms, hurricanes, earthquakes and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, commercial embargoes, epidemics, fires, explosions and actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party; provided that such act or event (i) delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and was not reasonably foreseeable, and (iii) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including the expenditure of any reasonable sum taking into account the Contract Price. For avoidance of doubt, Force Majeure shall not include any of the following (except to the extent otherwise caused by Force Majeure): (a) economic hardship, (b) changes in market conditions, (c) late delivery or failure of Equipment or Construction Equipment, (d) labor availability, strikes, or other similar labor actions, or (e) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, or seasons.

“Fixed Unit Price” has the meaning set forth in Section 1 of Attachment J.

“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, board or commission having jurisdiction over a Party or any portion of the Work, the Project or the Site.

“Guaranteed Final Completion Date” has the meaning set forth in Section 5.2C.

“Guaranteed Mechanical Completion Date” has the meaning set forth in Section 5.2A.

“Guaranteed Substantial Completion Date” has the meaning set forth in Section 5.2B.

“Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (a) “hazardous substances” as defined in 42 U.S.C. § 9601(14), (b) “chemicals” subject to regulation under Title III of the Superfunds Amendments and Reauthorization Act (“SARA”) of 1986, (c) natural gas liquids, liquefied natural gas or synthetic gas, (d) any petroleum, petroleum-based products or crude oil or any fraction, or (e) any other chemical, waste, material, pollutant, contaminant or any other substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality or which may be the subject of liability for damages, costs or remediation.

“Indemnified Party” means any Owner Indemnified Party or Contractor Indemnified Party, as the context requires.

“Indemnifying Party” means Owner or Contractor, as the context requires.

“Interim Lien and Claim Waiver” means the waiver and release provided to Owner by Contractor, Subcontractors and, if requested by Owner, Sub-subcontractors in accordance with the requirements of Section 7.2C.

“Invoice” means Contractor’s request for a payment pursuant to Section 7.1 for progress payments and pursuant to Section 7.3 for final payment, which invoices shall be in the form of Attachment G.

“Item” has the meaning set forth in Section 1 of Attachment J.

“Key Personnel” or “Key Persons” has the meaning set forth in Section 2.2.

“Lump Sum Amount” has the meaning set forth in Section 1 of Attachment J.

“Lump Sum Work” has the meaning set forth in Section 1 of Attachment J.

“Measured Quantity” is the actual quantity of each individual Item of Unit Price Work completed in accordance with the Contract Documents, as measured by Contractor and approved by Owner, in units of measure specified in the Schedule of Fixed Prices. Measured Quantities shall not include unused quantities or quantities for unauthorized or unapproved Work or for Work that is Defective.

“Mechanical Completion” means that all of the following has occurred in accordance with this Agreement: (i) Contractor has completed all construction, procurement, fabrication, assembly, erection, installation, inspection and non-destructive testing; (ii) Contractor has completed a gauging/caliper pig run, and made any required repairs; (iii) Contractor has completed hydrostatic testing to ensure that the Work was correctly constructed, procured, fabricated, assembled, erected, installed and tested, and is capable of being operated safely and reliably; (iv) Contractor has dewatered and dried the Work to a dewpoint of negative forty degrees Fahrenheit (-40ºF); (v) Contractor has delivered notice to Owner that all of the requirements under this Agreement for Mechanical Completion have occurred and the Work is ready for Natural Gas Operations; (vi) Owner has accepted such Contractor notice as set forth in Section 11.1; and (vii) Contractor has performed all other obligations required under the Contract Documents for Mechanical Completion.

“Natural Gas Operations” means that all of the following has occurred: (i) Owner has purged the Work of air, nitrogen or other inert gasses following construction by Contractor; (ii) Owner has filled the Work with natural gas and achieved operating pressure; and (iii) the Owner is capable of utilizing the Work in performance of its intended commercial operations.

“Notice to Proceed” or “NTP” has the meaning set forth in Section 5.1.

“Owner” has the meaning set forth in the preamble.

“Owner Indemnified Parties” means (i) Owner, its parent, Affiliates, (ii) landowners granting Owner rights-of-way or similar real property interests, and (iii) the respective co-owners, partners, joint venturers, members, directors, officers, agents, and employees of each Person specified in clauses (i) and (ii) above. An “Owner Indemnified Party” means any one of the Owner Indemnified Parties.

“Owner Representative” means that Person or Persons designated by Owner in a written notice to Contractor who shall have complete authority to act on behalf of Owner on all matters pertaining to the Work, including giving instructions and making changes in the Work. Owner designates Tarry Hutton as the Owner Representative. Notification of a change in Owner Representative shall be provided in advance, in writing, to Contractor.

“Owner’s Confidential Information” has the meaning set forth in Section 18.1.

“Owner-Provided Equipment” means the equipment and materials listed in Attachment K to be provided by Owner to Contractor. Such Owner-Provided Equipment will be assembled, erected and installed by Contractor.

“Party” or “Parties” means Owner and/or Contractor and their successors and permitted assigns.

“Permit” means any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Project, the Site or the Work.

“Person” means any individual or any company, joint venture, corporation, partnership, association, limited liability company, unincorporated organization or other entity having legal capacity, including the Parties, any Subcontractors and Sub-subcontractors, and their respective directors, officers, agents and employees.

“Progress Reports” has the meaning set forth in Section 3.11A.

“Project” has the meaning set forth in the Project Scope of Work described in Attachment K.

“Project Schedule” means the schedule of dates in which Contractor is required to achieve certain stages of completion of the Work, including the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, and Guaranteed Final Completion Date, as more particularly described in Section 5.2 and in Attachment E.

“Punchlist” means a list of those finishing items required to complete the Work, the completion of which shall not interrupt, disrupt or interfere with the safe and reliable operation or use of all or any part of the Project as more fully described in Section 11.3 of this Agreement.

“Recovery Schedule” has the meaning set forth in Section 5.4.

“Retainage” means an amount equal to five percent (5%) of each payment up to Final Completion, which shall be released in accordance with Section 7.6.

“Schedule of Fixed Prices” means the detailed schedule of Unit Price Work and Lump Sum Work set forth in Section 4 of Attachment J (as may be modified by Change Order) allocating the Estimated Contract Price among the various portions of the Work. The Schedule of Fixed Prices shall be used as a basis to determine the percent completion of the Lump Sum Work and the Fixed Unit Price for the purposes of calculating payments owed to Contractor.

“Site” has the meaning set forth in the preamble, as further defined in the Scope of Work, Attachment K.

“Specifications” means those documents consisting of the written requirements for Equipment standards and workmanship for the Work, assembly, erection and installation of the Owner-Provided Equipment, and performance of related services, which are prepared by Engineer.

“Subcontract” means an agreement by Contractor with a Subcontractor for the performance of any portion of the Work.

“Subcontractor” means any Person who has a direct contract with Contractor to manufacture or supply Equipment which is a portion of the Work, to lease Construction Equipment to Contractor in connection with the Work, to install Owner-Provided Equipment, to perform a portion of the Work or to otherwise furnish labor or Equipment.

“Substantial Completion” means the stage in the progress of the Work following Mechanical Completion, as certified by the Engineer and agreed to by Owner, when the Work is complete in accordance with the Contract Documents except for Work on the Punchlist in accordance with the requirements of this Agreement. Without limiting the generality of the foregoing, the Work shall not be considered Substantially Complete until all of the following have occurred: (i) Contractor and Owner have agreed upon a Punchlist of items as set forth in Section 11.3; (ii) any damages due and owing to Owner have been paid (directly or by offset at Owner’s sole discretion); (iii) the entire Work has been completed (including training, manuals and the delivery of all documentation required hereunder), except for Work on the Punchlist, in accordance with the requirements of this Agreement;

(iv) Contractor has obtained all Permits for the Work as required by the Contract Documents; (v) Contractor has delivered to Owner a fully executed Interim Lien and Claim Waiver in the form of Schedule I-1, fully executed Interim Lien and Claim Waivers from all Subcontractors in the form of Schedule I-2 and, if requested by Owner, fully executed Interim Lien and Claim Waivers from all Sub-subcontractors substantially in the form of Schedule I-2, covering all Work up to the date of Substantial Completion; (vi) Contractor has assigned to or provided Owner with all Warranties (other than those Warranties related to Punchlist items) to the extent Contractor is obligated to do so pursuant to the Contract Documents; (vii) Contractor has delivered notice to Owner that all of the requirements under this Agreement for Substantial Completion have occurred, and Owner has accepted such notice as set forth in Section 11.2; and (viii) Contractor has performed all other obligations required under the Contract Documents for Substantial Completion.

“Sub-subcontract” means any agreement by a Subcontractor with a Sub-subcontractor or by a Sub-subcontractor with another Sub-subcontractor for the performance of any portion of the Work.

“Sub-subcontractor” means any Person who has a direct or indirect contract with a Subcontractor or another Sub-subcontractor to manufacture or supply Equipment which comprises a portion of the Work, to lease Construction Equipment to Subcontractor or another Sub-subcontractor in connection with the Work, to install Owner-Provided Equipment, to perform a portion of the Work or to otherwise furnish labor or Equipment.

“Taxes” means any and all taxes, assessments, levies, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including value-added, sales and use taxes, gross receipts, license, payroll, federal, state, local or foreign income, environmental, profits, premium, franchise, property, excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto.

“Unit Price Work” has the meaning set forth in Section 1 of Attachment J.

“Warranty” or “Warranties” has the meaning set forth in Section 12.1A.

“Work” means all obligations, duties and responsibilities required of Contractor pursuant to this Agreement, including all construction, procurement, fabrication, erection, installation, manufacture, delivery, transportation and storage of Equipment and Construction Equipment assembly, erection and installation of Equipment and Owner-Provided Equipment delivery, transportation, storage, workmanship, labor, inspection and any other services, work or things furnished or used or required to be furnished or used, by Contractor in the performance of this Agreement, including that set forth in Section 3.1, Attachment K and any Corrective Work. The Work includes all Unit Price Work and Lump Sum Work.

1.2 The meanings specified in this Article 1 are applicable to both the singular and plural. As used in this Agreement, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to this Agreement taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof. Unless expressly stated otherwise, reference in this Agreement to an Article or Section shall be a reference to an Article or Section contained in this Agreement (and not in any Attachments or Schedules to this Agreement) and a reference in this Agreement to an Attachment or Schedule shall be a reference to an Attachment or Schedule attached to this Agreement.

ARTICLE 2

RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS

2.1 Status of Contractor. The relationship of Contractor to Owner shall be that of an independent contractor. Any provisions of this Agreement which may appear to give Owner or the Owner Representative the right to direct or control Contractor as to details of performing the Work, or to exercise any measure of control over the Work, shall be deemed to mean that Contractor shall follow the desires of Owner or the Owner Representative in the results of the Work only and not in the means by which the Work is to be accomplished, and Contractor shall have the complete right, obligation and authoritative control over the Work as to the manner, means or details as to how to perform the Work. Nothing herein shall be interpreted to create a master-servant or principal-agent relationship between Contractor, or any of its Subcontractors or Sub-subcontractors, and Owner.

2.2 Key Personnel. Attachment B sets forth a list of key personnel (“Key Personnel” or “Key Persons”) from Contractor’s organization who shall be assigned to the Work. Owner shall have the right, but not the obligation, at any time to request that Contractor replace any Key Person with another employee acceptable to Owner. In such event, Contractor shall replace such Key Person without additional expense to Owner. Key Personnel shall not be removed or reassigned without Owner’s prior written approval.

2.3 Subcontractors and Sub-subcontractors. Owner acknowledges and agrees that Contractor intends to have portions of the Work performed by Subcontractors pursuant to written Subcontracts between Contractor and such Subcontractors, and that such Subcontractors may have certain portions of the Work performed by Sub-subcontractors. All Subcontractors and Sub-subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work. All Subcontracts and Sub-subcontracts shall be consistent with the terms of this Agreement. NO SUBCONTRACTOR OR SUB-SUBCONTRACTOR IS INTENDED TO BE OR SHALL BE DEEMED A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT. Contractor shall be fully responsible to Owner for the acts and omissions of Subcontractors and Sub-subcontractors and of Persons employed by any of them, as Contractor is for the acts or omissions of Persons directly employed by Contractor. The work of any Subcontractor or Sub-subcontractor shall be subject to inspection by Owner and its representatives to the same extent as the Work of Contractor. All Subcontractors and Sub-subcontractors and their respective personnel are to be instructed by Contractor in the terms and requirements of Owner-approved safety and environmental protection policies and procedures. In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Contractor. In no event shall Contractor be entitled to any adjustment of the Estimated Contract Price or Project Schedule as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance.

2.4 Subcontracts and Sub-subcontracts.

A. Proposed Subcontractors and Sub-subcontractors. Contractor shall, within thirty (30) Days, prior to the selection of any Subcontractor, notify Owner in writing of the intended selection of such Subcontractor and inform Owner generally what portion of the Work such Subcontractor is performing. Owner shall have the discretion to accept or reject any proposed Subcontractor, and Contractor shall not enter into any Subcontract with a proposed Subcontractor that is rejected by Owner. Any failure of Owner to accept a proposed Subcontractor within twenty (20) Days shall be deemed to be a rejection of such Subcontractor.

B. Terms of Subcontracts and Sub-subcontracts. In addition to the requirements in Section 2.3 and without in any way relieving Contractor of its full responsibility to Owner for the acts and omissions of Subcontractors and Sub-subcontractors, each Subcontract and each Sub-subcontract shall contain all provisions required by the Contract Documents or necessary to enable Contractor to comply with the terms thereof, including that such Subcontract or Sub-subcontract may be assigned to Owner without the consent of the respective Subcontractor or Sub-subcontractor.

2.5 Contractor Investigations of the Site and Differing Site Conditions.

A. Contractor Investigations of the Site. Contractor represents that it has investigated, examined, inspected, and thoroughly familiarized itself with the Site and adjoining premises in connection with the Work to be performed, and that it has thoroughly informed itself as to any connected difficulties known to Contractor or that should have become known to Contractor pursuant to Contractor’s investigation. Contractor further represents that Owner has made no representation of any kind or nature with respect to the Site or adjoining premises which are not contained in this Agreement. Commencement of the Work or any portion thereof by Contractor shall be conclusive evidence that the Site is in proper condition for the Work. By entering this Agreement with Owner, Contractor further warrants and represents that it has taken into account all reasonably foreseeable climatic conditions, the availability and costs of labor, Equipment, and Construction Equipment, Owner’s scheduling requirements, and potential Project congestion or disruption caused by the work of others proceeding simultaneously with Contractor.

B. Differing Site Conditions. Contractor further agrees that it has made all investigations and inspections that it deems necessary to perform the Work in accordance with the Project Schedule, and understands the climate, terrain and other difficulties that it may encounter in performing the Work in accordance with the Project Schedule. Contractor warrants that it has the experience, resources, qualifications and capabilities at its disposal to perform the Work in accordance with the Project Schedule. Notwithstanding the foregoing, should concealed or unknown conditions be encountered below the surface of the ground or in existing structures which are at variance with information, if any, furnished by Owner in writing under the Contract Documents, or which are of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement, then the Estimated Contract Price, Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, and Guaranteed Final Completion Date may be adjusted by Change Order; provided, however, that a condition precedent to any such adjustment by Change Order shall be, in addition to any other requirement for Change Orders, that Contractor notify Owner of such concealed or unknown condition within twenty-four (24) hours of its discovery, and before the condition is further disturbed.

ARTICLE 3

CONTRACTOR’S RESPONSIBILITIES

3.1 Scope of Work. The Work shall include all Equipment, Construction Equipment, labor, workmanship, inspection, manufacture, fabrication, installation, delivery, transportation, storage, assembly, erection and installation of Owner-Provided Equipment and all other items or tasks that are set forth in the Contract Documents to construct the Project. Contractor shall perform the Work in accordance with Applicable Law and all other terms and provisions of the Contract Documents. It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as required and necessary to complete the Project in accordance with the Contract Documents.

3.2 Specific Obligations. Without limiting the generality of Section 3.1 or the requirements of any other provision of this Agreement, Contractor shall:

A. procure, supply, transport, handle, properly store, assemble, erect and install all Equipment;

B. receive and unload Owner-Provided Equipment at the Site or other off-Site locations designated by Owner, store such Owner-Provided Equipment at the Site or such off-Site location, transport (if applicable) such Owner-Provided Equipment from such off-Site location to the Site, and assemble, erect and install the Owner-Provided Equipment in accordance with this Agreement, including as required under Attachment K;

C. negotiate all guarantees, warranties, delivery schedules and performance requirements with all Subcontractors so that all Subcontracts are consistent with this Agreement, as set forth in Sections 2.3 and 2.4;

D. pay Subcontractors in a timely fashion in accordance with the respective Subcontracts;

E. ensure that the Work is performed in accordance with the Project Schedule;

F. obtain all Permits required to perform the Work as detailed in accordance with the Specifications;

G. replace any Subcontractor(s) who fails to perform its Subcontract obligations; and

H. obtain and manage all utilities as required by this Agreement, including those required by Section 3.9.

3.3 Contractor’s Tools and Construction Equipment. Contractor shall furnish all Construction Equipment necessary and appropriate for the timely and safe completion of the Work in strict compliance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Contractor shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all Construction Equipment owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in performing the Work. Contractor shall require all insurance policies (including policies of Contractor and all Subcontractors and Sub-subcontractors) in any way relating to such Construction Equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against the Owner Indemnified Parties.

3.4 Employment of Personnel.

A. Contractor shall not employ, or permit any Subcontractor or Sub-subcontractor to employ, in connection with its performance under this Agreement anyone not skilled or qualified or otherwise unfit to perform the work assigned to such Person. Contractor agrees to promptly remove (or to require any

Subcontractor or Sub-subcontractor to remove) from its services in connection with the Work any Person who does not meet the foregoing requirements. NOTWITHSTANDING THE FOREGOING, OWNER SHALL HAVE NO LIABILITY AND CONTRACTOR AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, OF WHATSOEVER KIND OR NATURE, WHICH MAY ARISE OR RESULT FROM CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR TERMINATING THE EMPLOYMENT OF OR REMOVING FROM THE WORK ANY SUCH EMPLOYEE WHO FAILS TO MEET THE FOREGOING REQUIREMENTS FOLLOWING A REQUEST BY OWNER TO HAVE SUCH EMPLOYEE REMOVED FROM THE WORK. Contractor shall replace any such employee at its sole cost and expense.

B. Contractor and its Subcontractors and Sub-subcontractors and the personnel of any of them shall not bring onto the Site: (i) any firearm of whatsoever nature or any other object which in the sole judgment of Owner is determined to be a potential weapon, unless Applicable Law requires Owner to allow such items on the Site; (ii) alcoholic beverages of any nature; (iii) any substance that creates a hazard and not related to the Work; (iv) illegal or non-prescription drugs of any nature; or (v) any prescription drugs without a valid prescription. Contractor and its Subcontractors and Sub-subcontractors shall abide by and enforce the requirements of this Section 3.4B, and shall immediately remove from the Work and the Site, in accordance with Section 3.4A, any employee or agent of Contractor, Subcontractor or Sub-subcontractor who, in Owner’s sole judgment, has violated the requirements of this Section 3.4B.

3.5 Clean-up. Contractor shall, to Owner’s satisfaction, at all times keep the Site free from all waste materials or rubbish caused by the activities of Contractor or any of its Subcontractors or Sub-subcontractors. Without limitation of the foregoing, Contractor shall clean up all such waste materials or rubbish at Owner’s request with reasonable notice. As soon as practicable after the completion of all Punchlist items, Contractor shall with respect to such Work remove, at its own cost, all Construction Equipment and other items not constituting part of the Project and remove all waste material and rubbish from the Site and restore the Site in accordance with all Permits and this Agreement. In the event of Contractor’s failure to comply with any of the foregoing, Owner may accomplish the same; provided, however, that Contractor shall be liable for and pay to Owner (directly or by offset at Owner’s sole option) all costs associated with such removal and/or restoration.

3.6 Safety and Security. Contractor recognizes that safety and physical security are of paramount importance in the performance of the Work, and that Contractor is responsible for performing the Work in a safe and physically secure manner. Contractor agrees to provide or cause to be provided necessary training and safety Construction Equipment, including properly functioning personal protective equipment as appropriate and necessary for the performance of the Work, to its employees, Subcontractors and Sub-subcontractors and enforce the use of such training and safety Construction Equipment. Contractor also agrees to provide a Site safety representative who shall be on-Site at all times during performance of the Work. Contractor shall maintain all accident, injury and any other records required by Applicable Law and this Agreement. Contractor shall comply with all safety requirements imposed by Applicable Law for the safety of Persons or property and shall conduct all Services in a safe and responsible manner.

3.7 Emergencies. In the event of any emergency endangering life or property in any way relating to the Work, the Project or the Site, whether on the Site or otherwise, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage, or loss and shall, as soon as possible, report any such incidents, including Contractor’s response thereto, to Owner. If Contractor has not taken reasonable precautions for the safety of the public or the protection of the Work, and such failure creates an emergency requiring immediate action, then Owner may, but shall be under no obligation to, take reasonable action as required to address such emergency. The taking of any such action by Owner, or Owner’s failure to take any action, shall not limit Contractor’s liability.

3.8 Books, Records and Audits. Contractor shall keep full and detailed books, construction logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement, and in any way relating to this Agreement (“Books and Records”). Contractor shall maintain all such Books and Records in accordance with generally accepted accounting principles applicable in the United States, and shall retain all such Books and Records for a minimum period of three (3) years after Final Completion of the Project, or such greater period of time as may be required under Applicable Law. Upon reasonable notice, Owner and any of its representatives shall have the right to audit or to have audited Contractor’s Books and Records with respect to: (i) any documents relating to safety, security, quality or Permits, and (ii) any amounts billed under unilateral Change Orders executed in accordance with this Agreement; provided, however, such parties shall not have the right to audit or have audited Contractor’s Books and Records in connection with the internal composition of any compensation that is fixed in amount hereunder, such as the composition of any fixed or unit pricing or the composition of any markups, fixed percentages or multipliers. When requested by Owner, Contractor shall provide the auditors with reasonable access to all such Books and Records, and Contractor’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder. The auditors shall have the right to copy all such Books and Records. Contractor shall bear at its own cost and expense all costs incurred by it in assisting Owner with audits performed pursuant to this Section 3.8. Contractor shall include audit provisions identical to this Section 3.8 in all Subcontracts. The restrictions in this Section 3.8 to the audit rights shall not control over any rights such parties have under Applicable Law in discovery in any arbitration arising out of Section 17.2 of this Agreement.

3.9 Temporary Utilities, Roads, Facilities and Storage. Contractor shall provide, maintain, and remove from the Site upon Final Completion of the Work, all temporary offices, structures for the use of its employees, sheds, and storage facilities, complete with all related utilities (i.e., electricity, water, communication, cable, telephone, waste and sewer). Contractor shall provide all temporary utilities necessary to perform and test the Work. Contractor shall construct and maintain temporary access and haul roads as may be necessary for the proper performance of the Work. Roads constructed on the Site shall be subject to Owner’s written approval. All Equipment and other items comprising part of the Work stored at a location other than on the Site shall be segregated from other goods, and shall be clearly marked as “Property of Cheniere Creole Trail Pipeline, L.P.” Contractor shall maintain storage areas for such Equipment and other items in an orderly condition.

3.10 Hazardous Materials. Contractor shall not, nor shall it permit or allow any Subcontractor or Sub-subcontractor to, bring any Hazardous Materials on the Site; provided, however, that Contractor, Subcontractor or any Sub-subcontractor may bring onto the Site such Hazardous Materials as are necessary to perform the Work so long as the same is done in compliance with Applicable Law and the Contract Documents, and Contractor shall remain responsible and strictly liable for all such Hazardous Materials. If Contractor or any Subcontractor or Sub-subcontractor encounter pre-existing Hazardous Materials at the Site, and Contractor or any Subcontractor or Sub-subcontractor knows or reasonably suspects that such material is Hazardous Material, Contractor and its Subcontractors and Sub-subcontractors shall immediately stop Work in the affected area and notify Owner and Engineer. If under such circumstances Contractor or any of its Subcontractors or Sub-subcontractors fail to stop Work and provide written notification to Owner and Engineer, Contractor shall be liable to Owner in accordance with Section 16.1D. Contractor shall, at its own expense, dispose of all non-hazardous wastes and Hazardous Materials generated during performance of the Work or brought on-Site by Contractor, Subcontractors or Sub-subcontractors at approved disposal facilities off-Site which are permitted to receive such wastes and Hazardous Materials.

3.11 Reports and Meetings.

A. Reports. Contractor shall provide Owner with one (1) hardcopy and one (1) electronic copy of progress reports and such other information as reasonably requested by Owner, including (i) safety incident reports within three (3) Business Days of the occurrence of any such incident, including “near miss” incidents wherein no individual was injured or property was damaged; provided, however, preliminary safety incident reports shall be provided within twenty-four (24) hours of such incident; and (ii) progress reports twice per month (“Progress Reports”), in a form acceptable to Owner reflecting the actual progress of the Work against the CPM Schedule, including information on the status of materials and Equipment which may be in the course of preparation or manufacture. Contractor shall submit the Progress Report with the Invoice for such period, and the Progress Report shall cover activities up through the end of the previous period. Contractor shall provide Owner with the number of copies of such reports and shall arrange for the distribution thereof as Owner may reasonably request.

B. Meetings. As requested by Owner, Contractor shall meet with Owner, and secure the attendance of those personnel whose attendance may be requested by Owner. At a minimum, meetings shall be held twice per month to review the Progress Report for that period.

3.12 Title to Materials Found. As between Owner and Contractor, the title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of Contractor, any Subcontractor or Sub-subcontractor and the right to use said materials or dispose of same is hereby expressly reserved by Owner. Contractor may, at the sole discretion of Owner, be permitted, without charge, to use in the Work any such materials that comply with the requirements of this Agreement.

3.13 Cooperation with Others. Contractor acknowledges that Owner, other contractors and other subcontractors or other Persons may be working at the Site during the performance of this Agreement and the Work or use of certain facilities may be interfered with as a result of such concurrent activities. Contractor shall coordinate the Work with the work of Owner’s other contractors, if any, in such manner to ensure that no delay or interference in completion of any part or all of the Project. Contractor shall perform all cutting, fitting, patching, sleeving, grouting, and sealing of the Work that (i) may be required to fit the Work to the work of others, to receive the work of others, or to be received by the work of others, as shown in or reasonably implied by the Contract Documents, (ii) is required or reasonably implied by the Contract Documents to achieve consistency and compatibility with the design elements being penetrated, or (iii) is required or reasonably implied by Applicable Law.

3.14 Responsibility for Property. Contractor shall plan and conduct the performance of the Work so that neither Contractor nor any of its Subcontractors or Sub-subcontractors shall (i) enter upon lands (other than the Site) or waterbodies in their natural state unless authorized by Owner in writing; (ii) close or obstruct any utility installation, highway, waterway, harbor, road or other property unless and until Permits and Owner’s written permission therefore have been obtained; (iii) disrupt or otherwise interfere with the operation of any portion of any pipeline, telephone, conduit or electric transmission line, ditch, navigational aid, dock or structure unless and until otherwise specifically authorized by Owner in writing; (iv) damage any property in (ii) or (iii); and (v) damage or destroy maintained, cultivated or planted areas or vegetation (such as trees, plants, shrubs, shore protection, paving, or grass) on the Site or adjacent thereto which, as determined by Owner, do not interfere with the performance of this Agreement. The foregoing includes damage arising from performance of the Work through operation of Construction Equipment or stockpiling of materials. Contractor shall be fully responsible for all damages, losses, costs and expenses arising out of damage to the Site and shall promptly restore at its own cost and expense the Site to the condition it was in before such damage. Contractor and its Subcontractors and Sub-subcontractors shall coordinate and conduct the performance of the Work so as to not interfere with or disrupt the use and peaceful enjoyment of any adjacent property to the Site.

3.15 Used or Salvaged Materials. If, after Substantial Completion and prior to Final Completion, Contractor has any Equipment that it purchased for the Project but did not incorporate into the Project, and if Contractor does not desire to keep such Equipment for its own use, Owner has the option of either taking such Equipment at no cost to Owner or requiring that Contractor haul such Equipment off the Site at Contractor’s cost and expense; provided that if such Equipment was purchased pursuant to a unilateral Change Order in accordance with Section 6.1C or 6.2D, Owner shall have the right, at its option, to keep such Equipment for no additional cost or require that Contractor haul such Equipment off the Site at Contractor’s cost and expense.

3.16 Compliance with Real Property Interests. Contractor shall, in the performance of the Work, comply, and cause all Subcontractors to comply, with any easement, lease, right-of-way or other property interests that affect or govern the Site or any other real property used for the purposes of completing the Work, including any insurance or indemnification restrictions or obligations therein, to the extent such easement, lease, right-of-way or other property interests relate to the performance of the Work.

3.17 Layout. Contractor shall be responsible for its layout, and shall protect and preserve all installed engineering data, benchmarks, and other layout points. Contractor shall take all necessary precautions to ensure that such data are not damaged, destroyed, altered, or changed. Re-engineering or reinstallation, if required, shall be performed at Contractor’s sole cost and expense.

3.18 Substitutions. Contractor shall not make any substitutions for Equipment or manufacturers in the Drawings or Specifications without Owner’s prior written approval. All requests for substitutions shall be submitted in writing to Engineer and Owner. Such requests shall include supporting data and samples, if required to permit a fair evaluation of the quality, serviceability, warranty, and other pertinent aspects of the proposed substitute. Requests for substitutions shall also state the effect of the substitute on the cost and the Project Schedule. Substitutions will be considered only if Owner receives the advantage of lesser cost with no decrease in quality, an earlier Guaranteed Mechanical Completion Date, or both. Owner may accept or reject a proposed substitution in its sole discretion. If a substitution is approved by Owner in writing, Contractor shall assume all risks and costs for adjustment of all Work affected by the substitution and any delays occasioned by its use.

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1 Payment. Owner shall timely pay the Contract Price in accordance with the provisions of Article 7.

4.2 Access to the Site. Owner shall provide Contractor with reasonable access to the Site on which the Project is to be physically situated. Subject to Section 3.13, such access on the Site shall be sufficient to permit Contractor to progress with the Work without substantial interruption or interference.

4.3 Owner-Provided Equipment. Owner shall provide the Owner-Provided Equipment as set forth in Attachment K.

ARTICLE 5

COMMENCEMENT OF WORK, PROJECT SCHEDULE, AND SCHEDULING OBLIGATIONS

5.1 Commencement of Work. Contractor shall not commence performance of the Work until Owner issues the notice to proceed in the form attached hereto as Attachment C (“Notice to Proceed”) authorizing the same pursuant to the terms and conditions of this Agreement. Upon Contractor’s receipt from Owner of the NTP, Contractor shall immediately commence with the performance of the Work specified in such NTP. If Owner issues the NTP after July 31, 2007, then Contractor shall be entitled to a Day for Day extension to the Guaranteed Mechanical Completion Date for each Day of delay.

5.2 Project Schedule. Contractor shall perform the Work in accordance with the Project Schedule set forth in this Section 5.2 and in Attachment E.

A. Guaranteed Mechanical Completion Date. Contractor shall achieve Mechanical Completion of the Work no later than January 31, 2008 (“Guaranteed Mechanical Completion Date”). The Guaranteed Mechanical Completion Date shall only be adjusted by Change Order as provided under this Agreement.

B. Guaranteed Substantial Completion Date. Contractor shall achieve Substantial Completion of the Work no later than twenty-nine (29) Days after achieving Mechanical Completion (“Guaranteed Substantial Completion Date”). The Guaranteed Substantial Completion Date shall only be adjusted by Change Order as provided under this Agreement.

C. Guaranteed Final Completion Date. Contractor shall achieve Final Completion of the Work no later than thirty-one (31) Days after achieving Substantial Completion (“Guaranteed Final Completion Date”). The Guaranteed Final Completion Date shall only be adjusted by Change Order as provided under this Agreement.

5.3 CPM Schedule.

A. CPM Schedule Submission. On or prior to execution of this Agreement, Contractor shall prepare and submit to Owner for its review and written approval a detailed critical path method schedule for the Project (“CPM Schedule”). Owner may issue written comments, proposed changes and/or written approval or disapproval of such CPM Schedule. The CPM Schedule shall, at a minimum, (i) include separate activities for each portion of the Project, (ii) be fully integrated and shall be consistent with the Project Schedule, and (iii) show an uninterrupted critical path from the NTP through Substantial Completion and Final Completion of the Project. With respect to each activity in the CPM Schedule, the CPM Schedule shall show the activity number, activity description, early start and early finish dates, late start and late finish dates, duration, total float value, and responsible Contractor, Subcontractor or other parties. The CPM Schedule shall represent Contractor’s best judgment as to how it shall complete the Work in compliance with the Project Schedule, including the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, and the Guaranteed Final Completion Date. The CPM Schedule shall be submitted in hard copy and also in its native electronic format, provided on a computer diskette. Once the CPM Schedule and the required submittals have been reviewed and approved by Owner, such version of the CPM Schedule shall be the baseline CPM Schedule for the Work.

B. Progress Updates to CPM Schedule. After approval by Owner of the baseline CPM Schedule described in Section 5.3A, Contractor shall manage and update (no less frequently than once per week) the CPM Schedule. Each updated CPM Schedule shall meet the requirements of Section 5.3A, and in addition shall (i) at a minimum, be prepared with the same level of detail as the baseline CPM Schedule, (ii) reflect the Work as actually performed or as forecasted, and (iii) show any other information requested by Owner. Contractor shall submit to Owner current updates to the CPM Schedule on a periodic basis, which shall be submitted with each

Progress Report and Invoice. Contractor shall promptly correct any errors or inconsistencies in the updates to the CPM Schedule identified to Contractor by Owner and resubmit a corrected update for Owner’s review.

C. Approval of Baseline CPM Schedule and Updates to CPM Schedule. Owner’s review and approval, or lack of review or approval, of the baseline CPM Schedule and any updated CPM Schedule shall not relieve Contractor of any obligations for the performance of the Work, change the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or the Guaranteed Final Completion Date, nor shall it be construed to establish the reasonableness of the CPM Schedule.

5.4 Recovery and Recovery Schedule. If, at any time during the prosecution of the Work, (i) should the CPM Schedule or Progress Report show that any activity on the critical path of the CPM Schedule is delayed such that Substantial Completion or Final Completion of the Work will occur fourteen (14) or more Days after the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date, and (ii) Contractor or any of its Subcontractors or Sub-subcontractors are in Owner’s reasonable judgment responsible for such delay, Owner may, in addition to any other remedies that it may have under this Agreement, require that Contractor prepare, at Contractor’s cost, a schedule to explain and display how it intends to regain compliance with the CPM Schedule (“Recovery Schedule”). After the written notification by Owner of the requirement for a Recovery Schedule, Contractor shall:

A. Prepare the Recovery Schedule and submit it to Owner for its review within five (5) Days of such written notification. The Recovery Schedule shall represent Contractor’s best judgment as to how it shall regain compliance with the CPM Schedule.

B. Participate in a conference with Owner, and with any other Person, including Subcontractors and Sub-subcontractors, whom Owner designates to participate, to review and evaluate the Recovery Schedule. Any revisions to the Recovery Schedule as a result of this review shall be resubmitted for review by Owner.

C. Perform the Work in accordance with the Recovery Schedule. In preparing and executing the Recovery Schedule, Contractor shall take all steps necessary to regain compliance with the CPM Schedule, including establishing additional shifts, hiring additional manpower, paying or authorizing overtime, providing additional Construction Equipment, and resequencing activities.

Owner’s requirement, review and approval of the Recovery Schedule shall not relieve Contractor of any obligations for the performance of the Work, change any dates in the Project Schedule, or be construed to establish the reasonableness of the Recovery Schedule.

5.5 Acceleration and Acceleration Schedule. Even if the Work is otherwise in compliance with the CPM Schedule, Owner may, at any time, direct Contractor by unilateral or mutually agreed Change Order to accelerate the Work by, among other things, establishing additional shifts, paying or authorizing overtime, providing additional Construction Equipment or expediting Equipment. In the event of this directive, Owner’s sole liability shall be to pay Contractor any documented costs clearly and solely attributable to such acceleration. Such costs may include any shift differential, premium, or overtime payments to workers or field supervisors and other employees of Contractor dedicated to the Work on a full-time basis actually incurred over and above Contractor’s normal rates, and overtime charges for Construction Equipment. Any adjustment to the Estimated Contract Price or any other Changed Criteria that the Parties agree will be changed by Owner’s acceleration of the Work shall be implemented by Change Order. If Owner directs Contractor to accelerate the Work, Contractor shall immediately commence and diligently perform the acceleration of the Work, and shall prepare a schedule, for Owner’s review and approval, to explain and display how it intends to accelerate the Work and how that acceleration will affect the critical path of the CPM Schedule (the “Acceleration Schedule”). The Owner-approved Acceleration Schedule shall be the schedule which Contractor shall use in planning, organizing, directing, coordinating, performing, and executing that portion of the Work that is affected by such acceleration, with the CPM Schedule governing the performance of all other Work. Owner’s requirement, review and approval of the Acceleration Schedule shall not constitute an independent evaluation or determination by Owner of the workability, feasibility, or reasonableness of the Acceleration Schedule.

ARTICLE 6

CHANGES; FORCE MAJEURE; AND OWNER-CAUSED DELAY

6.1 Change Orders Requested by Owner. Owner shall be entitled to a Change Order upon request in accordance with this Section 6.1.

A. If Owner submits to Contractor in writing a duly signed proposed Change Order, Contractor must respond to Owner within five (5) Days with a written statement setting forth the effect, if any, which such proposed Change Order would have on the Estimated Contract Price, the Guaranteed Mechanical Completion Date, the Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date or any other obligation or potential liability of Contractor hereunder (collectively or individually, the “Changed Criteria”). The written statement shall include all information required by Section 6.5B.

B. If the Parties agree on such Changed Criteria of the proposed Change Order (or modify such Change Order so that the Parties agree on such Changed Criteria), the Parties shall execute such Change Order, which shall be in the form of Schedule D-1 and such Change Order shall become binding on the Parties, as part of this Agreement.

C. If the Parties cannot agree on such Changed Criteria of the proposed Change Order within ten (10) Business Days of Contractor’s receipt of Owner’s proposed Change Order, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately without the requirement of a written statement by Contractor as required under Section 6.1A, Owner may, by issuance of a unilateral Change Order in the form attached hereto as Schedule D-2, require Contractor to commence and perform the changed Work specified in the unilateral Change Order, at Owner’s option, either (i) on a time and materials basis using the rates set forth in Schedule D-3 or, if not therein, at rates not to exceed then-current market rates with the effect of such unilateral Change Order on the Changed Criteria (or if the Parties agree on the effect of such unilateral Change Order for some but not all of the Changed Criteria, the impact of each of the components of the Changed Criteria on which the Parties disagree) to be determined as soon as possible, or (ii) in accordance with the outcome of the Dispute resolution procedures set forth in Article 17; provided, however, that Contractor shall perform the Work as specified in such unilateral Change Order and Owner shall continue to pay Contractor in accordance with the terms of this Agreement and any previously agreed Change Orders pending resolution of the Dispute. When Owner and Contractor agree on the effect of such unilateral Change Order on all of the Changed Criteria, such agreement shall be recorded by execution by the Parties of a Change Order in the form attached hereto as Schedule D-1, which shall supersede the unilateral Change Order previously issued and relating to such changed Work. Contractor shall be considered to be in Default under Section 15.1 should it (i) fail to commence the performance of the changed Work or other obligations required in such unilateral Change Order within three (3) Business Days of receipt of such unilateral Change Order (or within such other time specified in such unilateral Change Order) or (ii) fail to diligently perform the changed Work or other obligations required in such unilateral Change Order.

6.2 Change Orders Requested by Contractor.

A. Contractor shall have the right to a Change Order in the event of any of the following occurrences:

1. Acts or omissions of Owner that constitute a material breach of this Agreement by Owner and materially and adversely affect Contractor’s actual cost (which costs shall be adequately documented and supported) of performance of the Work or ability to perform any material requirement under this Agreement and, with respect to delays (as that term is defined Section 6.9) caused by Owner or any Person acting on behalf or under the control of Owner, compensation and a time extension to the Project Schedule to the extent allowed under Section 6.8;

2. Force Majeure to the extent allowed under Section 6.7A;

3. Acceleration of the Work ordered by Owner pursuant to Section 5.5, provided that a Change Order has been issued;

4. To the extent expressly permitted under Section 12.2A; or

5. Suspension in Work ordered by Owner pursuant to Section 15.3.

B. Should Contractor desire to request a Change Order under this Section 6.2, Contractor shall, pursuant to Section 6.5, notify Owner in writing and issue to Owner, at Contractor’s expense, a request for a proposed Change Order, a detailed explanation of the proposed change and Contractor’s reasons for proposing the change, all documentation necessary to verify the effects of the change on the Changed Criteria, and all other information required by Section 6.5. Any adjustments to the Estimated Contract Price shall be requested on a unit price or lump sum basis and shall be derived from the rates set forth in Schedule D-3 to the extent applicable, or, if not therein, derived from rates not to exceed then-current market rates.

C. If Owner agrees that a Change Order is necessary and agrees with Contractor’s statement regarding the effect of the proposed Change Order on the Changed Criteria, then Owner shall issue such Change Order, which shall be in the form of Schedule D-1, and such Change Order shall become binding on the Parties as part of this Agreement upon execution thereof by the Parties.

D. If the Parties agree that Contractor is entitled to a Change Order but cannot agree on the effect of the proposed Change Order on the Changed Criteria within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order and all other required information, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately, the rights, obligations and procedures set forth in Section 6.1C are applicable.

E. If the Parties cannot agree upon whether Contractor is entitled to a Change Order within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order, then the dispute shall be resolved as provided in Article 17. Pending resolution of the dispute, Contractor shall continue to perform the Work required under this Agreement, and Owner shall continue to pay Contractor in accordance with the terms of this Agreement, any Change Orders and any previously agreed or unilateral Change Orders.

6.3 Estimated Contract Price Adjustment; Contractor Documentation. If a Change Order is executed on a time and materials basis pursuant to Section 6.1C or 6.2D, then the Estimated Contract Price shall be adjusted using rates set forth in Schedule D-3, or, if not therein, at rates not to exceed then-current market rates. Contractor shall use reasonable efforts to minimize such costs (consistent with the requirements of this Agreement).

6.4 Change Orders Act as Accord and Satisfaction. Change Orders agreed pursuant to Section 6.1B or 6.2C by the Parties, and unilateral Change Orders entered into pursuant to Section 6.1C or 6.2D on a time and materials basis and which the Parties have subsequently agreed upon the effect of such unilateral Change Order and executed a superseding and mutually agreed upon Change Order as provided in Section 6.1B or 6.2C shall constitute a full and final settlement and accord and satisfaction of all effects of the change as described in the Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Accordingly, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any other consequences arising out of, relating to, or resulting from such change reflected in such Change Order, whether the consequences result from such change reflected in such Change Order, including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work.

6.5 Timing Requirements for Notifications and Change Order Requests by Contractor. Should Contractor desire to seek an adjustment to the Estimated Contract Price, the Project Schedule, the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date, or any other modification to any other obligation of Contractor under this Agreement for any circumstance that Contractor has reason to believe may give rise to a right to request the issuance of a Change Order, Contractor shall, with respect to each such circumstance:

A. notify Owner in writing of the existence of such circumstance within seven (7) Days of the date that Contractor knew or reasonably should have known of the first occurrence or beginning of such circumstance, provided that if such circumstance is an emergency, notice shall be given immediately. In such notice, Contractor shall state in detail all known and presumed facts upon which its claim is based, including the character, duration and extent of such circumstance, the date Contractor first knew of such circumstance, any activities impacted by such circumstance, the cost and time consequences of such circumstance and any other details or information that are expressly required under this Agreement. Contractor shall only be required to comply with the notice requirements of this Section 6.5A once for continuing circumstances, provided the notice expressly states that the circumstance is continuing and includes Contractor’s best estimate of the time and cost consequences of such circumstance; and

B. submit to Owner a request for a proposed Change Order as soon as reasonably practicable after giving Owner written notice but in no event later than seven (7) Days after the completion of each such circumstance, together with a written statement (i) detailing why Contractor believes that a Change Order should be issued, plus all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order and all other information and details expressly required under this Agreement; and (ii) setting forth the effect, if any, which such proposed Change Order would have for the Work on any of the Changed Criteria.

The Parties acknowledge that Owner will be prejudiced if Contractor fails to provide the notices and proposed Change Orders as required under this Section 6.5, and agree that such requirements are an express condition precedent necessary to any right for an adjustment in the Estimated Contract Price, the Project Schedule, the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date, any Work, or any other modification to any other obligation of Contractor under this Agreement. Verbal notice, shortness of time, or Owner’s actual knowledge of a particular circumstance shall not waive, satisfy, discharge or otherwise excuse Contractor’s strict compliance with this Section 6.5.

6.6 Adjustment Only Through Change Order. No change in the requirements of this Agreement, whether an addition to, deletion from, suspension of or modification to this Agreement, including any Work, shall be the basis for an adjustment for any change in the Estimated Contract Price, the Project Schedule (including the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date), any Work or any other obligations of Contractor or right of Owner under this Agreement unless and until such addition, deletion, suspension or modification has been authorized by a Change Order executed and issued in accordance with and in strict compliance with the requirements of this Article 6. Contractor shall not perform any change in the Work unless and until such change is authorized pursuant to this Article 6, and should Contractor perform or claim to perform any changes in the Work prior to authorization by Change Order, all such costs and expenses incurred by Contractor shall be for Contractor’s account. No course of conduct or dealings between the Parties, nor express or implied acceptance of additions, deletions, suspensions or modifications to this Agreement, including any Work, and no claim that Owner has been unjustly enriched by any such addition, deletion, suspension or modification to this Agreement, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim for an adjustment in the Estimated Contract Price, the Project Schedule (including the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date), any Work or any other obligations of Contractor under this Agreement.

6.7 Force Majeure.

A. Contractor Relief. If the commencement, prosecution or completion of any Work is delayed by Force Majeure, then Contractor shall be entitled to an extension to the Guaranteed Mechanical Completion Date if such delay affects the performance of any Work that is on the critical path of the CPM Schedule and causes Contractor to complete the Work beyond the Guaranteed Mechanical Completion Date, but only if Contractor is unable to proceed with other portions of the Work so as not to cause a delay in the Guaranteed Mechanical Completion Date, and Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements in Section 6.10. The Parties agree that Contractor’s sole remedy for such delay shall be an adjustment to the Guaranteed Mechanical Completion Date pursuant to a Change Order. Any adjustment to the Project Schedule shall be recorded in a Change Order.

B. Owner Relief. Subject to Section 6.7C, Owner’s obligations under this Agreement shall be suspended to the extent that performance of such obligations is delayed by Force Majeure.

C. Payment Obligations. No obligation of a Party to pay moneys under or pursuant to this Agreement shall be excused by reason of Force Majeure.

6.8 Delay Caused by Owner or Changes in the Work. Should Owner or any Person acting on behalf of or under the control of Owner delay the commencement, prosecution or completion of any Work, and if such delay is not in any way attributable to Contractor or its Subcontractors or Sub-subcontractors but is caused by Owner’s material breach of an express obligation of Owner under this Agreement or is caused by Owner’s ordering a change in the Work (provided that a Change Order has been issued in accordance with Section 6.1), then Contractor shall be entitled to an adjustment in the Estimated Contract Price and an extension to the Guaranteed Mechanical Completion Date if (i) such delay affects the performance of any Work that is on the critical path of the CPM Schedule, (ii) such delay causes Contractor to complete the Work beyond the Guaranteed Mechanical Completion Date, (iii) Contractor is unable to proceed with other portions of the Work so as not to cause a delay in the Guaranteed Mechanical Completion Date and (iv) Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements of Section 6.10. Any adjustment to the Estimated Contract Price shall be for reasonable, additional direct costs incurred by Contractor for such delay meeting the requirements of this Section 6.8, and any adjustments to the Estimated Contract Price or the Guaranteed Mechanical Completion Date shall be recorded in a Change Order. The Parties agree that if they execute a Change Order with respect to any change in the Work described in this Section 6.8, any delay arising out of such change in the Work and meeting the requirements of this Section 6.8 shall be included in the Change Order incorporating such change in the Work.

6.9 Delay. For the purposes of Sections 6.2A.1, 6.6 and 6.8, the term “delay” shall include hindrances, disruptions or obstructions, or any other similar term in the industry and the resulting impact from such hindrances, disruptions or obstructions, including inefficiency, impact, ripple or lost production.

6.10 Contractor Obligation to Mitigate Delay. With respect to Sections 6.6 and 6.8, in no event shall Contractor be entitled to any adjustment to the Project Schedule or adjustment to the Estimated Contract Price for that portion of delay to the extent Contractor could have taken, but failed to take, reasonable actions to mitigate such delay.

ARTICLE 7

CONTRACT PRICE AND PAYMENTS TO CONTRACTOR

7.1 Contract Price and Estimated Contract Price. As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement with respect to the Work, Owner shall pay and Contractor shall accept the sum of (i) the product of the Fixed Unit Prices multiplied by the Measured Quantities for all Unit Price Work performed in accordance with this Agreement, plus (ii) the sum of the Lump Sum Amounts for all Lump Sum Work performed in accordance with this Agreement (the “Contract Price”). Contractor shall not bill Owner for any costs relating to any portion of the Work in excess of the Estimated Contract Price specified in Attachment J without obtaining Owner’s written approval prior to incurring such costs. The Estimated Contract Price, Fixed Unit Prices, and the Lump Sum Amounts are subject to adjustment only by Change Order as provided in Article 6. The Estimated Contract Price includes all Taxes, costs, charges, and expenses of whatever nature applicable to the Work.

7.2 Interim Payments.

A. Invoices. Each week, Contractor shall submit to Owner and Engineer an Invoice for all Work completed during the prior week, if any, which Invoice shall be in the amount equal to the payment due for such completed Work, less Retainage as set forth in Section 7.2B. Such Invoice shall also include amounts properly due and owing for Work performed during the prior week and pursuant to a unilateral Change Order issued pursuant to Section 6.1C or 6.2D, less Retainage. All Invoices shall be in the form of Attachment G, and shall include all documentation supporting its request for payment as required under this Agreement. Contractor shall provide documentation such as invoices and receipts supporting all amounts billed for unilateral Change Orders issued pursuant to Section 6.1C or 6.2D. Each payment shall be subject to Owner’s right to withhold payments under this Agreement, including Sections 7.5 and 13.1. Payments shall be made in U.S. Dollars to an account designated by Contractor.

B. Payments. Each Invoice shall be based upon the Schedule of Fixed Prices in Attachment J, and each Invoice shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Invoice. Subject to other provisions of this Agreement, the amount stated in each Invoice shall be computed as follows:

1. for Unit Price Work, except Base Lay Mobilization/Demobilization, multiply the Fixed Unit Price by the Measured Quantity; provided that for Work that constitutes a portion of Item A1 in Attachment J, multiply the Fixed Unit Price of Item A1 by the Measured Quantity by the Allocated Percentage for that portion of the Work;

2. add, to the first three (3) Invoices only, for Base Lay Mobilization/Demobilization, one-third (1/3) of the estimated cost of Base Lay Mobilization/Demobilization, as calculated in accordance with Section 2.e of Attachment J;

3. add, for the Lump Sum Work, the product of the Lump Sum Amount for the applicable Item of Lump Sum Work multiplied by the percentage completion for such portion of the Lump Sum Work as of the end of the period covered by the Invoice;

4. subtract Retainage;

5. subtract the aggregate of previous progress payments made by Owner; and

6. subtract amounts, if any, for which Owner has the right to withhold under this Agreement.

C. Interim Lien and Claim Waivers. Each Invoice received by Owner prior to Final Completion of the Project shall be accompanied by (i) a fully executed Interim Lien and Claim Waiver from Contractor in the form of Schedule I-1 for all Work performed through the date for which payment is requested, (ii) fully executed Interim Lien and Claim Waivers from each Subcontractor in the form set forth in Schedule I-2 for all Work performed through the date for which payment is requested and (iii) if requested by Owner, fully executed Interim Lien and Claim Waivers from all Sub-subcontractors requested in substantially the form set forth in Schedule I-2 for all Work performed through the date for which payment is requested. Interim Lien and Claim Waivers, however, shall not be required from Subcontractors or Sub-subcontractors until they have performed Work, and Subcontractors and Sub-subcontractors shall be required to submit additional Interim Lien and Claim Waivers only if they have performed Work not covered by a previous Interim Lien and Claim Waiver. Submission of all Interim Lien and Claim Waivers is a condition precedent to payment of any Invoice.

D. Review and Approval. Each Invoice shall be reviewed by Engineer and Owner and, upon Engineer’s or Owner’s reasonable request, Contractor shall furnish such additional supporting documentation and certificates and provide such further information as may be reasonably requested. Unless disputed by Owner, each Invoice (less the Retainage and any withholdings allowed under this Agreement) shall be due and payable via wire transfer seven (7) days after such Invoice; provided that, the Invoice is submitted via electronic mail or via facsimile, and all documentation required under this Agreement, is received by Owner. If an Invoice is disputed by Owner, then payment shall be made for all undisputed amounts and the Dispute shall be resolved pursuant to Article 17. Payment on disputed amounts shall be made as soon as such dispute is resolved.

7.3 Final Completion and Final Payment. Upon Final Completion of the Project, Contractor shall, in addition to any other requirements in this Agreement for achieving Final Completion, including those requirements set forth in Section 1.1 for the definition of Final Completion, submit to Owner a fully executed final Invoice in the form attached hereto as Attachment G, along with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for Equipment, and any other indebtedness connected with the Work have been paid, (iii) fully executed Final Lien and Claim Waiver from Contractor in the form of Schedule I-3, (iv) fully executed Final Lien and Claim Waivers from each Subcontractor in the form set forth in Schedule I-4, and (v) if requested by Owner, fully executed Final Lien and Claim Waivers from each Sub-subcontractor in substantially the form set forth in Schedule I-4. No later than thirty (30) Days after receipt by Owner of such final Invoice and all requested documentation and achieving Final Completion, Owner shall, subject to its rights to withhold payment under this Agreement, pay Contractor the balance of the Contract Price, including all Retainage.

7.4 Payments Not Acceptance of Work. Owner shall not be obligated to make any payments hereunder or release any Retainage or payments withheld, at any time in which (i) a Contractor Default shall have occurred and is continuing, or (ii) an event has occurred which, with the passage of time, will constitute a Contractor Default. Owner may, upon prior written notice to Contractor, offset any amount due and payable from Contractor to Owner against any amount due and payable to Contractor hereunder. No payment made hereunder by Owner shall be considered as approval or acceptance of any Work by Owner or a waiver of any claim or right Owner may have hereunder. All payments shall be subject to correction or adjustment in subsequent payments.

7.5 Payments Withheld. In addition to Retainage and disputed amounts set forth in an Invoice, Owner may, in addition to any other rights under this Agreement, at law or in equity, withhold payment on an Invoice or a portion thereof, in an amount and to such extent as may be reasonably necessary to protect Owner from loss due to (i) Defective Work not remedied in accordance with this Agreement; (ii) any breach by Contractor of any term or provision of this Agreement; (iii) the assessment of any fines or penalties against Owner as a result of Contractor’s failure to comply with

Applicable Law; (iv) amounts paid by Owner to Contractor in a preceding month incorrectly or for which there was insufficient or inaccurate supporting information; (v) failure of Contractor to make payments to Subcontractors as required under their respective Subcontracts; (vi) any other costs or liabilities which Owner has incurred or will incur for which Contractor is responsible; (vii) liens or other encumbrances on all or a portion of the Site or the Work, which are filed by any Subcontractor, any Sub-subcontractor or any other Person acting through or under any of them; or (viii) any other reason for which Owner is entitled to withhold payment under this Agreement.

7.6 Release of Retainage. Within thirty (30) Days after Final Completion and Owner’s receipt of an Invoice therefore, Owner shall, subject to its right to withhold under this Agreement, release to Contractor all Retainage with the final payment made pursuant to Section 7.3.

ARTICLE 8

TITLE AND RISK OF LOSS

8.1 Title. Title to all or any portion of the Work shall pass to Owner upon the earlier of (i) payment by Owner therefor, or (ii) incorporation of such Work into the Project. Transfer of title to Work shall be without prejudice to Owner’s right to reject Defective Work, or any other right in the Agreement. Contractor warrants and guarantees that legal title to and ownership of the Work and the Project shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner.

8.2 Risk of Loss. Notwithstanding passage of title as provided in Section 8.1 of this Agreement, Contractor shall bear the risk of loss and damage to the Work until Substantial Completion of the Work. In addition, upon Contractor’s receipt of Owner-Provided Equipment, Contractor shall bear the risk of loss and damage for such Owner-Provided Equipment until Substantial Completion of the Work, including maintenance and care for Owner-Provided Equipment in accordance with the manufacturer’s and Owner’s recommendations and procedures.

ARTICLE 9

INSURANCE AND PAYMENT AND PERFORMANCE BONDS

9.1 Insurance. During the term of this Agreement (or for such longer period required in Attachment F), Contractor, at its sole cost and expense, shall procure and maintain, and shall require its Subcontractors to procure and maintain, insurance coverage with the minimum coverages, levels, limits and conditions set forth in Attachment F. Contractor’s liability under this Agreement, or otherwise at law, shall not be limited by the amount or type of insurance required under this Agreement.

9.2 Payment and Performance Bonds. Prior to Owner’s issuance of NTP, Contractor shall obtain payment and performance bonds each in the amount of the Estimated Contract Price. The payment and performance bonds shall be provided to Owner prior to the commencement of any Work, shall be in the forms attached as Schedule H-1 and Schedule H-2 respectively, and shall be from a surety acceptable to Owner and licensed to transact business in the State of Louisiana. The premium for these bonds shall be paid by Contractor and the cost is included in the Estimated Contract Price. Commencement of Work by Contractor without having provided performance and payment bonds as set forth herein shall not be considered a waiver or release by Owner of the requirement for bonds, and Contractor shall have proceeded with the Work at its own risk and shall not be entitled to payment hereunder until such bonds are delivered to Owner. The payment of any incremental increase in the cost of bonds arising as a result of mutually agreed upon Change Order as provided in Section 6.1B or 6.2C shall be Contractor’s responsibility and shall be included as a part of Contractor’s information provided to Owner in Contractor’s written notice provided in accordance with Section 6.1A.

ARTICLE 10

DOCUMENTATION

10.1 Patents and Royalties. Contractor shall pay all royalties and license fees which may be due with respect to the Work. Contractor shall defend all suits or claims for infringement of any patent rights that may be brought against any Owner Indemnified Parties arising out of the Work, and shall be liable to Owner for all resulting loss, including all attorneys’ fees, costs and expenses.

10.2 Owner Provided Documents. All written materials, plans, drafts, Drawings, Specifications, computer files or other documents (if any) prepared or furnished by Owner or any of Owner’s other consultants or contractors shall at all times remain the property of Owner, and Contractor shall not make use of any such documents or other media for any other project or for any purpose other than as necessary for use in completion of the Work. All such documents and other media, including all copies thereof, shall be returned to Owner upon the earlier of Substantial Completion of the Project and termination of this Agreement, except that Contractor may, subject to its confidentiality obligations as set forth in Article 18, retain one record set of such documents or other media.

ARTICLE 11

MECHANICAL COMPLETION, SUBSTANTIAL COMPLETION, AND FINAL COMPLETION

11.1 Notice and Requirements for Mechanical Completion. Contractor shall comply with all requirements for Mechanical Completion herein, including as set forth in the definition of the term Mechanical Completion under Section 1.1. Upon achieving all requirements under this Agreement for Mechanical Completion, Contractor shall certify to Owner that all of the requirements under this Agreement for Mechanical Completion have occurred and provide to Owner all supporting documentation as may be required to establish that the requirements for Mechanical Completion have been met and that Owner may commence Natural Gas Operations. Owner shall notify Contractor whether it accepts or rejects the Work as being Mechanically Complete within seven (7) Days following Owner’s receipt of Contractor’s certification in accordance with this Section. All Work shall continue during pendency of Owner’s review. If Owner does not agree that Mechanical Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 17 herein. Owner’s acceptance shall not relieve Contractor of any of its obligations to perform the Work in accordance with the requirements of this Agreement.

11.2 Notice and Requirements for Substantial Completion. Contractor shall comply with all requirements for Substantial Completion herein, including as set forth in the definition of the term Substantial Completion under Section 1.1. Upon achieving all requirements under this Agreement for Substantial Completion, Contractor shall certify to Owner that all of the requirements under this Agreement for Substantial Completion have occurred and provide to Owner all supporting documentation as may be required to establish that the requirements for Substantial Completion have been met. Owner shall notify Contractor whether it accepts or rejects the Work as being Substantially Complete within fifteen (15) Days following Owner’s receipt of Contractor’s certification in accordance with this Section. All Work shall continue during pendency of Owner’s review. If Owner does not agree that Substantial Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 17 herein. Owner’s acceptance shall not relieve Contractor of any of its obligations to perform the Work in accordance with the requirements of this Agreement.

11.3 Punchlist. Prior to Substantial Completion, Owner and Contractor shall inspect the Work, and Contractor shall prepare a proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Contractor shall promptly provide the proposed Punchlist to Owner for its review and written approval, together with an estimate of the time necessary to complete or correct each Punchlist item. Contractor shall add to the proposed Punchlist any Punchlist items identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any item on Contractor’s proposed Punchlist or otherwise that Owner in the exercise of its reasonable judgment, believes must be completed or corrected to achieve Substantial Completion. Upon Contractor’s completion or correction of any items necessary to achieve Substantial Completion and Owner’s written approval of Contractor’s proposed Punchlist, as modified by any Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist items; provided, however, Contractor shall add to the Punchlist any items of a Punchlist nature that are discovered by Owner or Contractor prior to Final Completion of the Project, and further provided that the failure to include any items on the Punchlist shall not alter the responsibility of Contractor to complete all Work in accordance with the terms and provisions of this Agreement. All Work on the Punchlist shall be completed by the Guaranteed Final Completion Date, or Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work at the expense of Contractor. In the event Owner elects to complete such Punchlist Work, Contractor shall immediately pay Owner (directly or by offset at Owner’s sole discretion), all costs and expenses incurred in performing such Punchlist Work. Upon Contractor’s request, Owner shall provide documentation identifying the costs and expenses to complete such Punchlist Work.

11.4 Notice and Requirements for Final Completion. Final Completion of the Project shall be achieved when all requirements for Final Completion under this Agreement, including those set forth in the definition of Final Completion under Section 1.1, have been satisfied. Upon Final Completion, Contractor shall certify to Owner that all of the requirements under this Agreement for Final Completion have occurred. Owner shall notify Contractor whether it accepts or rejects the Work as being Finally Complete within fifteen (15) Days following Owner’s receipt of Contractor’s certification required by this Section. If Owner does not agree that Final Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 17; provided, however, if such deficiencies relate to the failure to complete Punchlist items, Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work at the expense of Contractor in accordance with Section 11.3.

11.5 Partial Occupancy and Use. Owner shall have the right to occupy and use the Work at any time prior to Substantial Completion, provided that Contractor’s insurance company or companies providing property insurance and builder’s risk coverage have consented to such partial occupancy or use. Contractor shall take reasonable steps in obtaining consent of the insurance company or companies.

11.6 Long-Term Obligations. No acceptance by Owner of any or all of the Work or any other obligations of Contractor under this Agreement, including acceptance of Substantial Completion or Final Completion of the Project, nor any payment made hereunder, whether an interim or final payment, shall in any way release Contractor or any surety of Contractor from any obligations or liability pursuant to this Agreement. Nothing in this Article 11 shall in any way modify or alter Contractor’s obligations under Article 12 and Article 13.

ARTICLE 12

WARRANTY AND CORRECTION OF WORK

12.1 Warranty.

A. General. Any Work, or component thereof, that is not in conformity with any warranties set forth in this Article 12 (referred to individually as “Warranty” or collectively as “Warranties”) is defective (“Defective”) and contains a defect (“Defect”).

B. Warranty of Work. Contractor hereby warrants that the Work and each component thereof, shall be: (i) performed in the most diligent, efficient, trustworthy and workmanlike manner, according to the highest professional standards and practices in the field; (ii) new, complete, fit for the purposes intended, of suitable grade for the intended function and use and free from faults and defects; (iii) in accordance with all of the requirements of this Agreement, including in accordance with Applicable Law; and (iv) free from encumbrances to title, as set forth in greater detail in Section 8.1.

C. Assignment and Enforcement of Subcontractor Warranties. Contractor shall, without additional cost to Owner, obtain warranties from Subcontractors and Sub-subcontractors that meet or exceed the requirements of this Agreement; provided, however, Contractor shall not in any way be relieved of its responsibilities and liability to Owner under this Agreement, regardless of whether such Subcontractor or Sub-subcontractor warranties meet the requirements of this Agreement, as Contractor shall be fully responsible and liable to Owner for its Warranty and Corrective Work obligations and liability under this Agreement for all Work. All such warranties shall be deemed to run to the benefit of Owner and Contractor. All such warranties, with duly executed instruments assigning the warranties to Owner, shall be delivered to Owner upon Substantial Completion (other than those Warranties related to Punchlist items, which will be delivered prior to Final Completion). All warranties provided by any Subcontractor or Sub-subcontractor shall be in such form as to permit direct enforcement by Contractor or Owner against any Subcontractor or Sub-subcontractor whose warranty is called for, and Contractor agrees that: (i) Contractor’s Warranty, as provided under this Article 12 shall apply to all Work regardless of the provisions of any Subcontractor or Sub-subcontractor warranty, and such Subcontractor or Sub-subcontractor warranties shall be in addition to, and not a limitation of, such Contractor Warranty; (ii) Contractor is jointly and severally liable with such Subcontractor or Sub-subcontractor with respect to such Subcontractor or Sub-subcontractor warranty; and (iii) service of notice on Contractor that there has been a breach of a Subcontractor or Sub-subcontractor warranty shall be sufficient to invoke the terms of the instrument. This Section 12.1C shall not in any way be construed to limit Contractor’s liability under this Agreement for the entire Work or its obligation to enforce Subcontractor warranties.

12.2 Correction of Work Prior to Substantial Completion.

A. General Rights. All Work shall be subject to inspection by Owner or any of its representatives at all times to determine whether the Work conforms to the requirements of this Agreement. Contractor shall furnish Owner or any of its representatives with access to all locations where Work is in progress, including locations not on the Site. If, in the judgment of Owner, any Work is Defective prior to Substantial Completion, then Contractor shall, at its own expense, promptly correct such Defective Work, whether by repair, replacement or otherwise. Subject to Contractor’s right to pursue a Dispute under Article 17, the decision of Owner shall be conclusive as to whether the Work is conforming or Defective, and Contractor shall comply with the instructions of Owner in all such matters while pursuing any such Dispute. If it is later determined that the Work was not Defective, then Owner shall reimburse Contractor for all costs incurred in connection with such repair or replacement and a Change Order shall be issued for such amount and shall address any impact the repair or replacement may have had on the Project Schedule. If Contractor fails, after a reasonable period of time not to exceed one (1) week, to repair or replace any Defective Work, or to commence to repair or replace any Defective Work and thereafter continue to proceed diligently to complete the same, then Owner may repair or replace such Defective Work and the expense thereof shall be paid by Contractor.

B. No Obligation to Inspect. Owner’s right to conduct inspections under Sections 12.2A shall not obligate Owner to do so. Neither the exercise of Owner of any such right, nor any failure on the part of Owner to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect.

C. Cost Uncovering and Disassembling Work. Prior to Substantial Completion, Owner may request that Contractor uncover previously covered Work to permit Owner and its representatives to inspect such Work. In the event such uncovered Work is found to be Defective, then Contractor shall correct such Defective Work and shall bear the cost of such uncovering and recovering the Defective Work, as well as the cost of repair or replacement of such Defective Work. The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by Owner if such Work is found to conform with the requirements of this Agreement and by Contractor if such Work is found to be Defective.

12.3 Correction of Work After Substantial Completion. If, during the Defect Correction Period, any Work is found to be Defective, Contractor shall, at its sole cost and expense, immediately and on an expedited basis correct such Defective Work and any other portions of the Project damaged or affected by such Defective Work, whether by repair, replacement or otherwise (“Corrective Work”) and shall be liable for and pay to Owner any and all costs, losses, damages and expenses incurred by Owner or any Owner Affiliate arising out of or relating to such Defective Work. Owner shall provide Contractor with access to the Project reasonably sufficient to perform its Corrective Work, so long as such access does not materially interfere with construction or operation of any portion of the Project and subject to any reasonable security or safety requirements of Owner.

A. Owner Right to Correct or Complete Defective Work. If Contractor fails to commence the Corrective Work within a reasonable period of time not to exceed forty-eight (48) hours, or does not complete such Corrective Work on an expedited basis, then Owner, by written notice to Contractor, may (in addition to any other remedies that it has under this Agreement, at law or in equity) correct such Defective Work, and Contractor shall be liable to Owner for all costs, losses, damages and expenses incurred by Owner in connection with correcting such Defective Work and arising out of or relating to such Defective Work and shall pay Owner (directly or by offset at Owner’s sole discretion), an amount equal to such costs, losses, damages and expenses; provided, however, if such Defective Work materially affects the construction, operation or use of any of the Project or presents an imminent threat to the safety or health of any Person and Owner knows of such Defective Work, Owner may (in addition to any other remedies that it has under this Agreement, at law or in equity) correct such Defective Work without giving prior written notice to Contractor, and, in that event, Contractor shall be liable to Owner for all costs, losses, damages and expenses incurred by Owner in connection with correcting such Defective Work and arising out of or relating to such Defective Work and shall pay Owner (directly or by offset at Owner’s sole discretion), an amount equal to such costs, losses, damages and expenses.

B. Extended Defect Correction Period for Corrective Work. With respect to any Corrective Work performed, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided, however, in no event shall the Defect Correction Period for such Corrective Work be less than the original Defect Correction Period.

C. No Limitation. Nothing contained in this Section 12.3 shall be construed to establish a period of limitation with respect to other obligations which Contractor might have under the Contract Documents. Establishment of the Defect Correction Period relates only to the specific obligation of Contractor to perform Corrective Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Contractor’s liability with respect to Contractor’s obligations other than specifically to perform Corrective Work.

12.4 Assignability of Warranties. The Warranties made in this Agreement shall be for the benefit of Owner and its successors and assigns and the respective successors and assigns of any of them, and are fully transferable and assignable.

ARTICLE 13

GUARANTEE OF TIMELY COMPLETION

13.1 Guarantee of Timely Completion. Contractor specifically acknowledges that time is of the essence in the performance of all of Contractor’s obligations under this Agreement, and the Contractor acknowledges that the Owner will incur substantial monetary and other damages, including consequential damages, if any, in the event Contractor does not achieve Mechanical Completion by the Guaranteed Mechanical Completion Date, as may be extended by Change Order, provided that Contractor’s maximum liability for such delay shall not exceed Five Hundred Thousand Dollars ($500,000) provided further that, such cap shall not (i) be construed to limit Contractor’s obligation to complete the Work for the Estimated Contract Price, as may be amended by Change Order, and (ii) apply in the event of Contractor’s willful misconduct or abandonment of the Work.

ARTICLE 14

CONTRACTOR REPRESENTATIONS

Contractor represents and warrants that:

14.1 Corporate Standing. It is a general partnership duly organized, validly existing and in good standing under the laws of Oklahoma, is authorized and qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

14.2 No Violation of Law. It is not in violation of any Applicable Law or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the best knowledge of Contractor) threatened against Contractor.

14.3 Licenses. It is the holder of all Permits required to permit it to operate or conduct its business now and as contemplated by this Agreement.

14.4 No Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of Contractor, or any Applicable Law, or any order, writ, injunction or decree of any court, or any agreement to which Contractor is a party or by which it is bound.

14.5 Financial Solvency. It is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder.

14.6 No Conflicts of Interest. Contractor shall not, and shall ensure that each of its Subcontractors, Sub-subcontractors and the agents and employees of each of them shall not (a) pay any commissions or fees, or grant any rebates, to any employee or officer of Owner or its Affiliates, (b) favor employees or officers of same with gifts or entertainment of a significant cost or value, or (c) enter into any business arrangements with employees or officers of same.

With respect to the supply and performance of goods and services under this Agreement, Contractor shall, and shall cause each of its Subcontractors, Sub-subcontractors and the agents and employees of each of them to comply with (i) all applicable provisions of the Foreign Corrupt Practices Act of the United States (15 U.S.C. § 78dd-1 and 2), and (ii) the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions as implemented in the domestic law of any state to which Contractor and its Subcontractors, Sub-subcontractors and the agents and employees of each of them is subject and not to take any action that could result in Owner or any of its Affiliates becoming subject to any action, penalty or loss of benefits thereunder.

ARTICLE 15

DEFAULT, TERMINATION AND SUSPENSION

15.1 Default by Contractor.

A. Owner Rights Upon Contractor Default. If Contractor shall at any time (i) fail to prosecute the Work in a diligent, efficient, workmanlike, skillful and safe manner; (ii) fail to commence the Work in accordance with the provisions of this Agreement; (iii) abandon the Project; (iv) repudiate any of its obligations under the Agreement; (v) fail to use an adequate amount or quality of personnel or Construction Equipment to perform and complete the Project without delay; (vi) be in Default pursuant to Sections 3.6, 6.1C or 20.6; (vii) fail to maintain insurance required under this Agreement; (viii) make changes to Key Personnel in violation of the provisions in Section 2.2; (ix) fail to discharge liens filed by any Subcontractor or Sub-subcontractor as required under this Agreement; (x) cause, by any action or omission, any material stoppage or delay of or interference with the work of Owner or its other contractors or subcontractors; (xi) be guilty of willful misconduct; (xii) fail to make payment to Subcontractors for labor or Equipment owed in accordance with the respective Subcontracts; (xiii) disregard Applicable Law; (xiv) materially fail to comply with any provision of this Agreement; or (xv) become insolvent, have a receiver appointed, make a general assignment or filing for the benefit of its creditors or file for bankruptcy protection, in which such case of insolvency, receivership or assignment the cure provisions found below shall not apply, (each of the foregoing being a “Default”) then (following Owner’s written notice to Contractor specifying the general nature of the Default, unless in the event of any of the items (i) through (xv) above, Contractor cures such condition within seven (7) Days) Owner, at its sole option and, without prejudice to any other rights that it has under this Agreement, at law or in equity and, without further notice to Contractor, may (a) take such steps as are necessary to overcome the Default condition, in which case Contractor shall be liable to Owner for any and all costs, damages, losses and expenses (including all attorneys’ fees and litigation expenses) incurred by Owner in connection therewith, or (b) terminate for Default Contractor’s performance of all or any part of the Work.

B. Additional Rights of Owner Upon Default Termination. In the event that Owner terminates this Agreement for Default in accordance with Section 15.1A, then Owner may, at its sole option, (i) enter onto the Site and, for the purpose of completing the Work, take possession of all Construction Equipment, Equipment, Owner-Provided Equipment, documents, information, Books and Records and other items thereon owned or rented by Contractor, (ii) take assignment of any or all of the Subcontracts, and/or (iii) either itself or through others complete the Work. If the unpaid balance of the Contract Price shall exceed all damages, costs, losses and expenses incurred by Owner (including all attorneys’ fees, consultant fees and litigation expenses, costs to complete the Work, damages for delay and any and all damages for failure of performance and cost of financing), then such excess shall be paid by Owner to Contractor, but such amount shall not be paid until after Final Completion of the Project has been achieved. If such amount incurred by Owner shall exceed the unpaid balance of the Contract Price, then, at Owner’s sole option, Contractor shall pay Owner the difference on demand. Contractor’s liability under this Section 15.1B is in addition to any other liability provided for under this Agreement and Owner shall have the right and authority to set off against and deduct from any such excess due Contractor by Owner any other liability of Contractor to Owner under this Agreement. Owner agrees to act reasonably to mitigate any costs it might incur in connection with any termination for Default. In the event of a termination for Default, the Parties agree that Owner shall be entitled to any and all damages, losses, costs and expenses incurred by Owner arising out of or resulting from such Default, including any and all damages for delay. If Contractor is terminated for Default pursuant to Section 15.1, the Parties agree that, for the purposes of this Section 15.1B, and with respect to Mechanical Completion that was not achieved by Contractor prior to such termination, damages for delay owed by Contractor to Owner shall be based on the date(s) that the substitute contractor achieved such respective Mechanical Completion.

C. Erroneous Termination for Default. If any termination for Default by Owner is found to be not in accordance with the provisions of this Agreement or is otherwise deemed to be unenforceable, then such termination for Default shall be deemed to be a termination for convenience as provided in Section 15.2.

D. Obligations Upon Default Termination. Upon termination for Default, Contractor shall (i) immediately discontinue Work on the date and to the extent specified in the notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) inventory, maintain and turn over to Owner all Construction Equipment, furnished by Contractor or any other equipment or other items provided by Owner for performance of the terminated Work, (iv) promptly make every reasonable effort to procure assignment or cancellation upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; (v) cooperate with Owner in the transfer of Drawings, Specifications, Permits, licenses and any other items or information and disposition of Work in progress so as to mitigate damages; (vi) comply with other reasonable requests from Owner regarding the terminated Work; (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment and Owner-Provided Equipment at the Site or in transit thereto, and to comply with any Applicable Law; and (viii) perform all other obligations under Section 15.1B.

15.2 Termination for Convenience by Owner.

A. Owner Rights to Terminate for Convenience. Owner shall have the right to terminate for convenience Contractor’s performance of all or any part of the Work by providing Contractor with a written notice of termination, to be effective upon receipt by Contractor. Upon termination for convenience, Contractor shall (i) immediately discontinue the Work on the date and to the extent specified in such notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such Subcontracts, (iv) assist Owner in the maintenance, protection, and disposition of Work in progress, (v) cooperate with Owner for the efficient transition of the Work, (vi) cooperate with Owner in the transfer of Permits, licenses and any other items or information and disposition of Work in progress and (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment and Owner-Provided Equipment at the Site or in transit thereto, and to comply with any Applicable Law, and Owner may, at its sole option, take assignment of any or all of the Subcontracts.

B. Obligations of Owner upon Convenience Termination. Upon a convenience termination by Owner in accordance with Section 15.2, Contractor shall be paid (i) the reasonable value of the Work performed (the basis of payment being based on the terms of this Agreement, less any down payments, if any, made under this Agreement) prior to termination, less that portion of the Contract Price previously paid to Contractor, plus (ii) reasonable direct close-out costs submitted in accordance with this Section (but in no event shall Contractor be entitled to receive any amount for unabsorbed overhead, contingency, risk or anticipatory profit). Contractor shall submit all reasonable direct close-out costs to Owner for verification and audit within sixty (60) Days following the effective date of termination. If no Work has been performed by Contractor at the time of termination, Contractor shall be paid the sum of One Hundred U.S. Dollars (U.S.$100) for its undertaking to perform.

15.3 Suspension of Work. Owner may, for any reason, at any time and from time to time, by written unilateral or mutual Change Order, suspend the carrying out the Work or any part thereof, whereupon Contractor shall suspend the carrying out of such suspended Work for such time or times and in such manner as Owner may require and shall take reasonable steps to minimize any costs associated with such suspension. During any such suspension, Contractor shall properly protect and secure such suspended Work in such manner as Owner may reasonably require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions. Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Contractor or any Subcontractor or Sub-subcontractor, Contractor shall be entitled to the reasonable costs (including actual, but not unabsorbed, overhead, contingency, risk and reasonable profit) of such suspension, including demobilization and remobilization costs, if necessary, along with appropriate supporting documentation to evidence such costs, and a time extension to the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date, and Guaranteed Final Completion Date if and to the extent permitted under Section 6.8. Upon receipt of notice to resume suspended Work, Contractor shall immediately resume performance of the Work to the extent required in the notice. In no event shall Contractor be entitled to any additional profits or damages due to such suspension.

15.4 Suspension by Contractor. Notwithstanding anything to the contrary in this Agreement, Contractor shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed; provided, however, subject to Owner’s right to withhold or offset payment to Contractor under this Agreement, if Owner fails to pay undisputed amounts due and owing to Contractor and Owner has failed to cure such failure within thirty (30) Days following Contractor’s written notice to Owner to cure such failure, Contractor may suspend performance of the Work until Contractor receives such undisputed amounts.

15.5 Termination by Contractor. Contractor may terminate this Agreement if, continuing at the time of such termination, Contractor has stopped the performance of all Work under this Agreement pursuant to Section 15.4 for thirty (30) Days, and after the expiration of such thirty (30) Day period, Contractor gives Owner written notice specifying the nature of the default and its intent to terminate the Agreement, and Owner fails to cure such default within thirty (30) Days after receipt of Contractor’s notice. In the event of any such termination under this Section 15.5, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 15.2B in the event of an Owner termination for convenience.

ARTICLE 16

INDEMNITIES

16.1 General Indemnification. Notwithstanding any other provision to the contrary, Owner and Contractor agree as follows:

A. INJURIES TO CONTRACTOR INDEMNIFIED PARTIES AND DAMAGE TO CONTRACTOR INDEMNIFIED PARTIES’ PROPERTY: CONTRACTOR HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY, AND HOLD THE OWNER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, LIABILITIES, LOSSES, DAMAGES AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEY’S FEES) (COLLECTIVELY, “CLAIMS”) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM (1) INJURY TO OR DEATH OF ANY OF THE CONTRACTOR INDEMNIFIED PARTIES’ OR THE EMPLOYEES, AGENTS, DIRECTORS OR OFFICERS OF ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR, OR (2) DAMAGE TO OR DESTRUCTION OF ANY CONTRACTOR INDEMNIFIED PARTIES’ PROPERTY OR THE PROPERTY OF ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR, WHETHER OR NOT SUCH CLAIMS ARE DUE TO AN ACT, OMISSION, NEGLIGENCE (WHETHER CONTRIBUTORY, JOINT, OR SOLE), FAULT OR STRICT LIABILITY OF THE OWNER INDEMNIFIED PARTIES, BUT EXCLUDING ONLY THOSE CLAIMS DUE TO THE WILLFUL MISCONDUCT OF THE OWNER INDEMNIFIED PARTIES.

B. THIRD PARTY INDEMNIFICATION: CONTRACTOR HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY, AND HOLD OWNER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, ANY AND ALL CLAIMS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM DAMAGE TO OR DESTRUCTION OF PROPERTY OR PERSONAL INJURY TO OR DEATH OF ANY THIRD PARTY (OTHER THAN A MEMBER OF THE OWNER INDEMNIFIED PARTIES) IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM CONTRACTOR’S OR ITS SUBCONTRACTORS’ AND SUB-SUBCONTRACTORS’ PERFORMANCE OF THE WORK, INCLUDING THE BREACH OF THIS AGREEMENT BY CONTRACTOR AND THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR OR ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY THEM OR ANYONE FOR WHOSE ACTS THEY MAY BE LIABLE.

C. INJURIES TO OWNER INDEMNIFIED PARTIES’ PERSONNEL AND DAMAGE TO OWNER INDEMNIFIED PARTIES’ PROPERTY: OWNER HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY, AND HOLD THE CONTRACTOR HARMLESS FROM AND AGAINST, ANY AND ALL CLAIMS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM (1) INJURY TO OR DEATH OF THE OWNER INDEMNIFIED PARTIES’ PERSONNEL, OR (2) DAMAGE TO OR DESTRUCTION OF THE OWNER INDEMNIFIED PARTIES’ PROPERTY (EXCLUDING THE WORK OR THE PROJECT), WHETHER OR NOT SUCH CLAIMS ARE DUE TO AN ACT, OMISSION, NEGLIGENCE (WHETHER CONTRIBUTORY, JOINT, OR SOLE), FAULT OR STRICT LIABILITY OF THE CONTRACTOR, BUT EXCLUDING ONLY THOSE CLAIMS DUE TO THE WILLFUL MISCONDUCT OF THE CONTRACTOR.

D. HAZARDOUS MATERIALS INDEMNIFICATION: CONTRACTOR HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY AND HOLD OWNER INDEMNIFIED PARTIES HARMLESS FROM ANY AND ALL CLAIMS, FINES, PENALTIES OR REMEDIATION OBLIGATIONS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM POLLUTION OR CONTAMINATION OF THE LAND, WATER OR AIR ARISING FROM SPILLS, RELEASES, DISCHARGES OR OTHERWISE OF HAZARDOUS MATERIALS, INCLUDING FUELS, LUBRICANTS, MOTOR OILS, PIPE DOPE, PAINTS, SOLVENTS, AND GARBAGE, USED, HANDLED OR DISPOSED OF BY CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR DURING THE PERFORMANCE OF THE WORK.

E. COMPLIANCE WITH APPLICABLE LAW INDEMNIFICATION: CONTRACTOR HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY AND HOLD OWNER INDEMNIFIED PARTIES HARMLESS FROM ANY AND ALL CLAIMS, FINES, PENALTIES OR REMEDIATION OBLIGATIONS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM CONTRACTOR’S OR ANY SUBCONTRACTOR’S OR SUB-SUBCONTRACTOR’S ACTUAL OR ALLEGED FAILURE TO COMPLY WITH APPLICABLE LAW, OR ANY JUDICIAL ARBITRAL OR REGULATORY INTERPRETATION THEREOF.

16.2 LIEN INDEMNIFICATION. WITHOUT IN ANY WAY LIMITING THE FOREGOING, CONTRACTOR HEREBY RELEASES, AND AGREES TO DEFEND, INDEMNIFY AND HOLD OWNER INDEMNIFIED PARTIES HARMLESS FROM, AND SHALL KEEP THE WORK, THE SITE AND THE PROJECT FREE AND CLEAR OF, ANY AND ALL LIENS AND ENCUMBRANCES ASSERTED BY AN ENTITY ACTING THROUGH CONTRACTOR, ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR OR ANY OTHER PERSON OR ENTITY ACTING THROUGH OR UNDER ANY OF THEM. IF CONTRACTOR FAILS TO DISCHARGE SUCH LIEN OR ENCUMBRANCE WITHIN FIFTEEN (15) DAYS OF THE FILING OF SUCH LIEN OR ENCUMBRANCE, OWNER, IF IT SO ELECTS, MAY DISCHARGE ANY SUCH LIENS OR ENCUMBRANCES, AND CONTRACTOR SHALL BE LIABLE TO OWNER FOR ALL CLAIMS INCURRED BY OWNER INDEMNIFIED PARTIES ARISING OUT OF OR RELATING TO SUCH DISCHARGE. THEREAFTER, OWNER MAY INVOICE CONTRACTOR FOR SUCH AMOUNT OWED (WHICH INVOICE SHALL BE PAID BY CONTRACTOR WITHIN THIRTY (30) DAYS AFTER RECEIPT THEREOF) OR DEDUCT THE AMOUNT SO PAID BY OWNER FROM SUMS DUE OR WHICH THEREAFTER BECOME DUE TO CONTRACTOR HEREUNDER.

16.3 ATTORNEYS’ FEES. EACH PARTY AGREES TO REIMBURSE THE PREVAILING PARTY FOR ANY AND ALL NECESSARY EXPENSES, ATTORNEY’S FEES, AND RELATED COSTS INCURRED IN THE ENFORCEMENT OF ANY PART OF THE INDEMNITY AGREEMENTS PROVIDED FOR HEREIN.

16.4 Enforceability.

A. Exclusions To Liability And Indemnity: the exclusions of liability and indemnities herein shall apply according to their terms to any such Claim, loss, damage, expense, injury, illness or death, without regard to the cause thereof, including, without limitation, strict liability, ultra hazardous activity, breach of express or implied warranty, imperfection of material, defect or failure of equipment, defect or “ruin” or other condition of premises, or the sole or concurrent negligence or other fault of the party being indemnified.

B. CONCURRENT NEGLIGENCE: EXCEPT AS OTHERWISE SET FORTH IN SECTIONS 16.1A AND 16.1C, THE INDEMNITY, DEFENSE AND HOLD HARMLESS OBLIGATIONS FOR PERSONAL INJURY OR DEATH OR PROPERTY DAMAGE UNDER THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY WAS CONCURRENTLY NEGLIGENT (WHETHER ACTIVELY OR PASSIVELY), IT BEING AGREED BY THE PARTIES THAT IN THIS EVENT, THE PARTIES’ RESPECTIVE LIABILITY OR RESPONSIBILITY FOR SUCH DAMAGES, LOSSES, COSTS AND EXPENSES UNDER THIS ARTICLE 16 SHALL BE DETERMINED IN ACCORDANCE WITH PRINCIPLES OF COMPARATIVE NEGLIGENCE.

C. Louisiana Oilfield Anti-Indemnity Act: Contractor and Owner agree that the Louisiana Oilfield Anti-Indemnity Act, LA. REV. STAT. § 9:2780, ET. SEQ., is inapplicable to this Agreement and the performance of the Work. Application of these code sections to this Agreement would be contrary to the intent of the Parties, and each Party hereby irrevocably waives any contention that these code sections are applicable to this Agreement or the Work. In addition, it is the intent of the Parties in the event that the aforementioned act were to apply that each Party shall provide insurance to cover the losses contemplated by such code sections and assumed by each such Party under the indemnification provisions of this Agreement, and Contractor agrees that the payments made to Contractor hereunder compensate Contractor for the cost of premiums for the insurance provided by it under this Agreement. The Parties agree that each Party’s agreement to support their indemnification obligations by insurance shall in no respect impair their indemnification obligations.

D. Statutory Employees for Purposes of Louisiana Worker’s Compensation Act. In all cases where Contractor’s employees (defined to include the direct, borrowed, special, or statutory employees of Subcontractor and Sub-subcontractors) are performing Work in or offshore the state of Louisiana or are otherwise covered by the Louisiana Workers’ Compensation Act, La. R.S. 23:1021, et seq., Owner and Contractor agree that the Work performed by Contractor, Subcontractors, Sub-subcontractors, and Contractor’s, Subcontractors’, and Sub-subcontractors’ employees pursuant to this Agreement are an integral part of and are essential to the ability of Owner to generate Owner’s goods, products, and work for the purpose of La. R.S. 23:1061(a)(1). Furthermore, Owner and Contractor agree that Owner is the statutory employer of Contractor’s, Subcontractors’, and Sub-subcontractors’ employees for purposes of La. R.S. 23:1061(a)(3), and that Owner shall be entitled to the protections afforded a statutory employer under Louisiana law. Regardless of Owner’s status as the statutory or special employer (as defined in La. R.S. 23:1031(c)) of the employees of Owner, Subcontractors, or Sub-subcontractors, and regardless of any other relationship or alleged relationship between such employees and Owner, Contractor shall be and remain at all times primarily responsible for the payment of all workers’ compensation and medical benefits to Contractor’s, Subcontractors’ and Sub-subcontractors’ employees, and neither Contractor, nor its Subcontractors and Sub-subcontractors, nor their respective insurers or underwriters shall be entitled to seek contribution or indemnity for any such payments from Owner or any other member of the Owner Indemnified Parties. Notwithstanding the foregoing, under no circumstances shall this Section 16.4D be interpreted to relieve Contractor from its full responsibility and liability to Owner under this Agreement for the employees of Contractor or its Subcontractors and Sub-subcontractors (whether or not such employees are a statutory, special or borrowed employee, or otherwise), including Contractor’s obligations to defend, indemnify and hold harmless Owner Indemnified Parties from and against injury or death to such employees or damage to or destruction of property of such employees, as provided in this Agreement.

E. Conflict with Applicable Law: In the event that any indemnity provisions in this Agreement are contrary to the law governing this Agreement, then the indemnity obligations applicable hereunder shall be applied to the maximum extent allowed by Applicable Law.

ARTICLE 17

DISPUTE RESOLUTION

17.1 Negotiation. In the event that any claim, dispute or controversy arising out of or relating to this Agreement (including the breach, termination or invalidity thereof, and whether arising out of tort or contract) (“Dispute”) cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (“Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Contractor’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within fourteen (14) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 17.1 be construed to limit either Party’s right to take any action under this Agreement, including Owner’s termination rights. The Parties agree that if any Dispute is not resolved within thirty (30) days after receipt of the Dispute Notice given in this Section 17.1, then either Party may by notice to the other Party refer the Dispute to be decided by final and binding arbitration in accordance with Section 17.2.

17.2 Arbitration. Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 17.2, be governed by the AAA’s Construction Industry Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Construction Disputes) (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction. The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place, provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties,

Contractor’s surety (if any) and the successors and permitted assigns of any of them. At Owner’s sole option, any other person may be joined as an additional party to any arbitration conducted under this Section 17.2, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any Dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

17.3 Continued Performance. Notwithstanding any Dispute, it shall be the responsibility of Contractor to continue to prosecute all of the Work diligently and in a good and workmanlike manner in conformity with this Agreement. Except to the extent provided in Section 15.5, Contractor shall have no right to cease performance hereunder or to permit the prosecution of the Work to be delayed. Owner shall, subject to its right to withhold or offset amounts pursuant to this Agreement, continue to pay Contractor undisputed amounts in accordance with this Agreement; provided, however, in no event shall the occurrence of any negotiation or arbitration prevent or restrict Owner from exercising its rights under this Agreement, at law or in equity, including Owner’s right to terminate pursuant to Sections 15.1 and 15.2

ARTICLE 18

CONFIDENTIALITY

18.1 Contractor’s Obligations. Contractor hereby covenants and warrants that Contractor and its employees and agents shall not (without in each instance obtaining Owner’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any of the following information: (i) the Drawings and Specifications other than to Subcontractors or Sub-subcontractors as necessary to perform the Work, or (ii) any other information relating to the business, products, services, research or development, clients or customers of Owner or any Owner Affiliate, or relating to similar information of a third party who has entrusted such information to Owner or any Owner Affiliate (hereinafter individually or collectively, “Owner’s Confidential Information”). Prior to disclosing any information in (i) of this Section 18.1 to any Subcontractor or Sub-subcontractor as necessary to perform the Work, Contractor shall bind such Subcontractor or Sub-subcontractor to the confidentiality obligations contained in this Section 18.1 and to the term in Section 18.4.

18.2 Exceptions. Notwithstanding Section 18.1, Owner’s Confidential Information shall not include: (i) information which at the time of disclosure or acquisition is in the public domain, or which after disclosure or acquisition becomes part of the public domain without violation of Article 18; (ii) information which at the time of disclosure or acquisition was already in the possession of the Contractor or its employees or agents and was not previously acquired from the Owner or any of its employees or agents; (iii) information which the Contractor can show was acquired by Contractor after the time of disclosure or acquisition hereunder from a third party without any confidentiality commitment, if, to the best of Contractor’s or its employees’ or agent’s knowledge, such third party did not acquire it from Owner or any of its employees or agents; (iv) information independently developed by Contractor without benefit of Owner’s Confidential Information; and (v) information which is required by Applicable Law or other agencies in connection with the Project, to be disclosed; provided, however, that prior to such disclosure, Contractor gives reasonable notice to Owner of the information required to be disclosed so that Owner may attempt to seek an appropriate protective order or other remedy.

18.3 Equitable Relief. Contractor acknowledges that in the event of a breach of any of the terms contained in this Article 18, Owner would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that Owner shall be entitled to seek equitable relief therefor by injunction, in addition to any and all rights and remedies available to it at law and in equity, without the requirement of posting a bond.

18.4 Term. The confidentiality obligations of this Article 18 shall survive the expiration or termination of this Agreement for a period of five (5) years following the expiration or earlier termination of this Agreement.

18.5 Disclosure and Filings. Contractor acknowledges that Owner may be required from time to time to make filings in compliance with Applicable Law, including filing a copy of this Agreement with the U.S. Securities and Exchange Commission.

ARTICLE 19

WAIVER OF CONSEQUENTIAL DAMAGES

19.1 Waiver of Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, NEITHER THE OWNER NOR THE CONTRACTOR SHALL BE LIABLE

UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY, INDEMNITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFITS, USE, OPPORTUNITY, REVENUES, FINANCING, BONDING CAPACITY, OR BUSINESS INTERRUPTIONS, OR DAMAGES OR LOSSES FOR PRINCIPAL OFFICE EXPENSES INCLUDING COMPENSATION OF PERSONNEL STATIONED THERE; PROVIDED THAT THE LIMITATION OF LIABILITY SET FORTH IN THIS ARTICLE 19 SHALL NOT APPLY (I) TO THE CONTRACTOR’S INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT; OR (II) WHERE CONSEQUENTIAL DAMAGES ARE EXPRESSLY PERMITTED UNDER THIS AGREEMENT, INCLUDING SECTION 13.1.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1 Entire Agreement. This Agreement, including the Attachments and Schedules attached to and incorporated into this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and incorporates any and all prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement. General or special conditions included in any of Contractor’s price lists, invoices, tickets, receipts or other such documents presented to Owner shall have no applicability to Owner with respect to this Agreement. All Attachments and Schedules shall be incorporated into this Agreement by such reference.

20.2 Amendments. Other than unilateral Change Orders issued by Owner to Contractor pursuant to Section 6.1C or Section 6.2D, no change, amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless such change, amendment or modification is in writing and duly executed by both Parties.

20.3 Interpretation. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. The headings and captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

20.4 Notice. Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, messenger, facsimile or certified mail, return receipt requested, to the other Party at the address set forth below.

A.	If delivered to Owner:

Cheniere Creole Trail Pipeline, L.P.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Facsimile: 713-659-5459
Attn: Tarry Hutton

B.	If delivered to Contractor:

Sheehan Pipe Line Construction Company
2431 East 61st Street, Suite 700
Tulsa, Oklahoma 74136
Facsimile: 918-747-9888
Attn: Rob Riess, President

Each Party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other Party in like manner. Notices, demands, offers or other written instruments shall be deemed to have been duly given on the date actually received by the intended recipient.

20.5 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

20.6 Assignment. This Agreement may be assigned to other Persons only upon the prior written consent of the non-assigning Party hereto, except Owner may assign this Agreement, in whole or part, to any of its Affiliates or co-venturers, to any Person jointly controlled by Owner and any co-venturers, or to any lender providing temporary or permanent debt financing to Owner for the Project. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Any assignment not in accordance with this Section 20.6 shall be void and without force or effect. This Agreement shall be binding upon the Parties hereto, their successors and permitted assigns.

20.7 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provisions.

20.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to the principles thereof relating to conflicts of law). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

20.9 No Publicity. Contractor shall not reveal any information concerning details of this Agreement to the press or a news-disseminating agency or use the details of this Agreement within any advertising, promotional material, publicity or other printed material without Owner’s prior written approval in each instance. In addition, Contractor may not take photographs of the Site without Owner’s prior written approval.

20.10 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by each of the Parties. Facsimile signatures shall be deemed as effective as original signatures.

20.11 Survival. Article 9, Article 10, Article 12, Article 14, Article 15, Article 16, Article 17 and Article 18, Sections 3.4, 3.8, 3.10, 8.1, 11.6, 20.8 and this Section 20.11 shall survive termination or expiration of this Agreement, in addition to any other provisions which by their nature should, or by their express terms do, survive or extend beyond the termination or expiration of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Owner:

Cheniere Creole Trail Pipeline, L.P.

By:	/s/ Robert Keith Teague
Name:	Robert Keith Teague
Title:	President

Contractor:

Sheehan Pipe Line Construction Company

By:	/s/ Robert A. Riess
Name:	Robert A. Riess
Title:	President

ATTACHMENT A

CONTRACT DOCUMENTS

1. Agreement

2. Attachment L (Contractor’s Clarifications)

2. Attachment K (Project Scope of Work)

3. All Other Attachments and Schedules to Agreement

4. Drawings

Total Count	Group Count	Drawing No.	Drawing Name	Original Date	Current Revision	Current Date
PIPELINE DRAWINGS – SINGLE 42” LINE (SEGMENT 3A – 36.1 MILES)

1	1	D-03-01ML-CS-001	Segment 3A Cover Sheet	9/15/06	1	12/21/06

2	2	D-03-01ML-DS-001	Segment 3A Detail Supplement	9/15/06	1	12/21/06

3	3	D-03-01ML-DS-002	Segment 3A Detail Supplement	9/15/06	1	12/21/06

4	4	D-03-01ML-DS-003	Segment 3A Detail Supplement	9/15/06	1	12/21/06

5	5	D-03-01ML-AL-001	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

6	6	D-03-01ML-AL-002	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

7	7	D-03-01ML-AL-003	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

8	8	D-03-01ML-AL-004	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

9	9	D-03-01ML-AL-005	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

10	10	D-03-01ML-AL-006	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

11	11	D-03-01ML-AL-007	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

12	12	D-03-01ML-AL-008	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

13	13	D-03-01ML-AL-009	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

14	14	D-03-01ML-AL-010	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

15	15	D-03-01ML-AL-011	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

16	16	D-03-01ML-AL-012	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

17	17	D-03-01ML-AL-013	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

18	18	D-03-01ML-AL-014	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

19	19	D-03-01ML-AL-015	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

20	20	D-03-01ML-AL-016	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

21	21	D-03-01ML-AL-017	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

Total Count	Group Count	Drawing No.	Drawing Name	Original Date	Current Revision	Current Date
22	22	D-03-01ML-AL-018	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

23	23	D-03-01ML-AL-019	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

24	24	D-03-01ML-AL-020	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

25	25	D-03-01ML-AL-021	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

26	26	D-03-01ML-AL-022	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

27	27	D-03-01ML-AL-023	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

28	28	D-03-01ML-AL-024	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

29	29	D-03-01ML-AL-025	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

30	30	D-03-01ML-AL-026	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

31	31	D-03-01ML-AL-027	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

32	32	D-03-01ML-AL-028	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

33	33	D-03-01ML-AL-029	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

34	34	D-03-01ML-AL-030	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

35	35	D-03-01ML-AL-031	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

36	36	D-03-01ML-AL-032	Segment 3A Alignment Sheet	9/15/06	1	12/21/06

37	37	D-03-01ML-003HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

38	38	D-03-01ML-004HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

39	39	D-03-01ML-005HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

40	40	D-03-01ML-006HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

41	41	D-03-01ML-007HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

42	42	D-03-01ML-008HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

43	43	D-03-01ML-009HDD	Segment 3A HDD Drawing	9/15/06	1	12/21/06

44	44	D-03-01ML-SS-001	Segment 3A Residential Site Specific Drawing	9/15/06	1	12/21/06

45	45	D-03-01ML-SS-002	Segment 3A Residential Site Specific Drawing	9/15/06	1	12/21/06

FACILITY DRAWINGS – SINGLE 42” LINE (SEGMENT 3A)

46	1	CT-18-P-000-G-100B	Cover Sheet/Drawing Index – Segment 3A	9/15/06	C	12/21/06

47	2	CT-18-P-000-G-150A	Flow Schematic – Segment 1, 2 and 3A	9/15/06	C	12/21/06

Total Count	Group Count	Drawing No.	Drawing Name	Original Date	Current Revision	Current Date
48	3	CT-18-P-200-E-902	Receivers/Launchers Site – Key Piping Plan – Future Compressor Station	9/15/06	C	12/21/06

49	4	CT-18-P-200-E-903	Pipeline Receiver – Line 200 – Piping Plan – Future Compressor Station	9/15/06	C	12/21/06

50	5	CT-18-P-200-E-904	Pipeline Receiver – Line 200 – Details – Future Compressor Station	9/15/06	C	12/21/06

51	6	CT-18-P-200-E-904A	Pipeline Receiver – Line 200 – Material List – Future Compressor Station	9/15/06	C	12/21/06

52	7	CT-18-P-200-E-905	Block Valve Area – Line 200 – Piping Plan – Future Compressor Station	9/15/06	C	12/21/06

53	8	CT-18-P-200-E-905A	Block Valve Area – Line 200 – Material List – Future Compressor Station	9/15/06	C	12/21/06

54	9	CT-18-P-200-E-906	Pipeline Receiver – Line 200 – Piping Plan – Future Compressor Station	9/15/06	C	12/21/06

55	10	CT-18-P-200-E-907	Pipeline Launcher – Line 200 – Details – Future Compressor Station	9/15/06	C	12/21/06

56	11	CT-18-P-200-E-907A	Pipeline Launcher – Line 200 – Material List – Future Compressor Station	9/15/06	C	12/21/06

57	12	CT-18-P-200-E-911	Typical 20” Delivery Side Tap Valve – Plan & Detail	9/15/06	C	12/21/06

58	13	CT-18-P-200-E-912	Typical 30” Delivery Side Tap Valve – Plan & Detail	9/15/06	C	12/21/06

59	14	CT-18-P-200-E-900	Typical 42” Mainline Valves – Site Plan	9/15/06	C	12/21/06

60	15	CT-18-P-200-E-900A	Typical 42” Mainline Valves – Plan & Section	9/15/06	C	12/21/06

61	16	CT-18-P-200-E-900B	Typical 42” Mainline Valves – Material List	9/15/06	C	12/21/06

62	17	CT-18-P-000-C-101	48” & 42” Piping Support Details	9/15/06	C	12/21/06

63	18	CT-18-P-000-C-102	Piping Support Details	9/15/06	C	12/21/06

64	19	CT-18-P-000-C-103	Foundation Detail	9/15/06	C	12/21/06

65	20	CT-18-P-000-C-104	Typical Access Road Detail	9/15/06	C	12/21/06

66	21	02-009	Typical Fence Detail	9/15/06	C	12/21/06

5. Specifications

Group Count	Specification Section Name	Date
1	Construction Bid Specifications	9/20/06

2	Project Construction Bid Specifications and Appendices	9/20/06

3	Cheniere Land pipeline Construction Specifications (Preliminary – Bid Reference Only)	9/15/06

4	Applicable Pipeline Industry Regulations, Specifications, Standards and Requirements

ATTACHMENT B

KEY PERSONNEL

Name	Position
David Sheehan	Principal

Rob Riess	President

Matthew Young	Co - Project Manager

Michael T. Ryan	Co - Project Manager

TBD	Superintendent

B-1

ATTACHMENT C

FORM OF NOTICE TO PROCEED

Date:

Via Facsimile [ ] and Overnight Courier

[Contractor]

Attention:

Re:	Notice to Proceed

Pursuant to Section 5.1 of the Construction Agreement for the construction of the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project, dated as of the 10th day of January, 2007 (the “Agreement”), by and between Cheniere Creole Trail Pipeline, L.P. (“Owner”) and Sheehan Pipe Line Construction Company (“Contractor”), this letter shall serve as the Notice to Proceed from Owner to Contractor authorizing Contractor to proceed with the Work pursuant to the terms and conditions of the Agreement.

For and on behalf of
CHENIERE CREOLE TRAIL PIPELINE, L.P.

By:
Name:
Title:

By its signature hereto, the undersigned hereby acknowledges and accepts this Notice to Proceed.

For and on behalf of
SHEEHAN PIPE LINE CONSTRUCTION COMPANY

By:
Name:
Title:

C-1

ATTACHMENT D

FORM OF CHANGE ORDER

SCHEDULE D-1

CHANGE ORDER FORM

(for use when the Parties mutually agree upon and execute the Change Order pursuant to Section 6.1B or 6.2C)

PROJECT NAME: Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project	CHANGE ORDER NUMBER:
DATE OF CHANGE ORDER:
OWNER: Cheniere Creole Trail Pipeline, L.P.

CONTRACTOR: Sheehan Pipe Line Construction Company

DATE OF AGREEMENT: January 10, 2007

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary, including payment method)

Adjustment to Estimated Contract Price
The original Estimated Contract Price was	$
Net change by previously authorized Change Orders (# )	$
The Estimated Contract Price prior to this Change Order was	$
The Estimated Contract Price will be (increased) (decreased) (unchanged) by this Change Order in the amount of	$
The new Estimated Contract Price including this Change Order will be	$

Adjustment to dates in Project Schedule

The following dates are modified (list all dates modified; insert N/A if no dates modified):

The Guaranteed Mechanical Completion Date will be (increased)(decreased)(unchanged) by              (    ) Days.

The Guaranteed Mechanical Completion Date as of the date of this Change Order therefore is                 , 20    .

(attach additional documentation if necessary)

The Guaranteed Substantial Completion Date will be (increased)(decreased)(unchanged) by              (    ) Days.

The Guaranteed Substantial Completion Date as of the date of this Change Order therefore is                 , 20    .

(attach additional documentation if necessary)

The Guaranteed Final Completion Date will be (increased)(decreased)(unchanged) by              (    ) Days.

The Guaranteed Final Completion Date as of the date of this Change Order therefore is                 , 20    .

(attach additional documentation if necessary)

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

Owner	Contractor

Name	Name

Title	Title

Date of Signing	Date of Signing

SCHEDULE D-2

UNILATERAL CHANGE ORDER FORM

(for use when only Owner executes the Change Order pursuant to Section 6.1C or 6.2D)

PROJECT NAME: Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project	CHANGE ORDER NUMBER:
DATE OF CHANGE ORDER:
OWNER: Cheniere Creole Trail Pipeline, L.P.

CONTRACTOR: Sheehan Pipe Line Construction Company

DATE OF AGREEMENT: January 10, 2007

You are hereby directed to make the following change(s) in this Agreement: (attach additional documentation if necessary)

Compensation for the changes specified in this Change Order are on a time and materials basis as provided in Sections 6.1C and 6.2D of the Agreement.

When signed by Owner and received by Contractor, this document becomes effective IMMEDIATELY as a unilateral Change Order, and Contractor shall commence with the performance of the change(s) described above within three (3) Business Days of its receipt unless another time is expressly stated above. This Change Order is signed by Owner’s duly authorized representative.

Owner

Name

Title

Date of Signing

SCHEDULE D-3

PRICING FOR CHANGE ORDERS

1.	The following Fixed Unit Prices shall apply to Change Orders regarding the following items of Work.

Item	Type of Work	Unit	Fixed Unit Price
	MISCELLANEOUS ADDITIONAL ITEMS: The following items apply to miscellaneous additional items not included in the Scope of Work or Estimated Contract Price, but which may required by Owner, pursuant to a Change Order. Items M1 through M50 shall be paid from the first Unit installed and every Unit thereafter.

M1	Additional 42-inch Weld and NDE (if required)	Each	$6,500.00

M2	Additional 36-inch Weld and NDE (if required)	Each	$5,500.00

M3	Additional 30-inch Weld and NDE (if required)	Each	$4,750.00

M4	Additional 24-inch Weld and NDE (if required)	Each	$3,800.00

M5	Additional 16-inch Weld and NDE (if required)	Each	$2,500.00

M6	Additional 12-inch Weld and NDE (if required)	Each	$1,850.00

M7	Additional 8-inch Weld and NDE (if required)	Each	$1,350.00

M8	Additional 4-inch Weld and NDE (if required)	Each	$650.00

M9	Additional 2-inch Weld and NDE (if required)	Each	$375.00

M10	Additional 42-inch Cut and Bevel (if required)	Each	$756.00

M11	Additional 36-inch Cut and Bevel (if required)	Each	$648.00

M12	Additional 30-inch Cut and Bevel (if required)	Each	$540.00

M13	Additional 24-inch Cut and Bevel (if required)	Each	$432.00

M14	Additional 16-inch Cut and Bevel (if required)	Each	$288.00

M15	Additional 12-inch Cut and Bevel (if required)	Each	$230.00

M16	Additional 8-inch Cut and Bevel (if required)	Each	$155.00

M17	Additional 4-inch Cut and Bevel (if required)	Each	$81.00

M18	Additional 2-inch Cut and Bevel (if required)	Each	$42.00

M19	Line Pipe - Extra field joint clean & coat 42” Line	Each	$1,050.00

M20	Well Pointing - Furnish and install well pointing as required to facilitate pipeline installation. The location of each well point is a site-specific non-contiguous location.	Each Location	$35,000.00

M21	Additional Bored Crossing (No Casing Required) - Installed with powercrete coated pipe in accordance with Drawings, Permit requirements, and Specifications. This Fixed Unit Price is all-inclusive and should account for any tasks necessary for installation. These tasks include but are not limited to: normal trench dewatering, spoilage of excess material, and all other requirements per Specifications and Drawings. Assume minimum seven (7) feet of cover over carrier pipe. As approved by Owner.	Linear Feet	$700.00

M22	Furnish, install, and repair/replace 4” drain tile.	Linear Feet	$30.00

M23	Furnish, install, and repair/replace 6” drain tile.	Linear Feet	$39.00

M24	Furnish, install, and repair/replace 8” drain tile.	Linear Feet	$46.00

M25	Furnish, install, and repair/replace 10” irrigation piping with pvc piping or equivalent.	Linear Feet	$40.00

M26	Furnish, install, maintain, and remove Isolation Fencing (Orange Safety Fencing).	Linear Feet	$7.00

M27	Furnish and Install concrete set-on weights on the pipe in the ditch at locations determined by field conditions at the time of construction per drawing or Owner.	Each	$1,300.00

M28	Furnish and install rock shield around 42-inch pipeline (SINGLE LAYER)	Linear Feet	$27.00

M29	Intentionally omitted

M30	Foreign Utility - Additional foreign utility line crossing not shown on Drawings (inclusive of all actual depth of cover requirements)	Each	$18,500.00

M31	Extra Depth Ditch - Linear feet of pipeline ditch greater than specified depth of cover requirements over 42-inch carrier pipe (to be paid in 1-foot extra depth increments). (See Note 1)	Linear Feet (doubled per each additional foot of depth)	$2.00

M32	Intentionally omitted

M33	Flowable Fill - Furnish and install flowable fill as approved by Owner.	Cubic Yard	$125.00

M34	Install Farm Gate (typically 14’) to be tied into existing fence	Each	$1,750.00

M35	Furnish and install steel sheet piling for excavation safety, as approved by Owner.	Linear Feet	$650.00

	CREW MOVE AROUNDS: The following items apply to out-of-scope one-way crew moves.

M36	Environmental Crew (each)	Each Move	$1,200.00

M37	Fencing Crew	Each Move	$1,000.00

M38	Clearing Crew	Each Move	$16,000.00

M39	Grading Crew	Each Move	$12,000.00

M40	Ditching Crew	Each Move	$11,000.00

M41	Stringing Crew	Each Move	$15,000.00

M42	Bending Crew	Each Move	$10,000.00

M43	Pipe Gang	Each Move	$32,000.00

M44	Welding Crew	Each Move	$10,000.00

M45	Coating Crew	Each Move	$6,000.00

M46	Lower-In Crew	Each Move	$12,000.00

M47	Tie-In Crew (each)	Each Move	$17,000.00

M48	Backfill Crew	Each Move	$6,000.00

M49	Clean-Up/Restoration Crew	Each Move	$1,200.00

M50	TOTAL CREW	Each Move	$200,000.00

Note 1.	The Fixed Unit Price for Item M31 (Extra Depth Pitch) shall double for each additional foot of depth, as specified in the Type of Work description (i.e.: First Foot = $2.00, 2nd Foot = $4.00, 3rd Foot =$8.00, and so forth).

Note 2.	The Fixed Unit Price for Item M32 (Extra Depth of Bore Pit) shall double for each additional foot of depth, as specified in the Type of Work description (i.e. First Foot = $4.00, 2nd Foot = $8.00, 3rd Foot = $16.00, and so forth).

2.	Markup. A fifteen percent (15%) markup shall apply to additional Contractor-supplied Equipment that is authorized by Owner pursuant to Change Order and is not included in the Fixed Unit Prices above (Section 1) or the Rate Schedules below (Section 3).

3.	Labor and Equipment Rate Schedules. The following rates shall apply to Change Orders.

Sheehan Pipe Line Construction Company

Cheniere Energy

Creole Trail Pipeline Project

Labor Schedule - Extra Work

01/00/00

Louisiana

Classification	Straight Time Hourly Rate	Overtime Hourly Rate	Double Time Hourly Rate
Superintendent	$132.00	$132.00	$132.00

Assistant Superintendent	$122.50	$122.50	$122.50

Office Manager	$112.00	$112.00	$112.00

Welding Foreman	$98.00	$126.00	$154.00

Regular Foreman	$96.50	$96.50	$96.50

Assistant Foreman	$71.50	$71.50	$71.50

Hot Pay-Back Welder	$100.00	$129.00	$158.00

Stringer Bead - Hot pass Welder	$97.00	$125.00	$153.00

Welder-Journeyman	$95.50	$123.00	$150.50

Graded Apprentice	$60.50	$73.50	$86.50

Welder Helper	$59.50	$72.50	$85.50

Principal Operator	$71.50	$93.00	$114.50

Intermediate Operator	$59.50	$77.00	$94.50

Apprentice Operator	$47.50	$60.50	$73.50

Lowboy Driver	$55.00	$71.00	$87.00

Stringing Truck or Float Driver	$51.00	$66.00	$81.00

Winch or Dump truck Driver	$49.50	$63.50	$77.50

Bus or Flatbed Truck Driver	$48.00	$61.00	$74.00

Skilled Laborer	$50.50	$63.50	$76.50

Semi-Skilled Laborer	$49.50	$62.50	$75.50

Labor - Swamper	$49.00	$61.50	$74.00

Common Laborer	$48.00	$60.00	$72.00

Above rates include taxes, insurance, fringes, overhead and profit.

SHEEHAN PIPE LINE CONSTRUCTION COMPANY

EQUIPMENT SCHEDULE - EXTRA WORK

CLASSIFICATION	HOURLY RATE
Group 1 Dozers
D-9 Caterpillar angle dozer w/hyd. ripper or winch or equiv.	165.00
D-8 Caterpillar angle dozer w/hyd. ripper or winch or equiv.	128.00
D-7 Caterpillar angle dozer w/hyd. ripper or winch or equiv.	105.00
D-6 Caterpillar angle dozer w/winch or equiv.	88.00
D-5 Caterpillar angle dozer w/winch or equiv.	66.00
JD 450 angle dozer w/winch or equiv.	41.00
D-7 Caterpillar tow tractor	39.00
D-6 Caterpillar tow tractor	33.00

Group 2 Motorgraders
Caterpillar 16 motor grader	116.00
Caterpillar 14 motor grader	110.00
Caterpillar 12 motor grader	77.00

Group 3 Front End Loaders
Caterpillar front end loader on tracks (Cat 963 or equiv.)	66.00
Caterpillar front end loader on tracks (Cat 973 or equiv.)	88.00
Caterpillar front end loader on rubber (Cat 980 or equiv.)	99.00
Caterpillar front end loader on rubber (Cat 966 or equiv.)	94.00
Caterpillar front end loader on rubber (Cat 950 or equiv.)	83.00
Cat IT28 Tool carrier	83.00
Cat IT18 Tool carrier	66.00

Group 4 Pipelayers
594 Caterpillar sideboom or equiv.	127.00
583 Caterpillar sideboom or equiv.	99.00
572 Caterpillar sideboom or equiv.	83.00
571 Caterpillar sideboom or equiv.	61.00
D-8 Caterpillar sideboom or equiv.	50.00
D-7 Caterpillar sideboom or equiv.	44.00
561 Caterpillar sideboom or equiv.	44.00

Group 5 Rubber Tired / Truck Cranes
100 Ton Truck Crane	275.00
75 Ton Cherry Picker	138.00
50 Ton - 60 Ton Cherry Picker	110.00
37 Ton - 45 Ton Cherry Picker	94.00
26 Ton - 36 Ton Cherry Picker	79.00
17 Ton - 25 Ton Cherry Picker	66.00
10 Ton - 16 Ton Cherry Picker	44.00

Group 6 Hydraulic Excavators / Clam / Draglines
Hydraulic excavator (Cat 385 or equiv.)	275.00
Hydraulic excavator (Cat 365 or equiv.)	220.00
Hydraulic excavator (Cat 245 or equiv)	165.00
Hydraulic excavator (Cat 345 / LB5800 or equiv.)	182.00

Hydraulic excavator (Cat 235 / 345 / LB5800 or equiv. with Hammer)	237.00
Hydraulic excavator (Cat 330, LB4300)	160.00

SHEEHAN PIPE LINE CONSTRUCTION COMPANY

EQUIPMENT SCHEDULE - EXTRA WORK

CLASSIFICATION	HOURLY RATE
Hydraulic excavator (LB 4300 with Hammer)	171.00
Hydraulic excavator (Cat 325 or equiv)	149.00
Hydraulic excavator (Cat 320 or equiv)	132.00
Hydraulic excavator (Cat 330 Long reach or equiv)	160.00
Hydraulic excavator (Cat 325 Long reach or equiv)	149.00
Hydraulic excavator (Cat 320 Long reach or equiv)	132.00
Hydraulic excavator (Cat 315)	121.00
Hydraulic excavator (Cat 215 or equiv.)	66.00
Hydraulic excavator (Cat 325 Swamp Hoe or equiv.)	292.00
Rubber-tired Hydraulic Backhoe all sizes	33.00
Clam or dragline LS318 or equiv	165.00
Clam or dragline (LS 98 or equiv.)	112.00
Clam or dragline (LS 78 or equiv.)	88.00
Rubber-tired farm tractor w/disc or rock picker	27.00
Rubber-tired tractor w/chisel plow	39.00

Group 7 Ditchers
Captial 900 ladder style ditcher	220.00
Capital 1050 / 1060 ditcher	275.00
400W Cleveland ditcher or equiv.	108.00
320,350 or 400 Cleveland ditcher or equiv.	77.00

Group 8 Air compressors / Rock Drills / Pipeline Dehydrators
2400 cu. ft. Air Compressor (290 psi)	165.00
2000 cu. ft. Air Compressor (150 psi)	138.00
900 cu. ft. Air Compressor (350 psi)	132.00
Pipeline dehydrator / dryer per 1000 CFMs	110.00
1200-1600 cu. ft. Air Compressor	110.00
Hydraulic Rock Drill mounted on tracks (John Henry or equiv.)	105.00
900-1100 cu. ft. Air Compressor	83.00
Pipeline dehydrator / dryer per 500 CFMs	55.00
600 cu. ft. Air Compressor	55.00
Air Track Drill complete with steel & bits	50.00
375 cu. ft. Air Compressor	50.00
100-350 cu. ft. Air Compressor	39.00

Group 9 Pipe Bending Machines / Bending Sets / Mandrels
Pipe Bending Machine 6”-20”	33.00
Pipe Bending Machine 16”-30”	60.00
Pipe Bending Machine 22”-36”	77.00
Pipe Bending Machine 32”-42”	132.00
Pipe Bending Machine 48”	198.00
Bending set (Lined or bare) less than 16”	10.00
Bending set (Lined or bare) 16”-22”	15.00
Bending set (Lined or bare) 24”-28”	20.00
Bending set (Lined or bare) 30”-36”	25.00
Bending set (Lined or bare) 42”	30.00
Bending set (Lined or bare) 48”	40.00
Bending Mandrel less than 16”	10.00
Bending Mandrel 16”-22”	15.00
Bending Mandrel 24”-28”	20.00

SHEEHAN PIPE LINE CONSTRUCTION COMPANY

EQUIPMENT SCHEDULE - EXTRA WORK

CLASSIFICATION	HOURLY RATE
Bending Mandrel 30” - 36”	25.00
Bending Mandrel 42”	30.00
Bending Mandrel 48”	40.00
Tru Bend Bending Device	30.00

Group 10 Pipe Line Up Clamps / Pipe Facing Machines
Internal Pneumatic Line Up Clamps less than 16”	25.00
Internal Pneumatic Line Up Clamps 18” - 22”	30.00
Internal Pneumatic Line Up Clamps 24” - 28”	40.00
Internal Pneumatic Line Up Clamps 30” - 36”	45.00
Internal Pneumatic Line Up Clamps 42”	50.00
Internal Pneumatic Line Up Clamps 48”	60.00
Hydraulic Driven Pipe Facing Machines and power supply	125.00

Group 11 Thin film coating equipment
Thin film Coating Machine with Coil and Powder System: 18” and under	45.00
Thin film Coating Machine with Coil and Powder System: 20” - 30”	54.00
Thin film Coating Machine with Coil and Powder System: 32” - 48” (Coating Material not included in above rates)	72.00
Tie in coating rig (Tie in unit) truck, air compressor, blast pot, powder applicator	100.00

Group 12 Road boring equipment
Road Boring track machine w/auger 60”	193.00
Road Boring track machine w/auger 32” - 48”	165.00
Road Boring track machine w/auger 20” - 30”	154.00
Road Boring track machine w/auger Less than 20”	138.00
Road Boring cradle machine w/auger 32” - 48”	101.00
Road Boring cradle machine w/auger 20” - 30”	73.00
Road Boring cradle machine w/auger Less than 20”	55.00
Road Boring Ram Machine Grundoram Goliath (not including compressor)	193.00

Group 13 Pipe lay tractors / welding trucks
D-6 or D-7 Caterpillar welding tractor with welding machines	66.00
D-4 or D-6 Caterpillar welding tractor with welding machines	55.00
Utility welding truck complete w/ welding, beveling & cutting equipment	36.00

Group 14 Hydrotesting Equipment
Hydrostatic fill pump - High Head 150’ - 700’ head pressure	66.00
Hydrostatic pressure /squeeze pump	66.00
Hydrostatic fill pump - Low Head 150’ head pressure	55.00
Pressure Pump (Kerr Model 1250-3000)	28.00
Hydrostatic Testing Van or Bus including Test Instruments	17.00
Fill Pipe (per 100’)	5.00
Filter, Flow Meter, Misc. Test Fittings	5.00

Group 15 Trucks / Rolling stock
Lowboy or Float truck w/Diesel Engine (Tandem-Tandem)	73.00
Boom Truck	61.00
Log Truck	61.00
Stringing Truck and pole trailer	57.00

SHEEHAN PIPE LINE CONSTRUCTION COMPANY

EQUIPMENT SCHEDULE - EXTRA WORK

CLASSIFICATION	HOURLY RATE
Water trailer and truck (tanker)	55.00
Dump Truck Single Axle	44.00
Dump Truck Tandem Axle	55.00
Water Truck	44.00
Winch Truck, Fuel Truck, Grease Truck	33.00
Mechanic Rig	33.00
Flatbed Truck	27.00
Crew Bus	13.00
Pickup - 4 wheel drive	12.00
Pickup - 2 wheel drive	10.00
Sedan Car	9.00

Group 16 Padding / Backfill Equipment
Finning Pipeliner / Backfiller	110.00
D7 or D8 Tractor with Auger Backfiller	99.00
KNI Padding Machine	110.00
Read Screen-All Model 90 Padding Machine	83.00
Read Screen-All Model 40 Padding Machine	61.00

Group 17 Miscellaneous Equipment
Well point system ( includes pumps) per 300 LF of dewater system	225.00
Sheet Pile Driver / Extractor	150.00
Challenger Ag Wagon	85.00
Swamp Buggy ( tool carrier)	40.00
Vaculifter (does not include excavator)	35.00
Portable generator set 5 KW or less	25.00
Mulcher	20.00
6” - 8” Water Pump including hoses	18.00
Portable light tower	15.00
Small Generator (Light Plant) 5 KW or less	12.00
4” Water Pump including hoses	12.00
Blasting Mats	10.00
Parts Van	10.00
Sand Blast Pot w/Nozzles (excluding sand)	8.00
2” - 3” Water Pump including hoses	8.00
Small Tools; Shovels, Belts, Hand Tools, Clamps, etc.	6.00
Wooden Digging Mat (4’ wide x 8” thick 16, 18 & 20 ft long)	4.00
Truck Mat (8 ft wide x 16 ft long laminated 3 ply)	4.00
Holiday Detector	4.00
Chain Saw	4.00

Equivalent machines will be determined on operating weight and not bucket size

Above rates include all contractors charges for equipment exclusive only of operating labor.

ATTACHMENT E

PROJECT SCHEDULE

Sheehan Pipe Line Construction Company

Cheniere Energy

Construction Schedule

ID	Task Name	Duration	Start	Finish
1	**Project Duration**	**211 days?**	**Mon 7/23/07**	**Mon 3/31/08**
2	Mobilization	**23 days**	Tue 7/31/07	Sat 8/25/07
3	Environmental	**97 days**	Mon 8/6/07	Wed 11/28/07
4	Clearing	**60 days**	Mon 7/30/07	Mon 10/8/07
5	Grade	**59 days**	Mon 8/13/07	Sat 10/20/07
6	Boring 1 & 2	**55 days**	Mon 8/20/07	Tue 10/23/07
7	Stringing	**59 days**	Thu 8/16/07	Wed 10/24/07
8	Bend & Set up	**59 days**	Sat 8/25/07	Fri 11/2/07
9	Lay & Weld	**51 days**	Mon 8/27/07	Thu 10/25/07
10	Coat Field Joints	**60 days**	Thu 8/30/07	Thu 11/8/07
11	Ditch	**59 days**	Sat 9/1/07	Fri 11/9/07
12	Lower in - Backfill	**59 days**	Tue 9/4/07	Sat 11/10/07
13	Tie - In (6 Crews)	**60 days**	Fri 9/7/07	Thu 11/15/07
14	HDD #1 - Sabine Canal / Currie Rd.	**25 days**	Mon 8/13/07	Tue 9/11/07
15	HDD #2 - Houston River Canal	**23 days**	Fri 8/17/07	Thu 9/13/07
16	HDD #3 - Houston River	**34 days**	Mon 8/13/07	Fri 9/21/07
17	HDD #4 - Little River	**25 days**	Thu 9/13/07	Thu 10/11/07
18	HDD #5 - West Fork Calcasieu	**34 days**	Fri 9/14/07	Tue 10/23/07
19	HDD #6 - Indian Bayou	**24 days**	Mon 9/24/07	Sat 10/20/07
20	HDD #7 - Marsh Bayou	**23 days**	Sat 10/13/07	Thu 11/8/07
21	Testing & Final Tie In 1	**19 days**	Fri 10/26/07	Fri 11/16/07
22	Clean up	**62 days**	Thu 9/13/07	Sat 11/24/07
23	Seed, Fertilize & Mulch	**35 days**	Wed 10/17/07	Tue 11/27/07
24	Fabrication	**0 days**	Mon 7/23/07	Mon 7/23/07
25	Mechanical Completion	**1 day?**	**Thu 1/31/08**	**Thu 1/31/08**
26	Substantial Completion	**1 day?**	**Fri 2/29/08**	**Fri 2/29/08**
27	Final Completion	**1 day?**	**Mon 3/31/08**	**Mon 3/31/08**

2007
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
2008
Jan
Feb
Mar
Apr
May
7/23
1/31
2/29

Project: Cheniere Energy
Spread 3A - 35.9 Miles of 42" O.D. Pipeline - Single Line
Louisiana 2007/2008, Ref #06-89
Date: Wed 1/10/07

Task
Split
Progress
Milestone
Summary

Page 1

E-1

ATTACHMENT F

INSURANCE REQUIREMENTS

F.1.	Contractor’s Insurance: All insurance obtained pursuant to this Agreement shall: (1) be issued by insurers with an “A-X” or better A.M. Best Co. rating in the current Property-Casualty Edition and authorized to do business in the state in which the Project is located, and (2) be in all other respects acceptable to Owner. Contractor shall carry and maintain or cause to be carried and maintained in force at all times during the term of the Agreement the following insurance:

F.1.1.	Workers’ Compensation/Employers’ Liability

Workers’ compensation with appropriate longshoremen’s or harbor workers’ endorsement (if applicable) covering all Contractor Personnel in accordance with the statutory requirements of the state of hire or country in which the Work is to be performed, and if the Work includes the use of vessels, appropriate maritime extensions. Employers’ liability insurance with the limit of One Million United States Dollars (U.S. $l,000,000) per accident or illness.

F.1.2.	Commercial General Liability

Commercial general liability insurance with contractual liability, products and completed operations, and broad form property damage coverage included, which shall provide for a combined single limit of One Million United States Dollars (U.S. $1,000,000) for personal injury, death or property damage resulting from each occurrence and covering all of Contractor’s Work under the Agreement; provided, however, this coverage requirement may be satisfied by Contractor through any combination of primary and excess liability insurance.

F.1.3.	Automobile Liability

Automobile liability insurance covering owned, non-owned and hired motor vehicles, with combined single limits of at least One Million United States Dollars (U.S. $1,000,000) for personal injury, death, or property damage resulting from each occurrence.

F.1.4.	Aircraft Liability Insurance

Aircraft liability insurance, to the extent applicable, covering owned, non-owned and hired aircraft with a combined single limit of Five Million United States Dollars (U.S. $5,000,000) for bodily injury, death and property damage resulting from each occurrence.

F.1.5.	Transportation Insurance

“All Risk” Insurance covering the full replacement cost of all supplies, equipment and materials to be incorporated into the Work while in the course of transit, including the land portion of any ocean or air shipments, and until arrival at the final local Work Sites. Such transit insurance shall include coverage against the perils of war, strikes, riots and civil commotion and shall insure all general average and salvage charges for which named insureds are responsible. Such insurance shall have a deductible of Fifty Thousand United States Dollars (U.S. $50,000) per loss.

F.1.6.	Builder’s Risk Insurance

Upon Owner’s written request, Contractor shall procure and maintain completed value form builder’s risk property insurance (subject to a deductible per loss not to exceed U.S. $50,000) upon the entire Work for one hundred percent (100%) of the full replacement cost value thereof (100% includes additional costs of engineering services in the event of a loss), or such lesser value if requested by Owner. This policy shall include the interests of Owner and Contractor in the Work as named insureds, as their interests may appear, shall name Owner as the loss payee, and shall be on an “All Risk” basis for physical loss or damage including fire, flood, earthquake, subsidence, hail, theft, vandalism and malicious mischief and shall include coverage for portions of the Work while it is stored off the Site or is in transit (except as otherwise covered by Paragraph F.1.5). This policy shall provide, by endorsement or otherwise, that Contractor shall be solely responsible for the payment of all premiums under the policy, and that the Owner shall have no obligation for the payment thereof, notwithstanding that the Owner are named insureds under the policy. Contractor shall be responsible for any loss within the deductible of the policy for the liabilities assumed by Contractor hereunder.

The cost of such insurance shall be passed through to and paid by Owner, and the Parties shall execute a Change Order increasing the Estimated Contract Price by such amount.

If such insurance (including the limits or deductibles thereof) is available at commercially reasonable rates and on commercially reasonable terms in the commercial insurance market, Owner and Contractor shall not unreasonably withhold their agreement to waive such requirement to the extent that maintenance thereof is not so available; provided, however, that Contractor shall first request any such waiver in writing from Owner, which request shall be accompanied by written reports prepared by two (2) independent advisers, including insurance brokers, of recognized international standing certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market (and, in any case where the required amount is not so available, explaining in detail the basis for such conclusions). Any such waiver shall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market.

F.1.7.	Excess Liability Insurance

Umbrella or excess liability insurance, written on a “following form” basis and providing coverage in excess of the coverages required to be provided by Contractor for employer’s liability insurance, commercial general liability insurance and automobile liability insurance, with limits of Ten Million United States Dollars (U.S. $10,000,000) combined single limit each claim and in the aggregate.

F.1.8.	Pollution Insurance

This policy shall provide coverage against claims for bodily injury (including bodily injury and death) and property damage (including loss of use) caused by or arising out of pollution incidents arising from the activities of Contractor or any of its Subcontractors or Sub-subcontractors, and shall include contractual liability per the terms and conditions of such policy. The aggregate limits shall apply separately to each annual policy period.

Limits: U.S. $10,000,000 combined single limit each occurrence

             U.S. $10,000,000 general aggregate with dedicated limits per Project site

F.2.	Notice: Contractor shall have the insurance carriers furnish to Owner, upon the Effective Date and annually thereafter, insurance certificates specifying the types and amounts of coverage in effect and the expiration dates of each policy, and a statement that no insurance will be canceled or materially changed without thirty (30) days prior written notice to Owner.

F.3.	Waiver of Subrogation: All policies of insurance required to be provided by Contractor under this Agreement shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against the Owner Indemnified Parties for the liabilities assumed by Contractor hereunder. Insurance policies pursuant to Paragraph F.1 shall designate the Owner Indemnified Parties as additional insured for the liabilities assumed by Contractor hereunder, and that the policies provided by Contractor shall be primary and noncontributing to any insurance carried by Owner with regard to the liabilities assumed by Contractor hereunder. The policies referred to in Paragraphs F.1.2 and F.1.3 shall contain a cross-liability clause in respect of third party claims so that Owner and Contractor are regarded as third parties as to each other.

F.4.	Obligations Not Relieved: Except as otherwise provided in this Agreement to the contrary, the occurrence of any of the following shall in no way relieve Contractor from any of its obligations under this Agreement: (i) failure by Contractor to secure or maintain the insurance coverage required hereunder; (ii) failure by Contractor to comply fully with any of the insurance provisions of this Agreement; (iii) failure by Contractor to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement; (iv) the insolvency, bankruptcy or failure of any insurance company providing insurance to Contractor; (v) failure of any insurance company to pay any claim accruing under its policy; or (vi) losses by Contractor or any of its Subcontractors not covered by insurance policies.

F.5.	Subcontractors’ Insurance: If Contractor subcontracts any part of the Work, Contractor shall obtain or require its Subcontractors to maintain, the same insurance coverage and amounts that Contractor is required to maintain pursuant to this Attachment F, as applicable and appropriate to the Work of such Subcontractor.

ATTACHMENT G

FORM OF CONTRACTOR’S INVOICE

SHEEHAN PIPE LINE CONSTRUCTION CO.

PROGRESS SCHEDULE - JOB NO.?

CLIENT: CHENIERE CREOLE TRAIL PIPELINE, L.P.	INVOICE NO.:	1
CONTRACT NO.:	PERIOD ENDING:	January 31, 2007
PROJECT DESCRIPTION: CREOLE TRAIL PIPELINE - SEGMENT 3A PROJECT, ALTERNATIVE ROUTE 42” SINGLE LINE OPTION

ITEM	TYPE OF WORK	UNIT	ESTIMATED MEASURED QUANTITY	FIXED UNIT PRICE OR LUMP SUM AMOUNT FOR LUMP SUM WORK	ESTIMATED TOTAL PRICE FOR UNIT PRICE WORK	COMPLETED (%, QUANTITY OR FOOTAGE)			AMOUNT
						THIS PERIOD	PREVIOUSLY REPORTED	TOTAL TO DATE	THIS PERIOD	PREVIOUSLY REPORTED	TOTAL TO DATE
PART A	PIPELINE BASE LAY
A.1	Single Line 42” Base Lay	Linear Feet	190,665	$231.00
	Mobilization/Demobilization (10%)	Linear Feet	190,665	$23.10	$4,404,362
	Clearing and Grading (12%)	Linear Feet	190,665	$27.72	$5,285,234
	Ditching (7%)	Linear Feet	190,665	$16.17	$3,083,053
	Stringing and Bending (11%)	Linear Feet	190,665	$25.41	$4,844,798
	Laying and Welding (24%)	Linear Feet	190,665	$55.44	$10,570,468
	Coating and Lowering In (9%)	Linear Feet	190,665	$20.79	$3,963,925
	Tie-In (9%)	Linear Feet	190,665	$20.79	$3,963,925
	Padding and Backfilling (4%)	Linear Feet	190,665	$9.24	$1,761,745
	Cleanup and Restoration (9%)	Linear Feet	190,665	$20.79	$3,963,925
	Testing (5%)	Linear Feet	190,665	$11.55	$2,202,181

A - SUBTOTAL					$44,043,615

PART B	PIPELINE INCREMENTAL TO BASE LAY
	MLV, PIG LAUNCHER/RECEIVER AND SIDE VALVE ASSEMBLIES
B.1	20” Side Tap Valve Assembly at M.P. 3-3.2/Sabine Pipeline - Fabricate and install	Lump Sum	1	$120,000.00	$120,000
B.2	42” Main Line Valve Assembly at M.P. 3-11.8 - Fabricate and install	Lump Sum	1	$200,000.00	$200,000
B.3	42” Main Line Valve Assembly at M.P. 3-27.9 - Fabricate and install	Lump Sum	1	$200,000.00	$200,000
B.4	30” Side Tap Valve Assembly at M.P. 3-35.4/Transco - Fabricate and install	Lump Sum	1	$140,000.00	$140,000
B.5	20” Side Tap Valve Assembly at M.P. 3-35.4/TGC - Fabricate and install	Lump Sum	1	$120,000.00	$120,000
B.6	42” Launcher/Receiver Assembly at M.P. 3-35.4 - Fabricate and install	Lump Sum	1	$940,000.00	$940,000

MLV, PIG LAUNCHER/RECEIVER AND SIDE VALVE ASSEMBLIES - SUBTOTAL					$1,720,000

B.10	BORED ROAD CROSSINGS [NO CASING REQUIRED]
B.10.1	Burton Shipyard Rd. at M.P. 3-0.5	Linear Feet	75	$700.00	$52,500
B.10.2	State Highway 27 at M.P. 3-0.9	Linear Feet	110	$700.00	$77,000
B.10.3	Sam Vincent Rd. at M.P. 3-1.9	Linear Feet	60	$700.00	$42,000
B.10.4	State Highway 108 at M.P. 3-3.6	Linear Feet	80	$700.00	$56,000
B10.5.	Cotton Vincent Rd. at M.P. 3-4.8	Linear Feet	60	$700.00	$42,000
B.10.6	Deere Rd. at M.P. 3-5.0	Linear Feet	60	$700.00	$42,000
B.10.7	Dave Dugas Rd. at M.P. 3-5.8	Linear Feet	75	$700.00	$52,500
B.10.8	Walker Rd. at M.P. 3-6.9	Linear Feet	100	$700.00	$70,000
B.10.9	Interstate 10 at M.P. 3-9.3	Linear Feet	320	$700.00	$224,000
B.10.10	State Highway 90 at M.P. 3-10.6	Linear Feet	120	$700.00	$84,000
B.10.11	Burton Rd. at M.P. 3-11.2	Linear Feet	200	$700.00	$140,000
B.10.12	Houston River Rd. at M.P. 3-14.2	Linear Feet	80	$700.00	$56,000
B.10.13	Koonce Rd. at M.P. at M.P. 3-15.2	Linear Feet	95	$700.00	$66,500
B.10.14	State Highway 27 at M.P. 3-18.7	Linear Feet	135	$700.00	$94,500
B.10.15	Holbrook Park Rd. at M.P. 3-22.7	Linear Feet	70	$700.00	$49,000
B.10.16	Bill Prewitt Rd. at M.P. 3-23.3	Linear Feet	40	$700.00	$28,000
B.10.17	State Highway 171 at M.P. 3-29.7	Linear Feet	250	$700.00	$175,000
B.10.18	Coonie Jackson Rd. at M.P. 3-31.7	Linear Feet	50	$700.00	$35,000
B.10.19	Texas Eastern Rd. at M.P. 3-35.4	Linear Feet	70	$700.00	$49,000

B.10 - BORED ROAD CROSSINGS [NO CASING REQUIRED] - SUBTOTAL					$1,435,000

B.11	BORED RAILROAD CROSSINGS [NO CASING REQUIRED]
B.11.1	Bored Railroad Crossing at M.P. 3-10.8	Linear Feet	220	$700.00	$154,000
B.11.2	Bored Railroad Crossing at M.P. 3-18.8	Linear Feet	135	$700.00	$94,500

B.11 - BORED RAILROAD CROSSINGS [NO CASING REQUIRED] - SUBTOTAL					$248,500

B.12	HORIZONTAL DIRECTIONAL DRILL CROSSINGS
B.12.1	HDD Crossing of Sabine Canal / Currie Rd. at M.P. 3-7.8	Linear Feet	2,089	$625.00	$1,305,625
B.12.2	HDD Crossing of Houston River Canal at M.P.3-13.7	Linear Feet	1,702	$625.00	$1,063,750
B.12.3	HDD Crossing of Houston River at M.P. 3-15.7	Linear Feet	3,021	$625.00	$1,888,125
B.12.4	HDD Crossing of Little River at M.P. 3-19.7	Linear Feet	2,250	$625.00	$1,406,250
B.12.5	HDD Crossing of West Fork Calcasieu at M.P. 3-23.5	Linear Feet	3,019	$625.00	$1,886,875
B.12.6	HDD Crossing of Indian Bayou at M.P. 3-28.4	Linear Feet	1,726	$625.00	$1,078,750
B.12.7	HDD Crossing of Marsh Bayou at M.P. 3-31.9	Linear Feet	1,704	$625.00	$1,065,000

B.12 - HORIZONTAL DIRECTIONAL DRILL CROSSINGS - SUBTOTAL					$9,694,375

G-1

SHEEHAN PIPE LINE CONSTRUCTION CO.

PROGRESS SCHEDULE - JOB NO.?

CLIENT: CHENIERE CREOLE TRAIL PIPELINE, L.P.	INVOICE NO.:	1
CONTRACT NO.:	PERIOD ENDING:	January 31, 2007
PROJECT DESCRIPTION: CREOLE TRAIL PIPELINE - SEGMENT 3A PROJECT, ALTERNATIVE ROUTE 42” SINGLE LINE OPTION

ITEM	TYPE OF WORK	UNIT	ESTIMATED MEASURED QUANTITY	FIXED UNIT PRICE OR LUMP SUM AMOUNT FOR LUMP SUM WORK	ESTIMATED TOTAL PRICE FOR UNIT PRICE WORK	COMPLETED (%, QUANTITY OR FOOTAGE)			AMOUNT
						THIS PERIOD	PREVIOUSLY REPORTED	TOTAL TO DATE	THIS PERIOD	PREVIOUSLY REPORTED	TOTAL TO DATE
B - SUBTOTAL					$13,097,875
PART C	PIPELINE ADDITIONAL INSTALLATIONS
	ENVIRONMENTAL PAY ITEMS
C.1	Silt Fence	Linear Feet	45,000	$6.00	$270,000
C.2	Hay Bales	Each	2,200	$30.00	$66,000
C.3	Ditchline Breakers / Trench Plugs	Cubic Yard	3,900	$450.00	$1,755,000
C.4	Jute Thatching (Erosion Control Fabric/Mats)	Square Yard	12,000	$4.00	$48,000
C.5	Timber Mats - Wetlands	Linear Feet	30,000	$115.00	$3,450,000
C.6	Filter Bag	Each	100	$450.00	$45,000
C.7	Seed, Fertilizer and Lime	Acre	500	$735.00	$367,500
C.8	Mulch	Acre	500	$1,400.00	$700,000
C.9	Timber Mats - Uplands	Each	2,000	$480.00	$960,000
C.10	Furnish, install and remove Truck Mats (uplands)	Each	700	$375.00	$262,500

ENVIRONMENTAL PAY ITEMS - SUBTOTAL					$7,924,000

	CATHODIC PROTECTION, AC MITIGATION and PIPELINE MARKERS
C.11	Test Station Type (Type E, Detail 1)	Each	90	$250.00	$22,500
C.12	Test Station Type (Type E, Detail 2)	Each	40	$300.00	$12,000
C.13	Pipeline Ground Marker Posts	Each	250	$150.00	$37,500
C.14	Continuous Zinc Ribbon, cadwelding and test stations	Linear Feet	26,300	$2.10	$55,230

CATHODIC PROTECTION, AC MITIGATION and PIPELINE MARKERS - SUBTOTAL					$127,230

	OTHER ITEMS
C.15	Furnish, install and remove Crushed Stone Access Pads	Ton	405	$40.00	$16,200
C.16	Transport and install additional concrete weight coated pipe	Linear Feet	1,200	$140.00	$168,000

OTHER - SUBTOTAL					$184,200

C - SUBTOTAL					$8,235,430

SUBTOTAL - PARTS A, B AND C					$65,376,920

PART D	BOND QUOTE
	0.35% of Parts A, B and C SUBTOTAL				$228,819

ESTIMATED CONTRACT PRICE					$65,605,739	AMOUNT EARNED			$—	$—	$—
						RETAINAGE		5%	$—	$—	$—

ACCEPTED BY:						EARNED LESS RETAINAGE			$—	$—	$—

CONTRACTOR REPRESENTATIVE		DATE				TOTAL DUE THIS INVOICE			$		—

OWNER REPRESENTATIVE		DATE

G-2

ATTACHMENT H

FORM OF PAYMENT AND PERFORMANCE BONDS

SCHEDULE H-1

PAYMENT BOND

Bond No.

KNOW ALL MEN BY THESE PRESENTS, that                                  (hereinafter “Principal”) and                                 , incorporated in the state of                                  and duly authorized to do business in Louisiana, (hereinafter “Surety”), are held and firmly bound unto Cheniere Creole Trail Pipeline, L.P. (hereinafter “Obligee”), and its representatives, successors and assigns, in the sum of                                  Dollars ($                    ) for the payment of which sum well and truly to be made the said Principal and Surety bind themselves, and their respective heirs, administrators, executors, successors and assigns jointly and severally, firmly by these presents.

WHEREAS, Principal has been awarded a contract with Obligee for the Project known as the                                 (hereinafter called the “Contract”) and which Contract is hereby referred to and incorporated by express reference as if fully set forth herein.

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the Principal shall promptly make payment in full to all persons or entities supplying labor, material, services, utilities and equipment, or any other things in the prosecution of the work provided for in said Contract, and any and all modifications of said Contract that may hereafter be made, and shall indemnify and save harmless said Obligee of and from any and all loss, damage, and expense, including costs and attorneys’ fees, which the said Obligee may sustain by reason of Principal’s failure to do so, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

The Surety agrees that no change, extension of time, alteration, addition, omission, waiver, or other modification of the terms of either the Contract or in the work to be performed, or in the specifications, or in the plans, or in the contract documents, or any forbearance on the part of either the Obligee or Principal to the other, shall in any way affect its obligation on this Bond, and Surety does hereby waive notice of any such changes, extensions of time, alterations, additions, omissions, waivers, or other modifications.

The Principal and the Surety agree that this Bond shall inure to the benefit of all persons or entities as supplying labor, material, services, utilities and equipment, or any other things in the prosecution of the work provided for in said Contract, as well as to the Obligee, and that any of such persons or entities may maintain independent actions upon this Bond in the name of the person or entities bringing any such action.

The parties executing this Bond on behalf of Principal and Surety represent and warrant that they are duly authorized to bind the Principal and Surety respectively.

IN WITNESS WHEREOF, the above bounden parties have executed this instrument under their several seals this          day of                     , 200     the name and corporate seal of each corporate seal of each corporate party being hereto affixed and these presents duly signed by its undersigned representative, pursuant to authority of its governing body.

PRINCIPAL:

By:

Title:

(Principal’s Address)

Witness

Or Secretary’s Attest

[SEAL]

SURETY:

By:

Title:

(Surety’s Address)

Witness.

Or Secretary’s Attest

[SEAL]

[Attach Power of Attorney executed

by attorney-in-fact on behalf of Surety]

SCHEDULE H-2

PERFORMANCE BOND

Bond No.

KNOW ALL MEN BY THESE PRESENTS, that                                  (hereinafter “Principal”) and                                 , incorporated in the state of                                  and duly authorized to do business in Louisiana (hereinafter “Surety”), are held and firmly bound unto Cheniere Creole Trail Pipeline, L.P. Company (hereinafter “Obligee”), and its representatives, successors and assigns, in the sum of                                  Dollars ($                    ) for the payment of which sum well and truly to be made the said Principal and Surety bind themselves, and their respective heirs, administrators, executors, successors and assigns jointly and severally, firmly by these presents.

WHEREAS, Principal has been awarded a contract with Obligee for the project known as the                                  (hereinafter called the “Contract”) and which Contract is hereby referred to and incorporated by express reference as if fully set forth herein.

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the above bounden Principal shall well and truly perform all the work, undertakings, covenants, terms, conditions, and agreements of said Contract within the time provided therein and any extensions thereof that may be granted by Obligee, and during the life of any obligation, guaranty or warranty required under said Contract, and shall also well and truly perform all the undertakings, covenants, terms, conditions, and agreements of any and all modifications of said Contract that may hereafter be made, and shall indemnify and save harmless said Obligee of and from any and all loss, damage, and expense, including costs and attorneys’ fees, which the Obligee may sustain by reason of Principal’s failure to do so, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

The Surety agrees that no change, extension of time, alteration, addition, omission, waiver, or other modification of the terms of either the Contract or in the work to be performed, or in the specifications, or in the plans, or in the contract documents, or any forbearance on the part of either the Obligee or Surety to the other, shall in any way affect said Surety’s obligation on this Bond, and said Surety does hereby waive notice of any such changes, extensions of time, alterations, additions, omissions, waivers, or other modifications. The parties executing this Bond on behalf of Principal and Surety represent and warrant that they are duly authorized to bind the Principal and Surety respectively.

IN WITNESS WHEREOF, the above bounden parties have executed this instrument under their several seals this          day of                     , 200    , the name and corporate seal of each corporate seal of each corporate party being hereto affixed and these presents duly signed by its undersigned representative, pursuant to authority of its governing body.

PRINCIPAL:

By:

Title:

(Principal’s Address)

Witness

Or Secretary’s Attest

[SEAL]

SURETY:

By:

Title:

(Surety’s Address)

Witness.

Or Secretary’s Attest

[SEAL]

[Attach Power of Attorney executed

by attorney-in-fact on behalf of Surety]

ATTACHMENT I

FORM OF LIEN AND CLAIM WAIVERS

SCHEDULE I-1

CONTRACTOR’S INTERIM LIEN AND CLAIM WAIVER

(To be executed by Contractor with each invoice other than the final invoice)

STATE OF LOUISIANA

PARISH OF

The undersigned, Sheehan Pipe Line Construction Company (“Contractor”), has been engaged under a Pipeline Construction Contract with Cheniere Creole Trail Pipeline, L.P. (“Owner”), to furnish certain materials, equipment, services, and/or labor for the project known as the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project (the “Project”), which is located in                                  and described in more detail as follows:

                                                                                                                 (the “Property”).

Upon receipt of the sum of U.S.$                     (amount in invoice submitted with this Interim Lien and Claim Waiver), Contractor waives and releases any and all liens or claims of liens against the Project and the Property and all claims, demands, actions, causes of actions or other rights at law, in contract, tort, equity or otherwise that Contractor has or may have against Owner through the date of                     , 20     (date of the invoice submitted with this Interim Lien and Claim Waiver). Exceptions as follows:

(if no exception entry or “none” is entered above, Contractor shall be deemed not to have reserved any claim.)

Contractor represents that all Subcontractors, Sub-subcontractors and employees of Contractor have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of last prior invoice) for the Project. Exceptions as follows:

                                                                                                                                                                                                            .

(if no exception entry or “none” is entered above, all such payments have been made)

This Interim Lien and Claim Waiver is freely and voluntarily given and Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Interim Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Interim Lien and Claim Waiver, that it has voluntarily chosen to accept the terms and conditions of this Interim Lien and Claim Waiver in return for the payment recited above.

FOR CONTRACTOR:
Applicable to Invoice(s) No.

Signed:	(SEAL)
By:
Title:
Date:

AFFIDAVIT

On this          day of                     , 20    , before me appeared the above-signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed under oath personally and on behalf of Contractor.

Notary Public

My term expires (date):

SCHEDULE I-2

SUB CONTRACTOR’S INTERIM LIEN AND CLAIM WAIVER

(To be executed by Subcontractor with each invoice other than the final invoice)

STATE OF LOUISIANA

PARISH OF

The undersigned,                                  (“Subcontractor”) who has, under an agreement with Sheehan Pipe Line Construction Company (“Contractor”), furnished certain materials, equipment, services, and/or labor for the project known as the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project, which is located in                                  and described in more detail as follows:

                                                                                                                 (the “Property”).

Upon receipt of the sum of U.S.$                     (“Current Payment”), Subcontractor waives and releases any and all liens or claims of liens against the Project and the Property and all claims, demands, actions, causes of action or other rights at law, in contract, tort, equity or otherwise that Subcontractor has or may have against Cheniere Creole Trail Pipeline, L.P. (“Owner”) and Contractor through the date of                     , 20     (“Current Date”). Exceptions as follows:

                                                                                                                                                                                          .

(if no exception entry or “none” is entered above, Subcontractor shall be deemed not to have reserved any claim.)

Subcontractor further represents that all employees, laborers, materialmen, sub-subcontractors and subconsultants employed by Subcontractor in connection with the Project have been paid for all work, materials, equipment, services, labor and any other items performed or provided through                     , 20     (date of last prior Invoice). Exceptions as follows:

                                                                                                                                                 .

(if no exception entry or “none” is entered above, all such payments have been made)

This Subcontractor’s Interim Lien and Claim Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Interim Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Subcontractor’s Interim Lien and Claim Waiver, that it has voluntarily chosen to accept the terms and conditions of this Subcontractor’s Interim Lien and Claim Waiver in return for the payment recited above.

FOR SUBCONTRACTOR :
Applicable to Invoice(s) No.

Signed:	(SEAL)
By:
Title:
Date:

AFFIDAVIT

On this          day of                     , 20     , before me appeared the above-signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed under oath personally and on behalf of Subcontractor.

Notary Public

My term expires (date):

SCHEDULE I-3

CONTRACTOR’S FINAL LIEN AND CLAIM WAIVER

(To be executed by Contractor with the invoice for final payment)

STATE OF LOUISIANA

PARISH OF

The undersigned, Sheehan Pipe Line Construction Company (“Contractor”), has been engaged under an agreement with Cheniere Creole Trail Pipeline, L.P. (“Owner”), to furnish certain materials, equipment, services, and/or labor for the project known as the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project (“Project”), which is located in                                  and more particularly described as follows:

                                                                                                                 (the “Property”).

Upon receipt of the sum of U.S.$                      (amount in invoice for final payment submitted with Contractor’s Final Lien and Claim Waiver), Contractor waives and releases all liens or claims of liens against the Project and the Property and all claims, demands, actions, causes of actions or other rights at law, in contract, tort, equity or otherwise that Contractor has, may have had or may have in the future against Owner arising out of the agreement or the Project, whether or not known to Contractor at the time of the execution of this Final Lien and Claim Waiver.

Contractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of its work on the agreement, Project or subcontracts have been fully satisfied (except for that work and obligations that survive the termination or expiration of the agreement, including warranties and correction of defective services), including, but not limited to payment to Subcontractors and employees and payment of taxes.

This Final Lien and Claim Waiver is freely and voluntarily given, and Contractor acknowledges and represents that it has fully reviewed the terms and conditions of this Final Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Final Lien and Claim Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Final Lien and Claim Waiver in return for the payment recited above. Contractor understands, agrees and acknowledges that, upon payment, this document waives rights unconditionally and is fully enforceable to extinguish all claims of Contractor as of the date of execution of this document by Contractor.

FOR CONTRACTOR:
Applicable to Invoice No(s): ALL (If all, print “all”)

Signed:	(SEAL)
By:
Title:
Date:

AFFIDAVIT

On this          day of                     , 20    , before me appeared the above-signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Contractor and that this document was signed under oath personally and on behalf of Contractor.

Notary Public

My term expires (date):

SCHEDULE I-4

SUB CONTRACTOR’S FINAL LIEN AND CLAIM WAIVER

(To be executed by Subcontractor with the invoice for final payment)

STATE OF LOUISIANA

PARISH OF

The undersigned,                                  (“Subcontractor”), has, under an agreement with Sheehan Pipe Line Construction Company (“Contractor”), furnished certain materials, equipment, services, and/or labor for the Project known as the Alternate Route 42” Single Line Option Creole Trail Pipeline - Segment 3A Project (“Project”), which is located in                                  and more particularly described as follows:

                                                                                                                 (the “Property”).

Upon receipt of the sum of U.S.$                    , Subcontractor waives and releases any and all liens or claims of liens against the Project and the Property, all claims, demands, actions, causes of action or other rights at law, in contract, tort, equity or otherwise against Cheniere Creole Trail Pipeline, L.P. (“Owner”) or Contractor, and any and all claims or rights against any labor and/or material bond, which Subcontractor has, may have had or may have in the future arising out of the agreement between Subcontractor and Contractor, the Project or the Property, whether or not known to Subcontractor at the time of the execution of this Subcontractor’s Final Lien and Claim Waiver.

Subcontractor represents that all of its obligations, legal, equitable, or otherwise, relating to or arising out of the agreement between Contractor and Subcontractor, the Project, the Property or sub-subcontracts have been fully satisfied (except for that work and obligations that survive the termination or expiration of the agreement between Subcontractor and Contractor, including warranties and correction of defective services), including, but not limited to payment to sub-subcontractors and employees of Subcontractor and payment of taxes.

This Subcontractor’s Final Lien and Claim Waiver is freely and voluntarily given and Subcontractor acknowledges and represents that it has fully reviewed the terms and conditions of this Subcontractor’s Final Lien and Claim Waiver, that it is fully informed with respect to the legal effect of this Subcontractor’s Final Lien and Claim Waiver, and that it has voluntarily chosen to accept the terms and conditions of this Subcontractor’s Final Lien and Claim Waiver in return for the payment recited above. Subcontractor understands, agrees and acknowledges that, upon payment, this document waives rights unconditionally and is fully enforceable to extinguish all claims of Subcontractor as of the date of execution of this document by Subcontractor.

FOR SUBCONTRACTOR:
Applicable to Invoice No(s). ALL (If all, print “all”)

Signed:	(SEAL)
By:
Title:
Date:

AFFIDAVIT

On this          day of                      , 20    , before me appeared the above-signed, known or identified to me personally, who, being first duly sworn, did say that s/he is the authorized representative of Subcontractor and that this document was signed under oath personally and on behalf of Subcontractor.

Notary Public

My term expires (date):

ATTACHMENT J

PRICING SCHEDULE

1.	GENERAL

The items of Work, as listed and identified in the Schedule of Fixed Prices contained in Section 4 below (“Items”), shall apply to the Work. Each Item includes all costs, allowances and expenses: (i) separately by unit, for each Item (“Unit Price Work”) which is subject to fixed unit prices (“Fixed Unit Prices”), as indicated in the Schedule of Fixed Prices; and (ii) separately for each Item (“Lump Sum Work”) which is subject to a fixed lump sum price (“Lump Sum Amount”) as indicated in the Schedule of Fixed Prices.

2.	FIXED UNIT PRICES

a.	The Schedule of Fixed Prices sets forth the all-inclusive Fixed Unit Price for each Item of Unit Price Work. Each Fixed Unit Price will be the full and only amount payable by Owner to Contractor for the completed unit of Unit Price Work.

b.	The estimated total prices shown in the Schedule of Fixed Prices for Items of Unit Price Work are for planning purposes only, and represent, for each Item of Unit Price Work, the sum of the products of the estimated quantities and the applicable Fixed Unit Prices.

c.	Contractor shall be paid for the Measured Quantity only, whether more or less than the estimated quantities in the Schedule of Fixed Prices and notwithstanding the magnitude of any difference.

d.	With respect to Item A1 as set forth in Section 4 below, the Fixed Unit Price is allocated to various portions of the Work as identified below. The allocated percentage of the Fixed Unit Price of Item A1 (“Allocated Percentage”) to such portions of the Work is as follows:

Portion of the Work	Allocated Percentage
Mobilization/Demobilization (“Base Lay Mobilization Demobilization”)	10%

Clearing and Grading	12%

Ditching	7%

Stringing and Bending	11%

Laying and Welding	24%

Coating and Lowering In	9%

Tie-In	9%

Padding and Backfilling	4%

Cleanup and Restoration	9%

Testing	5%

Total:	100%

e.

The estimated cost for Base Lay Mobilization/Demobilization is the Fixed Unit Price of Item A1 multiplied by the estimated Measured Quantity of Item A1 multiplied by the Allocated Percentage for Base Lay Mobilization/Demobilization. Such amount shall be invoiced by Contractor in equal amounts in the first three (3) Invoices in accordance with Section 7.2 of the Agreement. Upon submission of the final Invoice in accordance with Section 7.3 of the Agreement, Contractor shall apply either a credit or additional charge to

Owner for the Base Lay Mobilization/Demobilization based upon the difference between the estimated cost for Base Lay Mobilization/Demobilization paid by Owner in the first three (3) Invoices and the product of the Fixed Unit Price for Item A1, the Measured Quantity of Item A1 and the Allocated Percentage for Base Lay Mobilization/Demobilization.

3.	LUMP SUM AMOUNTS

The Schedule of Fixed Prices sets forth the all-inclusive Lump Sum Amount for each Item of Lump Sum Work. Subject to any changes or adjustments made in accordance with the Contract Documents, each Lump Sum Amount will be the full and only amount payable by Owner to Contractor for the completed Items of Lump Sum Work performed in accordance with the Contract Documents.

4.	SCHEDULE OF FIXED PRICES

Item	Type of Work	Unit	Estimated Measured Quantity	Fixed Unit Price or Lump Sum Amount for Lump Sum Work	Estimated Total Price for Each Item
	PART A - PIPELINE BASE LAY
A1	Owner Provides Double Random Pipe to Contractor: Single Line 42” Base Lay - All Inclusive: Shall include, but not be limited to mobilization and demobilization, drug testing, environmental & safety training, environmental crew, clearing & grading, chipping/hauling, stumping/grubbing, top soil segregation, ditching, hauling & stringing, bending & alignment, welding, tie ins, NDE examination/testing, clean & coat field joints, lower in, pad and backfill, hydrostatic testing, dewatering, caliper pigging, drying, cleanup and restoration and all other requirements per Specifications and Drawings.	Linear Feet	190,665	$231.00	$44,043,615.00
SUBTOTAL – PART A $44,043,615.00
	PART B - PIPELINE INCREMENTAL TO BASE LAY
	MAIN LINE VALVE, PIG LAUNCHER/RECEIVER AND SIDE VALVE ASSEMBLIES
B1	20” Side Tap Valve Assembly at M.P. 3-3.2/Sabine Pipeline - Fabrication and installation: Shall include but not be limited to site work, concrete piers/pads, all fabrication, hydrostatic testing, tie in welds, mounting operator, coating/painting, Site fencing (50’ x 50’), gravel purchased & spread, Site restoration, and all other requirements per Specifications and Drawings.	Lump Sum	1	$120,000.00	$120,000.00
B2	42” Main Line Valve Assembly at M.P. 3-11.8 - Fabrication and installation: Shall include but not be limited to site work, concrete piers/pads, all fabrication, tie in welds, bolt connections, mounting gas operator, coating/painting, fencing, gravel purchased & spread, three hundred (300) foot permanent access road per typical and Site Drawings, and all other requirements per Specifications and Drawings.	Lump Sum	1	$200,000.00	$200,000.00
B3	42” Main Line Valve Assembly at M.P. 3-27.9 -Fabrication and installation: Shall include but not be limited to site work, concrete piers / pads, all fabrication, tie in welds, bolt connections, mounting gas operator, coating/painting, fencing, gravel purchased & spread, one hundred (100) foot permanent access road per the typical and Site Drawings, and all other requirements per Specifications and Drawings.	Lump Sum	1	$200,000.00	$200,000.00

Item	Type of Work	Unit	Estimated Measured Quantity	Fixed Unit Price or Lump Sum Amount for Lump Sum Work	Estimated Total Price for Each Item
B4	30” Side Tap Valve Assembly at M.P. 3-35.4/Transco - Fabrication and installation: Shall include but not be limited to site work, concrete piers/pads, all fabrication, hydrostatic testing, tie in welds, mounting operator, coating/painting, Site restoration, and all other requirements per Specifications and Drawings. Note: Fencing and gravel Site preparation to be included in the pricing for the 42” Launcher/Receiver Assemblies at M.P. 3-32.0.	Lump Sum	1	$140,000.00	$140,000.00
B5	20” Side Tap Valve Assembly at M.P. 3-35.4/TGC - Fabrication and installation: Shall include but not be limited to site work, concrete piers/pads, all fabrication, hydrostatic testing, tie in welds, mounting operator, coating/painting, Site restoration, and all other requirements per Specifications and Drawings. Note: Fencing and gravel Site preparation to be included in the pricing for the 42” Launcher/Receiver Assemblies at M.P. 3-32.0.	Lump Sum	1	$120,000.00	$120,000.00
B6	42” Launcher/Receiver Assembly at M.P. 3-35.4 - Fabrication and installation: Shall include but not be limited to site work, concrete piers / pads, all fabrication, tie in welds, bolt connections, mounting gas operator, coating/painting, fencing, gravel purchased & spread, one hundred (100) foot permanent access road per the typical and Site Drawings, and all other requirements per Specifications and Drawings. *Note: includes two (2) Launcher/Receiver assemblies.	Lump Sum	1	$940,000.00	$940,000.00
	BORED ROAD CROSSINGS [NO CASING REQUIRED]
B10	BORED ROAD CROSSINGS - Installed with powercrete coated pipe in accordance with all Drawings, Permit requirements, and Specifications. This cost is all-inclusive and should account for any tasks necessary for a road crossing installation. These tasks include but are not limited to: normal trench dewatering, spoilage of excess material, and all other requirements per Specifications and Drawings. All bored crossings are assumed to require a minimum of five (5) feet of cover from the top of road to top of pipe and minimum of four (4) feet below bar ditch unless otherwise noted.
B10.1	Burton Shipyard Rd. at M.P. 3-0.5	Linear Feet	75	$700.00	$52,500.00
B10.2	State Highway 27 at M.P. 3-0.9	Linear Feet	110	$700.00	$77,000.00
B10.3	Sam Vincent Rd. at M.P. 3-1.9	Linear Feet	60	$700.00	$42,000.00
B10.4	State Highway 108 at M.P. 3-3.6	Linear Feet	80	$700.00	$56,000.00
B10.5	Cotton Vincent Rd. at M.P. 3-4.8	Linear Feet	60	$700.00	$42,000.00
B10.6	Deere Rd. at M.P. 3-5.0	Linear Feet	60	$700.00	$42,000.00
B10.7	Dave Dugas Rd. at M.P. 3-5.8	Linear Feet	75	$700.00	$52,500.00
B10.8	Walker Rd. at M.P. 3-6.9	Linear Feet	100	$700.00	$70,000.00
B10.9	Interstate 10 at M.P. 3-9.3	Linear Feet	320	$700.00	$224,000.00
B10.10	State Highway 90 at M.P. 3-10.6	Linear Feet	120	$700.00	$84,000.00
B10.11	Burton Rd. at M.P. 3-11.2 ( A minimum of twelve (12) feet of cover from road to top of pipe is to be assumed for this crossing due to foreign utility lines)	Linear Feet	200	$700.00	$140,000.00

Item	Type of Work	Unit	Estimated Measured Quantity	Fixed Unit Price or Lump Sum Amount for Lump Sum Work	Estimated Total Price for Each Item
B10.12	Houston River Rd. at M.P. 3-14.2	Linear Feet	80	$700.00	$56,000.00
B10.13	Koonce Rd. at M.P. at M.P. 3-15.2	Linear Feet	95	$700.00	$66,500.00
B10.14	State Highway 27 at M.P. 3-18.7	Linear Feet	135	$700.00	$94,500.00
B10.15	Holbrook Park Rd. at M.P. 3-22.7	Linear Feet	70	$700.00	$49,000.00
B10.16	Bill Prewitt Rd. at M.P. 3-23.3	Linear Feet	40	$700.00	$28,000.00
B10.17	State Highway 171 at M.P. 3-29.7	Linear Feet	250	$700.00	$175,000.00
B10.18	Coonie Jackson Rd. at M.P. 3-31.7	Linear Feet	50	$700.00	$35,000.00
B10.19	Texas Eastern Rd. at M.P. 3-35.4	Linear Feet	70	$700.00	$49,000.00
	BORED RAILROAD CROSSINGS [NO CASING REQUIRED]
B11	BORED RAILROAD CROSSINGS - Installed with powercrete coated pipe in accordance with all Drawings, Permit requirements, and Specifications. This cost is all-inclusive and should account for any tasks necessary for a railroad crossing installation. These tasks include but are not limited to: normal trench dewatering, spoilage of excess material, and all other requirements per Specifications and Drawings. All bored railroad crossings are assumed to require a minimum of ten (10) feet of cover from the top of railroad ballast to top of pipe.
B11.1	BORED RAILROAD CROSSING at M.P. 3-10.8	Linear Feet	220	$700.00	$154,000.00
B11.2	BORED RAILROAD CROSSING at M.P. 3-18.8	Linear Feet	135	$700.00	$94,500.00
	HORIZONTAL DIRECTIONAL DRILL CROSSINGS
B12	HORIZONTAL DIRECTIONAL DRILL (“HDD”) CROSSINGS - Installation shall include but not be limited to mobilization/demobilization, welding, coating, hydrostatic testing of pipeline, drilling mud disposal, all other sub-contractor costs, and all other requirements per Specifications and Drawings. This price is based on total linear feet installed as referenced in the HDD Drawings. Additional drilling footage will not be paid unless previously approved by Owner.
B12.1	HDD Crossing of Sabine Canal / Currie Rd. at M.P. 3-7.8 Note: This HDD will include Currie Rd. crossing.	Linear Feet	2,089	$625.00	$1,305,625.00
B12.2	HDD Crossing of Houston River Canal at M.P.3-13.7	Linear Feet	1,702	$625.00	$1,063,750.00
B12.3	HDD Crossing of Houston River at M.P. 3-15.7	Linear Feet	3,021	$625.00	$1,888,125.00
B12.4	HDD Crossing of Little River at M.P. 3-19.7	Linear Feet	2,250	$625.00	$1,406,250.00
B12.5	HDD Crossing of West Fork Calcasieu at M.P. 3-23.5	Linear Feet	3,019	$625.00	$1,886,875.00
B12.6	HDD Crossing of Indian Bayou at M.P. 3-28.4	Linear Feet	1,726	$625.00	$1,078,750.00
B12.7	HDD Crossing of Marsh Bayou at M.P. 3-31.9	Linear Feet	1,704	$625.00	$1,065,000.00
SUBTOTAL – PART B					$13,097,875.00
	PART C - PIPELINE ADDITIONAL INSTALLATIONS
	ENVIRONMENTAL PAY ITEMS
C1	Furnish, install, maintain and remove staked silt fence for erosion/sediment control, as agreed to by Owner.	Linear Feet	45,000	$6.00	$270,000.00

Item	Type of Work	Unit	Estimated Measured Quantity	Fixed Unit Price or Lump Sum Amount for Lump Sum Work	Estimated Total Price for Each Item
C2	Furnish, install, maintain and remove staked hay bales for erosion/sediment control, as agreed to by Owner.	Each	2,200	$30.00	$66,000.00
C3	Furnish and install ditch line breakers/trench plugs (Sandbags).	Cubic Yard	3,900	$450.00	$1,755,000.00
C4	Furnish and install Jute Thatching (Erosion Control Fabric/ Mats)	Square Yard	12,000	$4.00	$48,000.00
C5	Furnish, Install and Remove Timber Matting in Wetlands.	Linear Feet	30,000	$115.00	$3,450,000.00
C6	Furnish, install, maintain and properly dispose Filter Bag	Each	100	$450.00	$45,000.00
C7	Furnish and install Seed, Fertilizer and Lime (Temporary or permanent applications)	Acre	500	$735.00	$367,500.00
C8	Furnish and install Mulch (2 tons per acre) (Temporary or permanent applications)	Acre	500	$1,400.00	$700,000.00
C9	Furnish, install and remove Timber Mats (uplands)	Each	2,000	$480.00	$960,000.00
C10	Furnish, install and remove Truck Mats (uplands)	Each	700	$375.00	$262,500.00
	CATHODIC PROTECTION, AC MITIGATION and PIPELINE MARKERS
C11	Install Test Station Type (Type E, Detail 1) per Drawings.	Each	90	$250.00	$22,500.00
C12	Install Test Station Type (Type E, Detail 2) per Drawings.	Each	40	$300.00	$12,000.00
C13	Install Pipeline Ground Marker Posts	Each	250	$150.00	$37,500.00
C14	Install Continuous Zinc Ribbon, cadwelding and test stations (reference Drawings CCTP-01, CCTP-01-A and CCTP-02) (See also Attachment L, Item 14)	Linear Feet	26,300	$2.10	$55,230.00
	OTHER ITEMS
C15	Furnish and install crushed stone for access road improvements. Install and remove geotextile fabric underlay, ditch line flumes (as necessary) and limestone or equivalent, in accordance with Applicable Law, at all paved road access points or otherwise designated by Owner.	Ton	405	$40.00	$16,200.00
C16	Transport from New Iberia, Louisiana and install line pipe with 5-inches of concrete weight coating, in excess of the 22,544 feet of concrete coated pipe. This Item is not included within Item A1.	Linear Feet	1200	$140.00	$168,000.00
SUBTOTAL – PART C					$8,235,430.00
TOTAL – PARTS A, B and C					$65,376,920.00
	PART D – BOND QUOTE (0.35% of Parts A, B and C TOTAL)				$228,819.22
ESTIMATED CONTRACT PRICE					$65,605,739.22

ATTACHMENT K

PROJECT SCOPE OF WORK

1.0	Facilities Summary

1.1	Work shall include installation and testing of coated steel pipe, fabricated assemblies and tie-ins, per the Drawings and Specifications:

•	Segment 3A: 36.1 miles of single 42-inch pipe – Calcasieu and Beauregard Parishes, Louisiana.

1.2	Contractor shall perform all Work in accordance with all general and technical requirements of the Drawings and Specifications included, referenced or attached hereto, and any supplemental specifications and/or agreements pertaining to the Work which are in writing, that are made a part of the Agreement as though the same were set forth herein.

1.3	The scope of Work includes the following items, as detailed in the Pricing Schedule (Attachment J):

•	42” Single Pipeline Base Lay

•	Main Line Valve, Pig Launcher/Receiver and Side Valve Assemblies

•	Bored Road Crossings

•	Bored Railroad Crossings

•	Horizontal Directional Drill Crossings

•	Environmental Items

•	Cathodic protection, AC Mitigation and Pipeline Makers

2.0 to 4.0 Intentionally omitted.

5.0	Construction Pricing Explanation

5.1	General

Explanation is provided in this section for certain Items. Additional explanations are provided throughout the Specifications, Contract Documents and Drawings.

5.1.1	The Pricing Schedule is provided for Segment 3A in Attachment J.

5.1.2	Pricing for each Item, as set forth in Attachment J, shall include all Contractor overhead and profits, and all applicable Taxes. Pricing shall be firm for the duration of the Project, and shall not be subject to escalation.

5.1.3	Pricing shall not be subject to change for areas where location, facility or design changes may occur which will not add cost to the construction or increase the magnitude of Work.

5.1.4	Payments are based on linear feet of pipeline installed, and linear feet at grade, as applicable.

5.1.5	If changes or additional work become necessary, then Owner will determine the most appropriate payment method to be used for such Change Orders. Time and materials, lump sum pricing, negotiated pricing and/or unit rates may be used, depending on the specific situation and conditions.

5.2	Construction Pricing Requirements

Explanation for construction pricing requirements is provided below:

5.2.1	Part A – Pipeline Base Lay Pricing

5.2.1.1

The pricing for Part A pipeline base lay price shall include but not be limited to the following: mobilization, fabrication, clearing, grading, ditching, stringing, bending, alignment, welding, non-destructive examination/testing of 100% of welds, cleaning and coating field joints with fusion bonded epoxy, lowering in, padding and backfilling, tie-ins, cleanup and restoration, hydrostatic testing, dewatering, drying, caliper pigging, commissioning support and demobilization. The pipeline base lay price shall also include all topsoil segregation, normal trench dewatering, excavation safety, ditch sloping, bellholes, confined space entry, and all other required measures per the Drawings and specifications. Pipeline base lay price shall also include all crossings (e.g., wetlands, waterbodies, foreign lines) that are not listed separately in Part B/Incremental to Base Lay. Note: Contractor’s pricing for all wetland, creek and waterbody crossings is to be included in the Part A base lay pricing.

Pricing for open cut creek crossings is included in Part A base lay pricing. This includes all fabrication and installation items, excavation barricades, excess spoilage, welding and tie-ins, field joint coating, site cleanup and restoration, and all other requirements per the Specifications and Drawings.

All costs associated with traffic control signs, barriers, barricades, cones, barrels, orange safety fencing, equipment and manpower, including flagmen and Police Officers, are to be included in the Part A and Part B pricing, as applicable.

The linear footage for the entire proposed pipeline length has been included in the Part A base lay pricing (refer also to Part B information).

5.2.1.2	Owner will provide the 42-inch pipe to Contractor in double random lengths (38-foot average joint length). Contractor will be allowed to perform manual welding or double-jointing (or a combination of the two) as part of his base lay price.

5.2.2	Part B – Pipeline Pricing Incremental to Base Lay

5.2.2.1	The linear footage associated with Part B Items is included in the Part A base lay footage. Therefore, all costs for Part B Items include only the incremental costs, above the base lay, that are required for the completion of each Item.

5.2.2.2	Costs for Part B Items include all additional Work involved to complete the installations and crossings, over and above the respective Part A costs. Refer to Pricing Schedule and the information listed below for information and requirements on the Items/crossings listed in this section of the Pricing Schedule.

5.2.2.3	Incremental pricing for mainline valve assemblies and pig launcher/receiver assemblies includes all fabrication and installation items, site work, concrete piers/pads, fencing, gates, crushed stone and new permanent gravel access roads/driveways (based on the Drawings and footages listed on the Pricing Schedule), welding/NDE and tie-ins, bolt connections, gas operator mounting, coating/painting, site cleanup and restoration, and all other requirements per the Specifications and Drawings. Note: Mainline valve assemblies and pig launcher/receiver assemblies will be paid using the lump sum pricing method.

5.2.2.4	Incremental pricing for horizontal directional drill (HDD) crossings includes all fabrication and installation items, HDD mobilization/demobilization, temporary construction entrances (as applicable), excavation barricades/fencing, shoring and shielding and excess spoilage for mud pits, welding and tie-ins, field joint coating with Powercrete ARO, hydrostatic pre-test of pipeline string, drilling mud disposal, matting, site cleanup and restoration, all other sub-contractor costs, and all other requirements per the Specifications and Drawings. Note: The pricing is based on total linear feet of pipe installed in the HDD, as referenced in the HDD Drawings. Additional drilling footage will not be paid unless previously approved by Owner via Change Order.

5.2.2.5	Incremental pricing for road bores includes all fabrication and installation items, road bore operation mobilization/demobilization, temporary construction entrances, excavation barricades/fencing, shoring and shielding, bore/receiving pits, excess spoilage, welding and tie-ins, field joint coating with Powercrete ARO, matting, site cleanup and restoration, all other sub-contractor costs, and all other requirements per the Specifications and Drawings. Notes: 1.) The pricing is based on total linear feet of pipe installed in the road bore, as referenced in the Drawings. Additional road bore footage will not be paid unless previously approved by Owner. 2.) The minimum depth of cover assumed for the bored road crossings is 5 feet below the pavement, and 4 feet below bar ditches, as shown on the typical Drawing, unless otherwise listed in the Pricing Schedule.

5.2.2.6	Incremental pricing for railroad bores includes all items listed above for road bores, with the difference that minimum depth of cover shall be 10 feet below the railroad tracks.

5.2.3	Part C – Pipeline Additional Installations Pricing

The Items in Part C are to be paid according to the Fixed Unit Prices. The Fixed Unit Prices will be used regardless of any differences between estimated and actual quantities. Payment will be based on Measured Quantities that are approved by Owner.

5.2.4	Miscellaneous Additional Items Pricing

5.2.4.1	Items M1 through M50 will only be considered for payment if they are over and above the Scope of Work requirements, and if specifically requested and/or authorized by Owner via Change Order. This pricing is provided in Schedule D-3 and will be subject to Change Orders. These Items will be paid from the first unit installed and every unit thereafter.

5.2.4.2	Incremental pricing for extra depth ditch shall reflect the additional costs associated with all aspects of the Work. This includes pipe bending, segmenting and installing induction bends as applicable, welding and tie-ins. The pricing also includes the other inherent aspects of the Work such as increased size or quantity of bell holes, additional excavation and spoilage, normal trench dewatering, confined space protection, and other required measures. Foreign line crossings shall have minimum 18” clearance between structures and minimum five-foot horizontal clearance on either side of the conflicting structure. A protective shield material provided by Contractor and approved by Owner shall be placed between the conflicting structure and the newly installed pipe, as required. No separate payment will be made for “extra depth trench” in situations where the conditions are within Scope of Work requirements. Unit pricing in Schedule D-3 for extra depth ditch shall not apply to foreign line crossings.

5.2.4.4	Existing foreign utility lines that are crossed by the proposed pipeline are assumed to have a minimum of three feet of cover, unless otherwise noted in the Drawings, Specifications or Contract Documents. Contractor shall install proposed pipeline with a minimum 18 inches of clearance with foreign utility lines. The pricing for extra depth ditch shall not be used for utility lines/crossings that are shown on the Drawings; this pricing shall only be used for depth of cover requirements that are over and above the specified scope requirements (refer to Schedule D-3). The unit pricing in Schedule D-3 for foreign line crossings shall apply only for foreign line crossings that are not shown on the Drawings. The foreign lines unit pricing shall apply for all actual depth of cover requirements and shall not be subject to increase.

6.0	Scope of Work

6.1	General

6.1.1	Contractor shall perform all Work in accordance with the standards set forth in the Agreement, Specifications and Drawings, including the specifications included and referenced in this Scope of Work.

6.1.2	Contractor shall comply with all applicable provisions included in the Owner Permit applications, Permit conditions, Governmental Instrumentality correspondence, and with all Governmental Instrumentality requirements. All commitments made and requirements in Permit applications, Permits and Contract Documents, including those construction-related items stating Owner obligations, shall be Contractor’s responsibility.

6.1.3	Contractor shall perform all Work required per the content of the right-of-way/construction line list and right-of-way agreement conditions. This includes all Work required to adhere to the special requirements applicable to landowner properties. A preliminary right-of-way/construction line list has been provided to Contractor, but a finalized right-of-way/construction line list and right-of-way agreements have not been provided to Contractor as of the Effective Date. Contractor will perform all Work required by the initial right-of-way/construction line list, dated 9/12/06, and any conditions which are added to the final right-of-way/construction line list which are unusual or otherwise outside the Scope of Work shall be performed by Contractor pursuant to a Change Order and the pricing set forth in Schedule D-3.

6.1.4	Contractor shall secure Permits for the Work, personnel, Construction Equipment and materials. Contractor shall be responsible for obtaining all hauling Permits. Contractor shall provide Owner and Owner Inspectors with access to all Permits obtained for the Project and shall provide copies of Permits upon Owner’s request.

6.1.5	Contractor shall obtain written approval from Owner for all Subcontractors prior to their assignment to the Project. Insurance certificates for Subcontractors shall be approved prior to the start of construction.

6.1.6	Prior to construction, the successful Contractor will be required to prepare and submit a Construction Environmental, Health and Safety Plan for Owner approval.

6.1.7	Contractor shall be responsible for posting a Public Notice Advertisement in the applicable local newspapers a minimum of one week prior to the start of construction. The notice shall include Contractor’s name, start dates of construction, working locations, time frames, and any projected traffic control issues. Wording of the notice shall be pre-approved by Owner prior to ad submittal.

6.1.8	Contractor’s project management personnel, on-Site construction supervisors, safety and environmental coordinators and other applicable personnel shall be required to attend pre-construction meetings and training with Owner. Owner shall set the time and location for the meetings.

6.1.9	Contractor shall be required to update and submit to Owner its CPM Schedule and man-loaded schedule on a weekly basis, at a minimum, throughout construction. Contractor’s base lay pricing shall include making its supervisory personnel available for weekly progress meetings with Owner representatives.

6.1.10	Owner reserves the right to stop Work if it feels that the quality of Work is being jeopardized or that safety/environmental compliance is being compromised. Owner shall not be responsible for Contractor costs associated with such Work stoppage, except as set forth in Attachment L, Item 17, for stoppage due to drilling mud frac-out or release.

6.1.11	Contractor must request any schedule extensions in writing and in advance of any work justifying such scheduling increases. Contractor shall provide justification for such requests. Under no circumstances will Owner be obligated to grant schedule extensions.

6.1.12	Contractor’s crew supervisors will be required to coordinate Work with Owner, and inform Owner about progress and planned Work. This will be done on a daily basis. Owner inspectors are to ensure Owner standards are maintained, interface with Contractor, interface with Owner representatives, and interface regarding Owner supplied materials as applicable.

6.1.13	Contractor shall ascertain and verify all existing dimensions, locations, elevations and orientation of existing utilities.

6.1.14	Contractor shall adhere to construction notes within the Agreement and on the Drawings.

6.1.15	Contractor’s vehicles and personnel shall have suitable communications equipment for communicating over the extent of the Project. Contractor shall loan to Owner two (2) communication devices for each spread (if other than mobile phones), of same frequency as Contractor’s communication equipment, for use during the Project.

6.1.16	There shall be no additional compensation due to Contractor for any changes between Issue for Bid documents/Drawings and Issue for Construction documents/Drawings, provided that there is no change in the magnitude of Work involved.

6.1.17	In the event of contradictions among Scope of Work items, the most stringent measures shall govern. Owner shall have final approval of any contradictions.

6.1.18	Drugs, alcohol and firearms are prohibited at the Site.

6.1.19	Contractor shall provide personnel to perform field reviews of workspace and access prior to construction at no additional charge.

6.2	Safety

6.2.1	Contractor is cautioned that the Work will take place on and near several in-service high-pressure natural gas pipelines. Contractor shall abide by Owner’s safety procedures, OSHA, federal, state and local requirements. Personal Protective Equipment shall be worn at all times and shall include, at a minimum: hardhats, safety glasses, safety vests, safety toed shoes, and work gloves. Fire Retardant Clothing (FRC) shall meet Federal Test Standard CS-191 and shall be worn as required. FRC and other PPE shall be worn as required, and shall be supplied by Contractor. Contractor shall have the appropriate type and quantity of fire extinguishers at the Site. Contractor is required to provide complete documentation on its drug testing program showing its compliance with DOT regulations, including statistics. Contractor will be required to submit the Construction Environmental, Health and Safety Plan prior to the start of construction, for review and approval by Owner and applicable regulatory officials.

6.2.2	Contractor personnel shall include a trained safety coordinator for each spread, to be on Site at all times throughout the entire Project. The Safety Coordinator’s background and experience shall be submitted for Owner approval prior to commencement of Work. This person or other designated personnel shall be established prior to the start of construction as Contractor’s OSHA competent representatives for the job site.

6.2.3	Contractor shall protect the public from open trenches, Construction Equipment and other danger. Any activity which will interfere with traffic or restrict the width of traveled way available for traffic shall be performed in strict accordance with Permits and regulatory requirements.

6.2.4	Contractor shall ensure safe and adequate access to residential and commercial properties affected by the pipe installation. This may require the use of steel plating across excavations.

6.2.5	Contractor’s base lay pricing shall provide for the installation and usage of trench boxes, as needed, to provide a safe working environment, as required by OSHA, as directed by Owner representatives and/or as needed to prevent undermining of nearby piping, foundations, utilities, pavement or other facilities.

6.2.6	No additional compensation will be provided to Contractor for additional Work that results due to Contractor not using appropriate shoring and shielding devices, and excavation safety measures.

6.2.7	Contractor shall maintain a USDOT compliant Anti-Drug and Alcohol Misuse Prevention Plan and shall provide Owner with written verification of such plan. Contractor shall provide Owner with a copy of full plan prior to construction.

6.2.8	Contractor shall maintain a USDOT compliant Operation Qualification Program, including covered tasks and employees, and shall provide Owner with written verification of such plan. Contractor shall provide Owner with a copy of full plan prior to construction.

6.3	Environmental

6.3.1	Contractor shall comply with all environmental Permits, authorizations, clearances, regulations and Permit application commitments.

6.3.2	All erosion/sediment control structures and other environmental mitigation measures shall be installed in strict accordance with Permits and Specifications.

6.3.3	Contractor personnel shall include a trained environmental coordinator for each spread, to be on Site at all times throughout the entire Project. Contractor shall provide confirmation of the coordinator’s background and experience for Owner’s prior approval.

6.3.4	Contractor will be responsible for removal of erosion/sediment control structures after final restoration is deemed complete (note that this could be up to one year following the completion of construction). Contractor is responsible for all repairs necessary to final restoration and revegetation measures, even if such repairs are necessary after Contractor demobilization.

6.4	Equipment and Owner-Provided Equipment

6.4.1	42-inch pipe will be manufactured in double random lengths (38-foot average joint length). Refer to information in Section 5 on Part A – Base Lay Pricing regarding pipe double-jointing.

6.4.2	42-inch pipe will be available at The Bayou Companies coating facility in New Iberia, LA (“Bayou”). Induction bends will also be available at Bayou. Pricing shall include receiving all pipe and induction bends at this location, and transporting such Owner-Provided Equipment to the Site for installation.

6.4.3	All other Owner-Provided Equipment will be shipped to locations near the Site, to be received and unloaded by Contractor.

6.4.4	Fabrication – Contractor is responsible for all fabricated assemblies. All fabrication pricing shall be stand-alone pricing, in the event this is removed from the scope of Work.

6.4.5	42-inch pipe will be coated with thin film fusion bonded epoxy (I.D. and O.D.). All field joints shall be coated with fusion bonded epoxy. Tie-in and fabrication welds will be coated with a liquid epoxy coating approved by Owner.

6.4.6	Pipe for HDD crossings, road bores and railroad bores will also have a Powercrete overcoat. Contractor shall coat field joints with Powercrete ARO (or equivalent if pre-approved by Owner).

6.4.7	All non-FBE coated buried material for fabricated assemblies shall be coated with coal tar epoxy.

6.4.8	Owner shall furnish, as Owner-Provided Equipment, all pipe, induction bends, marker posts, and pipe fittings, valves and fabrication materials above 2-inch diameter.

6.4.9	Contractor shall furnish and install all field coating materials (including field joint material), paint, sandblasting materials, hydrostatic test manifold material, pigs, and all pipe fittings, valves and fabrication materials 2-inch diameter and below. Owner will supply 42” pipe for hydrostatic test manifolds fabricated for the Project. Contractor may utilize any of its 42” manifolds that have been tested and certified to meet Owner’s hydrostatic test specifications for this Project; provided that Contractor shall provide all documentation validating the test pressures for each manifold.

6.4.10	Contractor shall furnish and install all coating and painting applications in strict accordance with manufacturer specifications. All coating and painting applications and repairs are included in the Scope of Work.

6.4.11	Refer to detail supplements Drawing for breakdown of Owner-Provided Equipment and Contractor supplied Equipment for cathodic protection test lead/station material.

6.4.12	Contractor shall furnish all labor and Equipment necessary to receive, unload, haul to the Site and unload all pipe and other Owner-Provided Equipment furnished by Owner.

6.4.13	Contractor is responsible for receiving, transporting, unloading, handling, storing, and installing pipe, valves, fittings, appurtenances, fabrications and other miscellaneous Equipment and Owner-Provided Equipment.

6.4.14	Contractor shall assume care, custody and control of all Equipment and Owner-Provided Equipment once it is received by Contractor. Contractor shall be responsible for all Equipment and Owner-Provided Equipment until final tested pipeline is accepted by Owner. Contractor shall provide secure storage for all Equipment and Owner-Provided Equipment as applicable. Owner shall coordinate all pipe and Owner-Provided Equipment deliveries with material vendors and the Contractor. Upon receipt of all pipe and Owner-Provided Equipment, Contractor shall validate all quantities received against a Bill of Lading and note the condition of the materials received.

6.4.15	Contractor shall have a minimum of one office trailer per spread, for its own use. In addition, Contractor to furnish and erect two (2) 12-foot x 72-foot office trailers per spread location, for Owner’s use during duration of construction Project. Office trailers to be equipped with electricity, phone service (minimum 5 phone lines), fax service, high-speed internet service (minimum 5 lines), heat and air conditioning. Contractor’s base lay Fixed Unit Price shall include installation and removal of Contractor and Owner office trailers. Contractor shall be responsible for any Permit fee payments to applicable agencies for construction trailers.

6.4.16	Contractor is responsible for handling, loading, storing and hauling all surplus materials to an Owner designated site within 100 miles of the Site.

6.4.17	Contractor is responsible for disposing all scrap materials and other waste in accordance with all applicable regulations and Owner procedures.

6.4.18	Unless otherwise noted in this Attachment, all Equipment and other items and materials necessary for the performance of the Work shall be provided by Contractor.

6.5	Construction

6.5.1	Horizontal Directional Drilling – The horizontal directional drilled (HDD) crossings must be completed to facilitate tie-ins and testing of the line pipe, and to ensure that the Project is completed in time. Contractor shall hydrostatically pre-test the full HDD pipe strings for 4 hours prior to pullback. Contractor shall provide Owner with electronic and hard copies of as-built record drawings for all HDD crossings.

6.5.2	Geotechnical data –Owner has provided the geotechnical data for exploratory borings to Contractor.

6.5.3	All construction operations shall be confined to Owner approved work areas. Contractor shall request written approval from Owner for any additional proposed work areas. Contractor is to perform Work within approved work space, as shown on the Drawings and Permits.

6.5.4	Certain areas may be labeled “Do Not Disturb” or “No Access” on the construction Drawings. Contractor shall ensure that there is no disturbance to such areas.

6.5.5	Any changes to proposed methodology for pipeline crossings must be requested by Contractor in writing. No additional compensation will be provided to Contractor for situations in which Owner provides approval for an alternative crossing method.

6.5.6	Contractor may propose to bore certain crossings in lieu of open cut, provided that there will be no price increase. All such proposals must be made to Owner prior to construction of the subject crossing, in writing, and must be approved by Owner in advance.

6.5.7	Proposed pipeline alignment is shown on the alignment Drawings. Certain adjustments to this alignment may be made by Owner before or during the course of the Work. No additional compensation will be due to Contractor for such adjustments, provided that there is no increase in the magnitude of the Work involved.

6.5.8	Owner shall provide centerline staking for proposed facilities. Contractor shall be responsible for staking out all proposed work areas prior to installation consistent with construction Drawings, subject to Owner review and checking.

6.5.9	Contractor shall not operate heavy Construction Equipment over any active existing Owner or other gas pipeline, unless Owner grants specific approval and mats are used.

6.5.10	Contractor shall maintain access to all driveways, residences and businesses throughout construction. Pricing shall include all required traffic control measures.

6.5.11	All pipeline will be installed at a minimum 3 feet of cover in general, 4 feet of cover in actively cultivated agricultural areas, and greater cover depths as indicated on the Drawings and Specifications. No additional payment will be made for additional cover depths except as provided in the Specifications and Pricing Schedule.

6.5.12	In all cultivated agricultural areas, Contractor shall segregate topsoil and install pipeline with minimum 4 foot depth of cover. A 135-foot width of construction work space is shown on the Drawings in the majority of agricultural areas. The following estimated quantities of cultivated agricultural areas are provided: Segment 3A – 24,600 feet of right-of-way.

6.5.13

Contractor shall strip and segregate topsoil in all agricultural areas (including all additional applicable temporary workspace areas) prior to construction use. Erosion/sediment control structures shall be installed as required.

Topsoil shall be returned to its pre-construction depth and restoration shall be performed at the end of construction.

6.5.14	Construction in Areas of Crawfish Ponds, Rice Fields and Other Flooded Areas – It is assumed that Contractor will berm one side of the construction right-of-way, for isolation of the construction right-of-way. Contractor shall provide information for any alternative means of pipeline installation through these areas.

6.5.15	It shall be assumed, unless otherwise known, that existing foreign utilities to be crossed have 3 feet minimum depth of cover.

6.5.16	Contractor shall verify location of all foreign utility lines and interferences in advance of Work in such areas.

6.5.17	Contractor is responsible for performing exploratory excavations for utility lines (“potholing”) to determine the actual locations of such utilities in advance of Work in those areas, as part of its base lay pricing.

6.5.18	Contractor shall provide all measures necessary to ensure that stability and integrity of existing power poles and utilities are maintained throughout construction. All cost associated with this item shall be included in Contractor’s base lay pricing.

6.5.19	Pipe Bends - All horizontal and vertical pipe bends shall be performed using an approved pipe bending machine. Induction bends shall only be used at locations specified on the construction Drawings, and as specifically allowed by Owner representatives during construction. All changes in direction shall be made by a pipe bending machine with internal mandrel, or induction bends when pipe bending restrictions do not make it feasible to use pipe (as approved by Owner construction representatives). Care shall be taken when bending pipe, and wrinkle bends shall not be allowed. Angles that cannot be accomplished by bending pipe shall be made by using induction bends (or cutting induction bends which are properly sized throughout for field segmentation). All field segmentation required for induction bends shall be performed by Contractor (at Contractor’s expense). Owner will provide all induction bends, as Owner-Provided Equipment.

6.5.20	Contractor shall not disturb any geodetic control monuments, property monumentation, pins or bounds. If one is moved or broken by accident during construction, it shall be reported to the Owner Inspector and replaced by Contractor, subject to Owner review and checking. If a marker is broken, replacement shall be made in accordance with accepted practices to ensure the permanent integrity of the monuments. This Work shall be coordinated under the supervision of a Licensed Land Surveyor to be supplied by Contractor.

6.5.21	Contractor will be allowed to use a combination of manual and automatic welding on the Project, provided that the applicable requirements and Specifications are met.

6.5.22	Contractor shall be responsible for performing all required non-destructive examination/testing for 100% of all welds, as part of its base lay pricing. This includes all x-ray and UT testing. Owner will provide oversight QA/QC inspection for all non-destructive examination/testing Work. Contractor shall allow Owner access to all information, data and records. Contractor shall provide Owner with copies of all data and records for permanent retention.

6.5.23	Contractor is responsible for field segmentation of ells and pipe as necessary as part of its base lay pricing.

6.5.24	Contractor shall not insert short pups into pipeline unless specifically approved by Owner. Minimum length of pups should not be less than 10 feet, unless otherwise indicated on construction Drawings or approved by Owner.

6.5.25	Backfill for pipeline installation across or within gravel roadways shall include compacted gravel road sub base and gravel top course.

6.5.26	Contractor to furnish and install all temporary fill pipe necessary for hydrostatic testing. Contractor to furnish, fabricate and install all necessary hydrostatic test manifolds.

6.5.27	All pipeline segments shall be hydrostatically pressure tested for an 8-hour duration.

6.5.28	Hydrostatic test water sources are provided in the appendices. Hydrostatic test water is to be discharged so as not to cause erosion or sedimentation Sediment and erosion control structures are to be used as required. The discharge rate is to be sufficiently slow so as not to violate these performance measures. Contractor is to fabricate or furnish and install all hydrostatic test manifolds.

6.5.29	In the event that failures occur during testing and commissioning of the pipeline, Contractor shall be responsible for all labor, equipment and expenses to make repairs and implement all necessary corrective measures. Such additional measures shall be performed by Contractor at no additional cost to Owner, for incidents that are deemed to be the result of Contractor installation Work and/or workmanship.

6.5.30	Contractor shall run a train of drying pigs in order to dry the pipeline to the satisfaction of Owner (in accordance with Specifications).

6.5.31	Contractor shall supply labor and equipment for tie-ins and commissioning of the new 42-inch pipelines. Scheduling for tie-ins will be coordinated with Owner personnel to accommodate construction tie-in activities.

6.6	Traffic Control and Roadways

6.6.1	All traffic control must meet applicable Permits and DOT standards and the “Manual of Uniform Traffic Control Measures” (MUTCD), and shall be approved by the local Police Traffic Director and all appropriate regulatory officials as applicable. Advanced vehicle warning signs, crash trucks, arrow boards, and flagmen must be used in accordance with regulatory requirements. Contractor shall be responsible for providing DOT approved flagmen, barricades, temporary fences, vehicle warning signs and other suitable labor, materials and equipment for controlling vehicle traffic, project-associated personnel, livestock, and the general public (1) to provide a safe environment during the Work, (2) as specified by Owner, and (3) as required by local, state or federal authorities having jurisdiction. Traffic control and appropriate advance warnings along roadways during construction, day or night, shall be provided in accordance with DOT Standard Traffic Control Details and/or current Manual on Uniform Traffic Control Devices, ANSI D6.1, and the local police traffic director.

6.6.2	Contractor shall provide lighting for areas where traffic control devices are in place overnight and/or during non-daylight hours. Contractor shall provide lighting for all Work performed overnight and/or during non-daylight hours. All necessary lighting shall be provided in accordance with Project requirements and DOT requirements and specifications. Sufficient advance warning signs, lights, cones, barricades, and other approved safety devices are to be provided in accordance with “The Manual on Uniform Traffic Control Devices” and applicable DOT specifications.

6.6.3	Contractor shall comply with all provisions of the road opening Permits for this Project, including notice to be provided to the permitting authorities.

6.6.4	Contractor shall maintain traffic flow along all roadway segments at all times throughout construction.

6.6.5	Contractor shall sawcut all pavement for all excavations in any paved areas, and shall dispose of asphalt/concrete and base material as applicable at an approved facility.

6.6.6	All roadway restoration shall be performed in accordance with Permits and DOT specifications.

6.6.7	Contractor shall adhere to work hours, restrictions and provisions for roadway agencies.

6.7	Cleanup and Restoration

6.7.1	Contractor is responsible for performing all required grading for restoration of disturbed areas near roadways, and for furnishing and installing replacement materials including topsoil, soil aggregate, clean stone, and clean fill as is determined necessary.

6.7.2	Contractor’s base lay pricing shall include maintenance, re-grading, re-graveling, and restoration of all gravel access roads and construction work areas used by Contractor during the course of the Project.

6.7.3	All existing fencing that may need to be temporarily removed during performance of the Work shall be restored/replaced prior to completion of construction. Damaged fencing shall be replaced with new fencing of like kind. All fencing work shall be part of Contractor’s base lay pricing.

6.7.4	Contractor shall not have extensive areas where the proposed pipeline is installed and final clean up and restoration have not been performed. Contractor shall minimize the duration between pipeline installation and final clean up work. Owner will document certain “punch list” items during construction, for items that have not been completed to Owner’s satisfaction. Contractor shall be responsible for completing all “punch list” items to Owner’s satisfaction as part of its Scope of Work. Contractor shall be responsible for returning to the Site after demobilization to complete clean up and restoration at no cost to Owner, for all areas where Contractor’s initial clean up and restoration efforts have not been successful (as determined by Owner and/or regulatory agencies). This includes repair of any areas where ditchline settlement occurs.

7.0	Additional Documentation Applicable to Scope of Work

The following documentation is applicable to the Scope of Work.

7.1	Specifications

Refer to specifications list in Part 5 of Attachment A.

7.2	Construction Bid Specifications dated 9/20/06 (applicable to Single Line/Segment 3A)

A.	Project Construction Bid Specifications

B.	Appendices

1.	FERC Upland Erosion Control, Revegetation, and Maintenance Plan

2.	FERC Wetland and Waterbody Construction and Mitigation Procedures

3.	Environmental Specification Documentation

4.	Cheniere Creole Trail Pipeline Right-of-Way Construction Stipulations dated 9/15/06

5.	Creole Trail Line List – A – dated 9/12/06

6.	Cheniere Creole Trail Project Segment 3A Preliminary Hydrostatic Test Sections dated 9/20/06

7.	Horizontal Directional Drilling Frac-Out Contingency Plan

8.	Cheniere Land Pipeline Construction Specifications dated 9/15/06 (Preliminary – Bid Reference Only). (Contractor will be responsible for complying with the final Cheniere Land Pipeline Construction Specifications, as approved for construction.)

7.3	Drawings

A.	Pipeline Drawings (Single Line/Segment 3A) – Refer to drawing list in Part 4 of Attachment A.

B.	Facility Drawings (Single Line/Segment 3A) – Refer to drawing list in Part 4 of Attachment A.

7.4	Bid Addenda (applicable to Single Line/Segment 3A)

A.	Bid Addendum 1 dated 9/29/06

B.	Bid Addendum 2 dated 10/6/06

C.	Bid Addendum 3 dated 10/13/06

D.	Bid Addendum 4 dated 10/20/06

E.	Bid Addendum 5 dated 10/24/06

F.	Bid Addendum 6 dated 10/26/06

7.5	Geotechnical Data for HDD Crossings

A.	Spread 3A Exploratory Boring Geotechnical Data for HDD locations, provided to Contractor by Owner dated 11/22/06.

ATTACHMENT L

CONTRACTOR’S CLARIFICATIONS

1.	The following clarifications apply to horizontal directional drilling (“HDD”) Work:

A.	The Estimated Contract Price excludes the cost to handle or dispose of pre-existing Hazardous Materials found in the soil at the Site, or any drilling fluids/cuttings that may become contaminated from such Hazardous Materials.

B.	Contractor and their HDD Subcontractor(s) are not pipeline designers and have not made any determination as to the suitability for the purpose sought to be achieved by Owner. Pursuant to the above, Contractor and their HDD Subcontractor(s) will use industry best practice methods and comply with the requirements of the Agreement to make a hole and to pull the pipe into the hole. Once the pipe is pulled back, neither Contractor nor their HDD Subcontractor(s) will be liable for damages to the coating and/or the pipe, both of which can result during the pull-back operation in rock or boulder/cobble conditions, unless resulting from Contractor’s or its Subcontractors’ negligence or willful misconduct or breach of this Agreement in the performance of the Work. Should such damage occur, if it is Owner’s intent to have the pipe replaced or repaired, or if it is Owner’s intent to have the crossing made using an alternative means, such additional costs shall be added pursuant to a Change Order.

C.	The Estimated Contract Price assumes that fresh water will be available for all directional drills. Contractor also assumes that the HDD Subcontractor(s) will have the access available to place tru-tracker wires along the HDD. All excess drilling mud will be land farmed or hauled to a disposal site within ten (10) miles of each HDD location. The Estimated Contract Price excludes the cost for the payment of disposal fees.

D.	Adequate work area is available for pulling pipe in one continuous section for each crossing.

2.	The Estimated Contract Price excludes the cost for Owner or agency shutdowns due to rutting of the right-of-way (“ROW”).

3.	The Estimated Contract Price is based on the use of concrete weight coated pipe or concrete set-on weights in areas requiring negative buoyancy. No allowance has been made for using non-traditional backfilling techniques to avoid the use of pipe weighting.

4.	The Estimated Contract Price is based on burning cleared debris along the ROW.

5.	The Estimated Contract Price excludes top soiling the ditch line in “inundated” wetlands.

6.	The Estimated Contract Price is based on removal of slash and small clearing debris from wetlands during the clean-up operations rather than being removed at the time of clearing.

7.	The Estimated Contract Price is based on laying pipe ahead of the ditch.

8.	The Estimated Contract Price assumes that adequate workspace, as agreed upon by Owner and Contractor, has been acquired for all road crossings, stream crossings, directional drill crossings, topsoil storage sites and other geographic features.

9.	The Estimated Contract Price assumes that Permits and sites to fill and dewater the pipeline will be made available at no cost, provided however that Owner and Contractor will work together to identify all such necessary Permits and sites.

10.	The Estimated Contract Price is based on using a two-part epoxy hand applied coating for tie-in and fabrication welds. Epoxy powder shall be used on all mainline welds.

11.	The Estimated Contract Price is based on utilizing a mechanized welding process. Procedure testing is included in the Pricing Schedule with the pipe (approximately 120 linear feet of 42” x .720” and 120 linear feet of 42” x .864” pipe) to be furnished by Owner. Procedure testing will be conducted in Houston, Texas at Contractor’s auto-welding Subcontractor’s (Serimer Welding Services) facility.

12.	Owner will supply pipe for mechanized welding procedures, and Owner will supply pipe with adequate coating cutbacks and ground flush pipe seams to accommodate mechanized welding.

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13.	The Estimated Contract Price includes clean-up costs in the rice fields to return the area to as near as original conditions as possible, including grading the field and restoring the berms. However, any “laser-leveling” or similar such techniques are not included in the Estimated Contract Price.

14.	Owner will provide all voltage mitigation material (i.e.: zinc ribbon, coating, coupling, kits, etc.).

15.	The Estimated Contract Price does not include costs for stress relieving of 1.125” and 1.250” wall thickness fabrication welds.

16.	Camp Edgewood Road at mile post 25.3 is not conventionally bored, but is part of the Marsh Bayou directional drill.

17.	The Estimated Contract Price does not include stand-by costs and clean-up costs associated with an inadvertent drilling mud frac-out or release, and in the event of such occurrence, Owner may request Contractor’s assistance during clean-up upon execution of a Change Order.

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